As filed with the Securities and Exchange Commission on October 6, 1995
  Pre-Effective Amendment No. 1 to Registration Statement No. 33-59279
                                  Registration Statement No. 33-59279
                   Securities and Exchange Commission
                                FORM S-1
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                DynCorp
         (Exact name of registrant as specified in its charter)
                                Delaware
     (State or other jurisdiction of incorporation or organization)
                                  4581
        (Primary Standard Industrial Classification Code Number)
                               36-2408747
                (I.R.S. Employer Identification Number)
         2000 Edmund Halley Drive, Reston, Virginia 22091-3436
                             (703) 264-0330
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)
          David L. Reichardt                Daniel L. Goelzer
 Senior Vice President & General Counsel       Marc R. Paul
                DynCorp                      Baker & McKenzie
        2000 Edmund Halley Drive       815 Connecticut Avenue, N.W.
      Reston, Virginia  22091-3436     Washington, D.C.  20006-4078
             (703) 264-9106                   (202) 452-7000
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)

   Approximate date of commencement of proposed sale to the public:
    As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the
           Securities Act of 1933, check the following box. X

                    CALCULATION OF REGISTRATION FEE
                                      Proposed      Proposed
                                       Maximum       Maximum
 Title of Each Class of    Amount     Offering     Aggregate
    Securities to be       to be        Price       Offering      Amount of
      Registered(1)      Registered  Per Share(2)   Price (2)   Registration
      Common Stock      11,969,313     $14.90    $178,342,764    $61,497.50
   par value $0.10 per    shares
          share
(1) This Registration Statement also relates to an indeterminate number of interests in the DynCorp Savings and Retirement Plan, the DynCorp Employee Stock Purchase Plan, the DynCorp 1995 Non-Qualified
Stock Option Plan, the DynCorp Executive Incentive Plan, and the
DynCorp Employee Stock Ownership Plan pursuant to which certain of the shares of Common Stock offered pursuant to the Prospectus included as part of this Registration Statement may be issued and delivered or sold.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                DynCorp
                         Cross Reference Sheet
 Pursuant to Rule 404(a) of Regulation C and Item 501(b) of Regulation S-K
Form S-1
Item Number and Caption                      Caption or Location
1. Forepart of Registration Statement    Facing Page of Registration Statement;
   and Outside Front Cover Page of       Outside Front Cover Page of Prospectus
   Prospectus
2. Inside Front and Outside Back         Inside Front and Outside Back
   Cover Pages of Prospectus             Cover Pages of Prospectus
3. Summary Information, Risk Factors     The Company; Risk Factors; Securities
   and Ratio of Earnings to Fixed        Offered by this Prospectus; Exhibit 12
   Charges
4. Use of Proceeds                       Use of Proceeds
5. Determination of Offering Price       Outside Front Cover Page of Prospectus;
                                         Market Information -- Determination of
                                         Offering Price
6. Dilution                              Dilution
7. Selling Security Holders              Securities Offered by this Prospectus
8. Plan of Distribution                  Outside Front Cover Page of Prospectus;
                                         Employee Benefit Plans; Market
                                         Information
9. Description of the Securities         Securities Offered by this Prospectus;
   to be Registered                      Description of Capital Stock
10.Interests of Named Experts and        Validity of Common Stock; Experts
   Counsel
11.Information with Respect to the       The Company; Risk Factors; Use of
   Registrant                            Proceeds; Dividend Policy; Selected
                                         Financial Data; Business; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operations;
                                         Employee Benefit Plans; Management;
                                         Security Ownership of Certain
                                         Beneficial Owners and Management;
                                         Certain Relationships and Related
                                         Transactions; Description of
                                         Capital Stock; Financial Statements
12.Disclosure of Commission Position    Commission Position on Indemnification
   on Indemnification for Securities
   Act Liabilities

PROSPECTUS
                                DynCorp
               11,969,313 Shares of DynCorp Common Stock
                      (Par Value $0.10 per Share)
   Of the 11,969,313 shares of DynCorp (the "Company") common stock, par value $0.10 per share (the "Common Stock"), being offered hereby (the "Offering"), 4,539,839 shares may be offered and sold by the Company, 5,330,569 shares which represent all of the shares owned by certain officers, directors, and affiliates of the Company as of the date of this Prospectus may be offered and sold by such officers, directors, and affiliates, and 2,098,905 shares may be offered and sold
by  other employees  and  other  stockholders  of  the  Company.    See
"Securities Offered by this Prospectus." The Company will not receive any portion of the net proceeds from the sale of shares by officers, directors, affiliates or other individual employees or stockholders.

   The 4,539,839 shares of Common Stock offered by the Company (of which approximately 500,000 are currently treasury shares which were acquired by the Company pursuant to the Stockholders Agreement and through the Employee Stock Ownership Plan ("ESOP") between 1989 and 1995, and the remainder of such shares are heretofore unissued shares) are expected to be offered as follows: (i) up to 850,000 shares may be issued and delivered by the Company to a trustee for the benefit of employees under the DynCorp Savings and Retirement Plan; (ii) up to 100,000 shares may be issued and delivered by the Company to employees under the DynCorp Employee Stock Purchase Plan; (iii) up to 1,200,000 shares may be issued upon the exercise of options granted and available to be granted to employees under the DynCorp 1995 Non-Qualified Stock Option Plan; (iv) up to 300,000 shares may be issued and delivered to employees under the DynCorp Executive Incentive Plan; and (v) up to 2,089,839 shares may be offered and sold by the Company to present and future employees and directors on a limited trading market (the "Internal Market") established by the Company's wholly wned subsidiary, DynEx, Inc. The actual number of shares offered and sold by the Company under each category may be less than the indicated number, but will not exceed the maximum for such category. See "Securities Offered by this Prospectus" and "Employee Benefit Plans."

   The Internal Market is established and managed by DynEx, Inc., in order to provide employees, directors and stockholders of the Company the
opportunity  to buy  and sell  shares of  Common Stock.    The Internal
Market generally  permits eligible stockholders to buy  and sell shares of  Common Stock on  four predetermined days  each year  (each a "Trade
Date").   The offers  and  sales on  the Internal  Market by  officers, directors, employees, affiliates and  other stockholders of the Company on the Internal  Market may be attributed to the  Company.  The Company may buy or sell shares of Common Stock on the Internal Market, but will do so only to  address imbalances between the number of  shares offered
for  sale and  bid for  purchase  on any  particular Trade  Date.   The
Company will not be both a buyer and a seller on the Internal Market on the same Trade Date. The purchase and sale of shares in the Internal Market are carried out by Buck Investment Services, Inc. ("Buck"), a registered broker-dealer, upon instructions from the respective buyers and sellers.
All stockholders (other than the Company and its retirement plans) will pay a commission to Buck equal to 2% of the proceeds from the sale of any shares of Common Stock sold by them on the Internal Market. See "Market Information -- The Internal Market."

   There is no public market for the Common Stock, and it is not currently anticipated that such a market will develop. To the extent that the Internal Market does not provide sufficient liquidity for a shareholder, and the shareholder is otherwise unable to locate a buyer
for   his  or  her  shares  of  Common  Stock,  the  shareholder  could
effectively be  subject to  a total  loss of  investment.   See "Market
Information -- The Internal Market."

   All of the shares of Common Stock offered hereby will be subject to certain restrictions (including restrictions on their transferability) set forth in the Company's By-Laws (the "By-Laws") and may be subject
to  other  contingencies.    See  "Description  of  Capital  Stock   --
Restrictions on Common Stock."

   For information concerning certain factors that should be considered by prospective investors, see "Risk Factors."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The purchase price of the shares of Common Stock offered hereby, other than those shares issuable upon exercise of options or awarded under the DynCorp Executive Incentive Plan, will be their fair market
value  determined  pursuant  to   the  formula  and  valuation  process
described below (the "Formula Price"). The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF") where operating cash flow is represented by earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the four fiscal quarters immediately preceding the date on which a price revision is to occur and the market factor (the "Market Factor" denoted "MF"), plus the non-operating assets at disposition value (net of disposition costs)("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD") divided by the number of shares of Common
Stock  outstanding, at the date on which a price revision is made, on a fully diluted basis assuming conversion of all
Class C Preferred Stock and exercise of all outstanding options and warrants ("ESO"). The Market Factor is a numerical factor which yields a fair market value for the Common Stock by reflecting existing securities market conditions relevant to
the valuation  of such stock.   The Formula Price of  the Common Stock,
expressed as an equation, is as follows:

             Formula Price = [(CF x 7)MF + NOA - IBD] /  ESO

   The Formula Price including the Market Factor is reviewed four times each year, generally in conjunction with Board of Directors meetings, which are generally scheduled for February, May, August and November. At such meetings, the Market Factor is reviewed in conjunction with an appraisal which is prepared by an independent appraisal firm for the committee administering the Company's qualified retirement plans (the "Committee") and which is relied upon by the Committee and the Board of
Directors.   The Board of Directors believes that the valuation process and Formula Price result in a fair market value for the Common Stock within a broad range of financial criteria. See "Market Information -- Determination of Offering Price" and "Market Information -- Price Range of Common Stock."

   On August 15,1995, the Formula Price as determined by the Company's Board of Directors was $14.90 per share.

            The date of this Prospectus is October 6,1995

                              THE COMPANY

   DynCorp (the "Company") provides diversified management, technical, and professional services to government and commercial customers throughout the United States and internationally. The Company provides primarily information technology, operations and maintenance, and research and development support services under contracts with U.S.
Government  agencies,  foreign   government  agencies  and   commercial
customers.    The  Company's  U.S.  Government  customers  include  the
Department   of   Defense,   the   National   Aeronautics   and   Space
Administration, the Department of State, the Department of Energy, the Environmental Protection Agency, the Centers for Disease Control, the National Institutes of Health, the U.S. Postal Service, and other U.S. Government agencies.

   During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to
discontinue   its   commercial   aviation  business   operations   (the
"Commercial Aviation Business"),  which comprised approximately 20%  of the Company's revenues in fiscal year 1994.  This decision  was made as a result  of several factors including: (i) the Company's need for cash to reduce its debt, (ii) the capital intensive nature of the Commercial
Aviation Business, (iii) the continual losses of the unit of the Commercial Aviation Business responsible for aircraft maintenance and repair operations  (the "Aircraft Maintenance  Unit"), and (iv)  a high level of interest from potential buyers.  On June 30, 1995, the Company sold  the  Aircraft Maintenance  Unit in  a  $12.5 million  (subject to
adjustment) cash  transaction with  Sabreliner Corporation.   On August
31,  1995, the Company divested that portion of the Commercial Aviation
Business comprising  its aviation ground  handling business,  including
DynAir Services, Inc. and its affiliates (the  "Ground Handling Unit"), in a $122 million  (subject to adjustment) cash transaction  with ALPHA
Airports  Group  Plc.   The net  proceeds  from the  two aforementioned
transactions will be used to retire substantially all of the Company's 16% Pay-In-Kind debentures and to satisfy existing equipment financing obligations of the Ground Handling Unit. See "Business -- Commercial Aviation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The Company's principal executive  offices are located at 2000 Edmund
Halley Drive,  Reston, Virginia   22091-3436.  The  Company's telephone
number is (703) 264-0330. As used in this Prospectus, all references to the Company include, unless the context indicates otherwise, DynCorp and its predecessor and subsidiary corporations.

                              RISK FACTORS

   Prior to purchasing the Common Stock offered hereby, purchasers should carefully consider all of the information contained in this Prospectus and in particular should carefully consider the following factors:

Past and Prospective Net Operating Losses

   The Company  reported net  losses for  each of  the past five  fiscal
years.   The Company  reported net losses for the years  ended December
31, 1994 and 1993 of $12.8 million and $13.4 million respectively, and for the years ended December 31, 1992, 1991 and 1990 of $24.3 million,
$17.6 million and $18.8 million, respectively.   Net losses for the six
months ended June 29, 1995 and June 30, 1994 were $875,000 and $2.5 million respectively. In the future, there can be no guarantee that profitable operations will be achieved, or, if achieved, sustained.
See   "Management's Discussion and  Analysis of Financial Condition and
Results of Operations."

Highly Leveraged Financial Position

     As a result of the management buyout in 1988 and the recent acquisition of several businesses, the Company is highly leveraged. As of June 29, 1995, the Company had a long-term indebtedness of $192.8 million, stockholders' equity of $22.3 million, and a long-term debt-to-total capitalization ratio of 8:6:1. The Company's continuing debt service payments may have materially adverse effects on its cashflow. In addition, the Company's debt levels may limit its future ability to borrow funds, including borrowing for growth opportunities or to respond to competitive conditions, or if additional borrowings can be made, they may not be on terms favorable to the Company. The Company's
ability  to  meet   its  future  debt   service  and  working   capital
requirements is dependent upon increased future earnings and cash flow from operations, the expansion of an accounts receivable facility financing, continuation of ESOP stock purchases in lieu of cash retirement contributions and the reduction of its debt expense. If the Company is unable to repay its debt as it becomes due, the purchasers of Common Stock could lose some or all of their investment. See "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on and Risks Inherent in U.S. Government Contracts

   The Company derived 97% of its revenues in 1994 from contracts with the U.S. Government ("Government Contracts"); contracts with the Department of Defense ("DoD") represented 60% of the Company's 1994
revenues.     Continuation  and  renewal  of   the  Company's  existing
Government Contracts and the acquisition by the Company of additional Government Contracts is contingent upon, among other things, the availability of adequate funding for various U.S. Government agencies. The current world political situation and domestic pressure to reduce the federal budget deficit have reduced, and may continue to reduce, military and other spending by the U.S. Government.

   Typically, a Government Contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable
at  the discretion of the Government.   The Government is not obligated
to exercise its option to renew a Government Contract.   At the time of
completion of a Government Contract, the contract in its entirety is "recompeted" against all interested third-party providers. Federal law permits the Government to terminate a contract at any time if such
termination is  deemed to  be in the  Government's best interest.   The
Government's failure to renew or termination of any significant portion of the Company's Government Contracts could adversely affect the Company's business and prospects. See "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow" and "Business -- Government Contracting."

Termination of Contracts/Increased Demand on Cash Flow

   Upon termination of any of the Company's contracts, including Government Contracts, the Company would no longer accrue a stream of accounts receivable thereunder for sale to its wholly owned financing subsidiary, Dyn Funding Corporation ("DFC"), which may result in demands on the Company's available cash as the Company endeavors to replace the terminated contracts. The ability of the Company to maintain certain ratios under the Contract Receivable Collateralized Notes depends in part on its ability to keep in force existing contracts and/or acquire new contracts such that sufficient eligible receivables are available for sale by the Company to DFC. See "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes" and "Business -- Factoring of Receivables."

Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes

   In 1992, the Company, DFC and various lending institutions entered into a Note Purchase Agreement whereby DFC purchased certain accounts receivable from the Company and issued to the lending institutions $100,000,000 of 5-year, 8.54% Contract Receivable Collateralized Notes (the "Notes") which are secured by certain of the Company's accounts receivable. By the terms of the Notes, in the event that the interest coverage ratio (as defined in the Notes) falls below certain prescribed levels and the Company's principal debt exceeds certain amounts, DFC may be prohibited from purchasing additional receivables from the Company, thereby reducing the Company's access to additional cash resources. Further, in the event that the collateral value ratio (as defined in the Notes) falls below certain levels required in the Notes due to a decrease in the Company's contract revenue and the Company fails to provide sufficient receivables in order to increase the collateral value ratio, the Company may be forced to redeem part or all of the Notes which would result in additional demands on the Company's
cash   resources.       See    "Risk   Factors   --    Termination   of
Contracts/Increased Demand  on Cash  Flow," "Risk Factors  -- Potential
for   Suspension  and   Debarment"  and   "Business  --   Factoring  of
Receivables."

Contract Profit Exposure Based on Type of Contract

   The Company's Government Contract services are provided through three types of contracts -- fixed-price, time-and-materials, and cost-
reimbursement.    The Company  assumes  financial  risk on  fixed-price
contracts  (approximately  12%   of  the  Company's   total  Government
Contracts    revenue   in   1994)   and   time-and-material   contracts
(approximately 16% of its total Government Contracts revenue in 1994), because the Company assumes the risk of performing those contracts at
the  stipulated  prices or  negotiated hourly  rates.   The  failure to
accurately  estimate   ultimate  costs  or  to   control  costs  during
performance of the work could result in losses or smaller than anticipated profits. The balance of the Company's Government Contracts revenue in 1994 (approximately 72%) was derived from cost-reimbursement contracts. To the extent that the actual costs incurred in performing a cost-reimbursement contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit. However, if the Company's costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, any excess would be subject to adjustment and repayment upon audit by Government agencies. See "Risk Factors -- Audits by U.S. Government Agencies" and "Business -- Government Contracting."

Audits by U.S. Government Agencies

   Government Contract payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit by Government auditors if the payments exceed allowable costs as
defined  in such Government Contracts.   Audits have  been completed on
the Company's incurred contract costs through 1986 and are continuing for subsequent periods. The Company has included an allowance in its financial statements for excess billings and contract losses which it believes is adequate based on its interpretation of contracting
regulations and past experience.   There can be no  assurance, however,
that  this allowance  will be  adequate.   See "Business  -- Government
Contracting."

Potential for Suspension and Debarment

   As a U.S. Government contractor, the Company is subject to federal regulations under which its right to receive future awards of new Government Contracts, or extensions of existing Government Contracts, may be unilaterally suspended or barred for periods of up to three years, should the Company be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. Suspensions, even if temporary, can result in the loss of valuable contract awards for which the Company would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company which is involved in the alleged improper activity which gives rise to the suspension or
debarment  actions,  Government  agencies  have   authority  to  impose
debarment  and suspension on affiliated  entities which in  no way were
involved  in  the  alleged  improper  activity.    The   initiation  of
suspension or debarment hearings against the Company or any of its affiliated entities could have a material adverse impact upon the Company's business and prospects. See "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow," "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes" and "Business -- Government Contracting."

Potential Environmental Liability

   The  Company's  business   activities  occasionally  result  in   the
generation of non-nuclear hazardous wastes, the hauling and disposal of
which  are   governed  by  federal,  state,   and  local  environmental
compliance statutes  and  regulations.   In  addition, certain  of  the
Company's businesses operate petroleum storage and other facilities that are subject to similar regulations. Violations of these laws can result in significant fines and penalties for which insurance is not
reasonably  available.    Moreover,   because  many  of  the  Company's
operations involve the management of storage and other facilities owned by others, primarily governmental entities, the Company is not always in a position to control the compliance of the facilities it
operates  with  environmental  and  other   laws.    See  "Business  --
Environmental Matters."

Dilution

   Purchasers of Common Stock in the Offering will realize immediate and substantial dilution in that the net tangible book value per share of the Common Stock after the offering will be substantially less than the offering price. See "Dilution."

Risks Inherent in International Operations

   The  Company from time  to time  conducts some  operations outside of
the  United States.   Such  international operations  entail additional
business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Each of these factors
could have an  adverse impact on  operating results.   There can be  no
assurance that the Company can achieve or maintain success in these markets. See "Business -- International Operations."

Competition

   The markets which the Company services  are highly competitive.  Some
of  the  Company's  competitors   are  large,  diversified  firms  with
substantially greater financial resources and larger technical staffs than the Company has available to it. Government agencies also compete with and are potential competitors of the Company because they can utilize their internal resources to perform certain types of services that might otherwise be performed by the Company. See "Business -- Competition."

Employee Stock Ownership Plan

   In September 1988, the Company established its Employee Stock Ownership Plan (the "ESOP") as a principal retirement vehicle for the Company's employees. As of the date of this Prospectus, the ESOP owns approximately 72% of the outstanding Common Stock, and approximately 46% of the Common Stock on a fully diluted basis assuming conversion of all Class C Preferred Stock and exercise of all outstanding options and warrants. Under the terms of the ESOP, each participant has the right to instruct the ESOP trustee as to how to vote his or her shares. The ESOP trustee will vote all unallocated shares (shares for which no voting instructions have been received) in the same proportion as the
allocated  shares.     Collectively,  the  ESOP  participants  maintain
substantial shareholdings and may influence Company policy. See "Risk Factors -- Shareholders Agreement" and "Employee Benefit Plans -- Employee Stock Ownership Plan."

Absence of a Public Market

   There is no present public market for the Common Stock, and it is not currently anticipated that such a market will develop in the
future.   There can be no assurance that the purchasers of Common Stock in this Offering will be able to resell their shares through the Internal Market should they decide to do so. To the extent that the
Internal   Market  does   not  provide   sufficient  liquidity   for  a
shareholder, and the shareholder is otherwise unable to locate a buyer for his or her shares, the shareholder could effectively be subject to
a total loss of investment.   Accordingly, the purchase of Common Stock
is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Market Information -- The Internal Market."

Company's Right of First Refusal

   All shares of Common Stock offered hereby will be subject to the Company's right of first refusal to purchase such shares before they may be offered to third parties (other than on the Internal Market). See " Description of Capital Stock -- Restrictions on Common Stock."


Offering Price Determined by Formula

   The offering price is, and subsequent offering prices will be, determined by means of a formula as set forth on the cover page of this
Prospectus.    The  formula  takes  into  consideration  the  Company's
financial performance, the market valuation of comparable companies and the limited liquidity of the Common Stock, as determined by the Board
of  Directors  based   on  an  independent  appraisal.     See  "Market
Information -- Determination of Offering Price."

Interim Trading Rule for Internal Market

   The Company has adopted an interim rule that will apply to trading on the Internal Market on the first two trade dates. Under the interim
rule,   employee  stockholders   who  were   parties  to   the  DynCorp
Stockholders   Agreement  and  who  retired  from  the  Company  during
calendar year 1994 will have priority on each of the first two trade dates to sell all or a portion of their shares of Common Stock on the Internal Market before other stockholders may sell any of their shares. The result may be that these other shareholders will be prohibited from selling some or all of their shares on the first two trade dates. See "Market Information -- The Internal Market."

Class C Preferred Stock Veto Rights

   The Company has outstanding 123,711 shares of Class C Preferred Stock, par value $0.10 per share (the "Class C Preferred"), all of which is owned by Capricorn Investors, LP ("Capricorn"), a limited partnership in which a company controlled by H.S. Winokur, Jr., the
Company's Chairman, serves as general partner.   The holder of Class  C
Preferred shares has the right to vote as a separate class on certain major corporate actions, such as corporate borrowings, issuance of stock, payment of dividends and the repurchase of more than $250,000 per annum fair market value of shares of Common Stock held by employees of the Company (other than shares of Common Stock distributed to
retiring or terminated  employees by  the ESOP).   These voting  rights
give the holder of Class C Preferred the ability to effectively control
the  Company  with  respect   to  certain  major  corporate  decisions.
Consequently, actions that might otherwise be approved by a majority of the holders of Common Stock could be vetoed by the holder of Class C
Preferred.   See  "Description of  Capital Stock  -- Class  C Preferred
Stock."

Corporate Control Implications of Stockholders Agreement

   Certain of the management group of the Company, Capricorn and other outside investors who hold shares of Common Stock are parties to a Stockholders Agreement originally dated March 11, 1988 and restated March 11, 1994
(the "Stockholders Agreement").   Under the  terms of the  Stockholders
Agreement, stockholders who own approximately 54% of the fully diluted outstanding shares of Common Stock have agreed, among other things, to vote for the election of a Board of Directors consisting of four management group nominees, four Capricorn nominees and a joint nominee
who would  be  elected if  needed  to break  a  tie  vote.   Since  the
management group stockholders, directly and through ESOP shareholdings, and Capricorn represent a majority of the shares of Common Stock necessary to elect the Company's Board of Directors on a fully diluted basis, it is unlikely that other stockholders acting in concert or otherwise will be able to change the composition of the Board of
Directors.   Unless  extended, the  Stockholder's Agreement  expires on
March  10, 1999.   See  "Description of  Capital Stock  -- Stockholders
Agreement."

Obligations to Repurchase Shares

   In  the  event  that  an  employee   participating  in  the  ESOP  is
terminated, retires, dies or becomes disabled while employed by the Company, the Company is obligated to repurchase shares of
Common Stock distributed to such former employee under the ESOP, until such time as the Common Stock becomes "Readily Tradable Stock," as defined in the  ESOP plan  documents.  In the event the
fair market value of a share is less than $27.00, the Company is committed to pay through December 31, 1996, up to an aggregate of $16,000,000, the difference ("Premium") between the fair market value and $27.00 per share. As of February 1, 1995, the Company had paid a total of $4.1 million of the $16,000,000 to such former employees. To the extent that the Company repurchases shares as described above, its ability to purchase shares on the Internal Market will be adversely
affected.   See  "Employee Benefit  Plans  -- Employee  Stock Ownership
Plan."

Anti-Takeover Effects

   The combined effects of management's and Capricorn's collective ownership of a majority of the outstanding shares of Common Stock, the voting rights of the Class C Preferred, the voting provisions of the Stockholders Agreement, and the Company's right of first refusal may discourage, delay, or prevent attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors.
These   may,  individually   or  collectively,   have  the   effect  of
discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the Formula Price available on the Internal Market, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. See "Description of Capital Stock."

                 SECURITIES OFFERED BY THIS PROSPECTUS

Common Stock Offered by the Company

   The shares of Common Stock offered by the Company may be offered through the Internal Market and directly or contingently to present and future employees and directors of the Company and to trustees or agents for the benefit of employees under the Company's employee benefit plans described below.

Direct and Contingent Sales to Employees and Directors

   The  Company  believes  that  its  success  is  dependent  upon   the
abilities of its employees and directors. Therefore, since 1988, the Company has pursued a policy of offering such persons an opportunity to make an equity investment in the Company as an inducement to such persons to become or remain employed by or affiliated with the Company. At the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee"), employees and directors may be offered an opportunity to purchase a
specified number  of shares of  Common Stock offered hereby.   All such
direct and contingent sales to employees and directors will be effected through the Internal Market or the employee benefit plans described
below, and  may be attributable  to the Company.   Pursuant to  the By-
Laws, all shares of Common Stock offered by the Company in the future, directly or contingently, to its employees or directors are subject to
a  right  of first  refusal.   See  "Description  of  Capital Stock  --
Restrictions on Common Stock."

Equity Target Ownership Policy

   The Company has adopted an Equity Target Ownership Policy (the "ETOP") under which certain highly paid employees of the Company are encouraged over a period of seven years to invest up to specified multiples of their annual salaries in shares of the Common Stock. Under the ETOP, corporate officers, presidents and vice presidents of strategic business units, and other participants in the Executive
Incentive Plan with salaries greater than $99,999 but less than $200,000 are encouraged to invest at least 1.5 times their salary in shares of Common Stock; those with salaries greater than $199,999 but less than $300,000 are encouraged to invest at least two times their salary in shares of Common Stock; and those with salaries greater than $299,999 are encouraged to invest at least three times their salary in shares of Common Stock. Investments under any of the employee benefit plans described below, as well as any other holdings, including securities held prior to adoption of the ETOP, will qualify for purposes of the ETOP.

Savings and Retirement Plan

   The Company maintains a Savings and Retirement Plan (the "SARP"), which is intended to be qualified under Sections 401(a) and (k) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, all
employees  are  eligible  to   participate,  except  for  employees  of
divisions or other units designated as ineligible. The SARP permits a participant to elect to defer, for federal income tax purposes, a portion of his or her annual compensation and to have such amount contributed directly by the Company to the deferred fund of the SARP for his or her benefit. The Company may, but is not obligated to, make a matching contribution to the SARP's deferred fund for the benefit of those participants who have elected to defer a portion of their compensation for investment in shares of Common Stock. The amount of the matching contribution will be determined periodically by the Company's Board of Directors based on the aggregate amounts deferred by
participants.   The  SARP  currently provides  for  a Company  matching
contribution, in cash or Common Stock, of 100% of the first one percent
of   compensation  invested  in  a  Company  Common  Stock  fund  by  a participant  and  25%  of the  next  four  percent  of compensation  so
invested.    The  Company  currently  intends  to  make  such  matching
contributions in the  form of shares of Common Stock.   The Company may
also make additional contributions to the SARP deferred fund in order to comply with Section 401(k) of the Code. Each participant will be vested at all times in 100% of his or her contributions to the deferred fund accounts. Company contributions will vest 50% after two years of service and 100% after three years of service. Benefits are payable to a participant within certain specified time periods following such
participant s   retirement,  permanent   disability,  death   or  other
termination of employment.   Pursuant to the By-Laws, shares  of Common
Stock distributed to a participant under the SARP will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- Savings and Retirement Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Purchase Plan

   The Company has, subject to stockholder approval to be solicited in October 1995, established the Employee Stock Purchase Plan (the "ESPP") for the benefit of substantially all its employees. The ESPP provides for the purchase of Common Stock through payroll deductions by participating employees. The ESPP is intended to qualify under Section 423(b) of the Code. Participants contribute 95% of the purchase price of the Common Stock, and the Company contributes the balance in the form of cash or shares of Common Stock. Such purchases will be made through the Internal Market. All shares purchased pursuant to the ESPP will be credited to the participant's account promptly following the Internal Market trade day on which they were purchased and, pursuant to the By-Laws, will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- Employee Stock Purchase Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

1995 Stock Option Plan

   Pursuant to the Company's 1995 Non-Qualified Stock Option Plan ("1995 Option Plan"), the Company may grant stock options to certain of its employees and directors. Stock options under the 1995 Option Plan may be granted contingent upon an employee obtaining a certain level of contract awards for the Company within a specified period or upon the satisfaction of other performance criteria and, in many cases, a requirement that such individual also purchase a specified number of shares of Common Stock on the Internal Market at the Formula Price. Pursuant to the By-Laws, all shares of Common Stock issued upon the exercise of such stock options will be subject to the Company s right of first refusal. See "Employee Benefit Plans -- 1995 Stock Option Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Executive Incentive Plan

   The Company maintains an Executive Incentive Plan (the "EIP"), which provides for the payment of annual bonuses to certain officers and
management/executive  employees.   The  Company  intends  to amend  the
Incentive Plan, effective January 1, 1996, to provide for payment of up to 20% of the bonuses in the form of shares of Common Stock, valued at
the then current Formula Price.   Awards of shares of Common Stock will
be distributed during each fiscal year. Pursuant to the By-Laws, all shares of Common Stock awarded pursuant to the EIP will be subject to
the  Company's right of first refusal.   See "Employee Benefit Plans --
Executive  Incentive  Plan"  and   "Description  of  Capital  Stock  --
Restrictions on Common Stock."

Employee Stock Ownership Plan

   The Company maintains an Employee Stock Ownership Plan ("ESOP"), which is a stock bonus plan intended to be qualified under Section
401(a)  of  the  Code.    Generally,  all  employees  are  eligible  to
participate,  except  employees  of   groups  or  units  designated  as
ineligible. Interests of participants in the ESOP vest in accordance with the vesting schedule and other vesting rules set forth in the ESOP
plan document.   Benefits are allocated  to a participant in  shares of
Common Stock and are distributable within certain specified time periods following such participant's retirement, permanent disability,
death  or other  termination  of employment.    Upon distribution,  the
participant is entitled to a statutory "put" right, whereby the Company is obligated to purchase the shares at fair market value as determined by the ESOP's financial advisor. In the event the participant declines to exercise the put right, such shares of Common Stock may be sold on the Internal Market subject to the restrictions and limitations of the Internal Market. See "Market Information -- The Internal Market." The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors and may be in the form of cash, Common Stock or other qualifying securities. Pursuant to the ESOP plan document and the By-Laws, any shares of Common Stock distributed out of the ESOP will be subject to a right of
first refusal on behalf of the Company.   See "Employee Benefit Plans -
- Employee Stock Ownership Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Common Stock Offered by Officers, Directors, and Affiliates

   Certain officers, directors, and affiliates of the Company may, from time to time, sell up to an aggregate of 5,330,569 shares of the Common Stock being offered hereby on the Internal Market or otherwise. While the Company has registered all shares owned by its officers, directors and affiliates as of the date of this Prospectus, the Company does not know whether some, none, or all of such shares will be so offered or
sold.   However, the  Company believes  that the  ETOP and  the initial priority of access to the Internal Market will act as disincentives to the officers, in the case of the ETOP, and to the officers, directors and affiliates, in the case of market access, to sell their Common
Stock  during 1995  and maybe in  later years  as well.   The officers,
directors, and affiliates will not be treated more favorably than other stockholders participating on the Internal Market and, like all other stockholders selling shares on the Internal Market (other than the Company and its retirement plans), will pay Buck, the Company's designated broker-dealer, a commission equal to two percent of the
proceeds from their  sales.   See "Market Information  -- The  Internal
Market."

     The  following table sets forth information as of August 21, 1995, with respect to the number of  shares of Common Stock owned directly or
indirectly  by   each  of  the  officers,   directors,  and  affiliates
(including shares issuable upon the exercise of outstanding options and warrants, shares issuable upon conversion of outstanding Class C Preferred and exercise of related warrants, shares issuable as a result of vesting and expiration of deferrals or otherwise under the former Restricted Stock Plan, and shares allocated to such person's accounts under the Company s employee benefit plans), and their respective percentages of ownership of equity on a fully diluted basis. The table does not give effect to the sale of any shares of Common Stock being offered by the Company in this Prospectus. Each of the persons (other than Capricorn, which is an affiliate by reason of its ownership of more than 10% of the Company's equity) is now and has, during some portion of the past three years, been a director and/or officer of the Company. Except as indicated below, all the shares are owned of record or beneficially.
The table also reflects the relative ownership of such persons in the event of their individual sales of all the shares owned by them in this Offering.

                                                                  Percent
                                                                    of
                                                                 Ownership
                                                                 of Fully            Percent
                                                                  Diluted           Ownership
                                                     Number of    Equity    Number    After
                                                       Shares     Before      of     Sale of
                                                    Beneficially Offering   Shares     All
Name and Title of Beneficial Owner                   Owned (1)      (1)    Offered   Shares *
D.R. Bannister, President &  Director                  379,126      2.76%   379,126     *

T.E. Blanchard, Senior Vice President & Director       219,497      1.60%   219,497     *

R.E. Dougherty, Director                                 2,331         *      2,331     *

J.H. Duggan, Executive Vice President & Director       206,273      1.50%   206,273     *

P.V. Lombardi, Executive Vice President & Director      20,331         *     20,331     *

D.C. Mecum II, Director                                  2,331         *      2,331     *

D.L. Reichardt, Senior Vice President & Director        99,748         *     99,748     *

Capricorn Investors LP/H.S. Winokur, Jr.,            4,117,127     30.01% 4,117,127     *
 Chairman  of the Board and Director

G.A. Dunn, Vice President & Controller                 102,194         *    102,194     *

M.C. Filteau, Vice President                             9,990         *      9,990     *

H.M. Hougen, Vice President & Secretary                 27,324         *     27,324     *

R.A. Hutchinson, Treasurer                              24,276         *     24,276     *

M.J. Hyman, Vice President                              26,742         *     26,742     *

M.J. Mandell, Vice President                             4,802         *      4,802     *

C.H. McNair, Jr., Vice President                        18,051         *     18,051     *

R. Morrel, Vice President                               20,245         *     20,245     *

R.J. Stephenson, Vice President                          7,211         *      7,211     *

J.L. Sullivan, Vice President                            6,233         *      6,233     *

H.J.M. Williams, Vice President                          6,049         *      6,049     *

R.G. Wilson, Vice President & General Auditor           30,688         *     30,688     *

Total                                                5,330,569      38.8% 5,330,569     *

 * indicates less than one percent

 (1) Includes shares issuable upon the exercise of outstanding options and warrants, shares issuable upon conversion of outstanding Class C Preferred and exercise of related warrants, shares issuable as a result of vesting and expiration of deferrals or otherwise under the former Restricted Stock Plan, and shares allocated to such person's accounts under the Company's employee benefit plans

                           MARKET INFORMATION

The Internal Market

   In 1988, following a decision by the Company's Board of Directors to consider offers for the purchase of the Company, the Company became privately owned through a leveraged buy-out (the "LBO") involving its
management group.   Public trading of the Common Stock  ceased, and the
new management installed the ESOP as the Company's principal retirement
benefit.   Approximately 31,000  former and  present employees  are now beneficial owners of the Common Stock through the ESOP, representing approximately 72% of the shares of Common Stock outstanding on the date of this Prospectus and approximately 46% of the Company's Common Stock on a fully diluted basis.

   Approximately 280 managers and other employees have also made direct investments in the Company since the LBO. As a consequence of these investments and the subsequent issuance of shares pursuant to the Company s former Restricted Stock Plan, 2,000,917 shares of Common Stock, and 189,717 warrants to purchase Common Stock at an exercise price of $0.25 per share (the "Warrants"), are held by members of management. In addition, the Company accepted a subscription for 350,313 shares of Common Stock and 2,338,934 Warrants from certain other private and institutional investors and Capricorn, a limited partnership which is controlled by the Company's Chairman, Herbert S.
Winokur,  Jr.   Capricorn  also  purchased  123,711  Class C  Preferred
shares, which are convertible share for share into Common Stock and into 825,981 Warrants, and purchased 82,475 shares of Class B Preferred Stock, which the Company retired through redemption in 1990. See "Description of Capital Stock -- Class C Preferred Stock."

   Since the LBO, the management stockholders, Capricorn and certain other investors have relied on the Stockholders Agreement as a means of restricting the distribution of the Company's shares of capital stock. The Stockholders Agreement contains various provisions for the annual offering of shares of Common Stock owned by retiring and terminated
management  stockholders,  first   to  other  management  stockholders,
Capricorn, and certain other investors and then to the Company as purchaser of last resort. However, the holder of Class C Preferred shares may veto the repurchase of more than $250,000 per annum fair market value of shares of Common Stock held by employees of the Company
(other  than  shares  of  Common  Stock   distributed  to  retiring  or
terminated employees by the ESOP).

   On May 10, 1995, the Board of Directors, with the consent of the Class C Preferred holder, approved the establishment of the Internal Market as a replacement for the resale procedures set forth in the Stockholders Agreement.

   The Internal Market generally permits eligible stockholders to sell shares of Common Stock on four predetermined days each year (each a
"Trade Date").   All Warrants to  be sold must first  be converted into
shares of Common Stock which can then be sold on the Internal Market. All sales of Common Stock on the Internal Market are made at the prevailing Formula Price to employees and directors of the Company who have been approved by the Compensation Committee as being entitled to
purchase up  to a  specified  number of  shares of  Common  Stock.   In
addition, the trustee of the SARP and the administrator of the ESPP may also purchase shares of Common Stock for their respective trust and plan on the Internal Market at the prevailing Formula Price.

   The Internal Market will be established and managed by the Company's wholly owned subsidiary, DynEx, Inc. The purchase and sale of shares on the Internal Market will be carried out by Buck Investment Services, Inc. ("Buck"), a registered broker-dealer, upon instructions from the respective buyers and sellers, and individual stock ownership account records will be maintained by Buck's affiliate, Buck Consultants, Inc.

   The Company may, but is not obligated to, purchase shares of Common Stock on the Internal Market on any Trade Date, but only if and to the extent that the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by authorized buyers, and the Company, in its discretion, determines to make such
purchases.    Such  purchases  are  also  limited  by  the  rights  and
preferences of the Class C  Preferred Stock as noted above.   See "Risk
Factors -- Class C Preferred Stock Veto Rights."

   Except as provided below, in the event that the aggregate number of shares offered for sale on the Internal Market is greater than the aggregate number of shares sought to be purchased by authorized buyers and the Company, offers to sell 500 shares or less of Common Stock or up to the first 500 shares if more than 500 shares of Common Stock are offered by any seller will be accepted first and offers to sell shares in excess of 500 shares of Common Stock will then be accepted on a pro-rata basis determined by dividing the total number of shares remaining under purchase orders by the total number of shares remaining under sell orders. If, however, there are insufficient purchase orders to support the primary allocation of 500 shares of Common Stock, then the purchase orders will be allocated equally among all of the proposed sellers up to the first 500 shares offered for sale by each seller. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, the Company may, but is not obligated to, sell authorized but unissued shares of
Common Stock  on  the Internal  Market.   All sellers  on the  Internal
Market (other than the Company and its retirement plans) will pay Buck a commission equal to two percent of the proceeds from such sales. No commission is paid by purchasers on the Internal Market.

   Notwithstanding the 500-share pro-ration rule described above, on the first two Trade Dates priority for the right to sell shares on the Internal Market will be given first to those employee stockholders who were parties to the DynCorp Stockholders Agreement and who retired
from the  Company  during calendar  year 1994.   See  "Risk Factors  --
Interim Trading Rule for Internal Market."

   There is no public market for the Common Stock. While the Company is initiating the Internal Market in an effort to provide liquidity to stockholders, there can be no assurance that there will be sufficient liquidity to permit stockholders to resell their shares on the Internal Market, or that a regular trading market will develop or be sustained in the future. The Internal Market will be dependent on the presence of sufficient buyers to support sell orders that will be placed through the Internal Market. Depending on the Company's performance, potential buyers (which would include employees and trustees under the Company's benefit plans) may elect not to buy on the Internal Market. Moreover, although the Company may enter the Internal Market as a buyer of Common Stock under certain circumstances, including an excess of sell orders over buy orders, the Company has no obligation to engage in Internal Market transactions. Consequently, there is a risk that sell orders could be prorated as a result of insufficient buyer demand, or that the Internal Market may not be permitted to open because of the lack of
buyers.   To the  extent  that the  Internal  Market does  not  provide sufficient liquidity for a shareholder and the shareholder is otherwise unable to locate a buyer for his or her shares, the shareholder could effectively be subject to a total loss of investment. Accordingly, the purchase of Common Stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of
investment.   See "Risk Factors -- Absence of a Public Market."

Determination of Offering Price

   The purchase price of the shares of Common Stock offered hereby, other than those shares issuable upon exercise of options or awarded under the EIP, will be their fair market value determined pursuant to the formula and valuation process described below (the "Formula Price"). The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF") where operating cash flow is represented by earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the four fiscal quarters immediately preceding the date on which a price revision is made and the market factor (the "Market Factor" denoted MF), plus the non-
operating   assets   at   disposition   value   (net   of   disposition
costs)("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD") divided by the number of shares of Common Stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming conversion of all Class C Preferred Stock and exercise of all outstanding options and warrants ("ESO"). The Market Factor is a numerical factor which yields a fair market value for the Common Stock by reflecting existing securities market conditions relevant to
the valuation  of such stock.   The Formula Price of  the Common Stock,
expressed as an equation, is as follows:

          Formula Price =  [(CF x 7)MF + NOA - IBD]  /  ESO

   The Formula Price including the Market Factor is reviewed four times each year, generally in conjunction with Board of Directors meetings, which are generally scheduled for February, May, August and November. At such meetings, the Market Factor is reviewed in conjunction with an appraisal which is prepared by an independent appraisal firm for the committee administering the Company's qualified retirement plans (the "Committee") and which is relied upon by the Committee and the Board of
Directors.   The Board of Directors believes that the valuation process and Formula  Price result in a  fair market value for  the Common Stock
within a  broad range  of  financial criteria.   See  "Risk Factors  --
Offering Price Determined by Formula" and "Market Information -- Price Range of Common Stock."

   The Formula was adopted in its present form by the Board of Directors on August 15, 1995, and will become effective with price
determinations  on  the Internal  Market.   The  Formula is  subject to
change by the Board of Directors.

   The most recent Formula Price is $14.90 per share based on a Market Factor of 1.002, as determined at the Board of Directors meeting on
August 15, 1995, effective as of March 31, 1995.   The first use of the
Formula Price on the Internal Market will be in connection with determination of the Formula Price prior to the first Trade Date. Such determination, and all subsequent determinations of the Formula Price,
will   be  based  on  financial  data  for  the  four  fiscal  quarters immediately preceding the date on which a price revision is to occur. Trade Dates are expected to occur on or about February 15, May 15, August 15, and November 15 of each year.

Price Range of Common Stock

   Because  the Company's  Common Stock  has  not been  publicly  traded since 1988, there has not been any historical market-determined price. However, there have been valuations of the Common Stock made by an independent appraiser as required by the ESOP, the Board of Directors has (based upon such valuations) periodically determined the fair market value of the Common Stock for purposes of offers and sales of Common Stock made pursuant to the Stockholders Agreement, and there
have   also   been  private   share   transactions   based  upon   such
determinations. The prices of the Common Stock set forth in the table below are based on these various valuations, determinations and transactions, and (with the exception of the price for July 1, 1995) not on the Formula Price that will be utilized for purchases and sales of Common Stock on the Internal Market.

   Effective with the commencement of the LBO in January
1988, the price  was based on  a "package" consisting  of one share  of
Common Stock plus Warrants  to purchase 6.6767 additional shares.   The
exercise price of the Warrants was reduced from $5.00 per share to $0.25 per share during the period 1988 to 1993: as each third of the out-standing balance of the initial ESOP loan was repaid, the exercise price was reduced by one-third.

   The average price per share figures shown below for July 1, 1988 and 1989 ($3.47 and $3.79, respectively) represent the weighted average of the actual costs to the Company's employee stockholders based on a purchase price of $24.25 per unit, each unit being comprised of one share of Common Stock and Warrants to purchase 6.6767 shares of Common Stock at an exercise price of $0.25 per share.


   Other than an isolated block transaction in November 1991, as a result of which the Company repurchased approximately $1.2 million of Common Stock at a per-share price of $7.04, the average price per share figures shown below for July 1, 1990 through July 1, 1994 reflect fair market values established by the Board of Directors based on valuations (adjusted as described below) of the Common Stock made by an independent appraiser as required by the ESOP. Prior to December 31, 1993, the appraiser's calculation produced annually a single control share valuation, which applied to shares allocated to ESOP participants' accounts during the period from 1988 through 1993. This control share premium was not applicable to shares of Common Stock outside the ESOP, and therefore the appraisal amount was adjusted by the Company's Chief Financial Officer in his recommendation to the Board of Directors to apply a discount for lack of liquidity and to eliminate the control share premium. Since December 31, 1993, the independent appraiser has also produced annually a valuation for the shares of Common Stock not having such a control premium, which has thereupon been adopted by the Board of Directors without further adjustment.

   From and after May 10, 1995, the Board of Directors has determined that the price per share will equal the Formula Price described herein. There can be no assurance that the Common Stock will in the future provide returns comparable to historical returns, or that the Formula Price will provide returns similar to those for past transactions that were based on prices other than the Formula Price.

                Date                   Average price per share
                July 1, 1988                    $3.47
                July 1, 1989                    $3.79
                July 1, 1990                    $5.20
                July 1, 1991                    $5.72
                July 1, 1992                    $7.68
                July 1, 1993                    $7.97
                July 1, 1994                   $11.86
                July 1, 1995                   $14.90

   Although the Formula is subject to change by the Board of Directors in its sole discretion, the Board of Directors will not change the Formula unless (i) in the good faith exercise of its fiduciary duties and after consultation with its professional advisors, the Board of Directors, including a majority of the directors who are not employees of the Company, determines that the Formula no longer results in a fair market value for the Common Stock or (ii) a change in the Formula or the method of valuing the Common Stock is required under applicable law.

                            USE OF PROCEEDS

   The shares of Common Stock which may be offered by the Company are principally being offered to permit the acquisition of shares by the Company's employee benefit plans as described herein and to permit the Company to offer shares of Common Stock to present and future employees and directors. The Company does not intend or expect this Offering to raise significant capital. Any net proceeds received by the Company from the sale of the Common Stock offered (after giving effect to the payment of expenses of the Offering) will be added to the general funds of the Company for working capital and general corporate purposes. Currently, the Company has no specific plans for the use of such
proceeds.   Since it is anticipated  that the majority of  the sales of
Common Stock on the Internal Market will be made by stockholders rather than by the Company, and the Company will not receive any portion of the net proceeds from the sale of such shares.

                            DIVIDEND POLICY

   The Company  last paid a  dividend in 1986,  prior to  the LBO.   The
Company has not, since that time,  paid a dividend and does not  have a
policy for the payment of regular dividends.   The payment of dividends
in the future will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position, and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends, and other factors the Board of Directors deems relevant. The holder of the Class C Preferred also has the right to approve or disapprove proposed
dividend  payments.   See  "Description of  Capital  Stock --  Class  C
Preferred Stock."

                                DILUTION

   The tangible  book value  of  the Company  on  June  29, 1995  was  a
negative  figure of $26,124,000, or  ($2.76) per share.   Tangible book
value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. As the following table demonstrates, after giving effect to the sale of 4,539,839 shares of Common Stock by the Company in the Offering at an assumed Formula Price of $14.90 per share, and after deducting anticipated expenses, the pro forma book value of the Company on June 29, 1995, would have been $41,008,000, or $2.93 per share, representing an immediate $11.97 per share dilution to new investors purchasing shares of Common Stock at the assumed Formula Price.


Assumed initial Formula Price per share                           $14.90
Net tangible book value per share before the Offering             ($2.76)
Increase per share attributable to new investors                   $5.69
Pro forma net tangible book value per share after the Offering     $2.93
Dilution per share to new investors                               $11.97

   Dilution is determined by subtracting pro forma book value per share after giving effect to the Offering from the initial public offering price paid by a new investor for a share of Common Stock. The
foregoing  calculation   assumes  no   additional   exercises  of   the
outstanding  warrants to purchase  shares of Common Stock.   As of June
29, 1995 there were outstanding warrants to purchase 4,120,023 million shares of Common Stock at a warrant exercise price of $0.25 per share. If all the warrants outstanding and warrants issuable upon conversion of the Class C Preferred as of June 29, 1995, were to be immediately converted to Common Stock, dilution per share to new investors would be $12.64 per share.

                        SELECTED FINANCIAL DATA

   The following table presents summary selected historical financial data for the Company, restated to take into account the discontinuance
of  the  Commercial Aviation  Business effective  June  29, 1995.   The
selected historical financial data for the five years ended December 31, 1994 were derived from the audited Consolidated Statements of the Company as adjusted to reflect the Commercial Aviation Business as a discontinued operation. The selected financial data for the six months ended June 29, 1995 and June 30, 1994 were derived from the unaudited Consolidated Statements of the Company which, in the opinion of management, reflect all adjustments necessary for a fair presentation
of such data.   During the periods presented, the  Company paid no cash
dividends on the  Common Stock.   The following  information should  be
read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto, included elsewhere in this Prospectus.

                                    Six Months Ended             For the Years Ended December 31, (a)
                                                       (in thousands)
                                  June 29,   June 30,
                                   1995      1994 (a)   1994 (b)   1993 (c)  1992 (d)       1991       1990
Statement of Operations Data:
Revenues                         $421,576    $391,161   $818,683   $777,216  $728,244   $654,692   $559,798
Cost of services                 $403,945    $374,328   $783,095   $742,455  $707,905   $635,458   $548,692
Selling and corporate
   administrative                $  9,308    $  8,558   $ 16,887   $ 17,547  $ 18,503   $ 15,538   $ 13,098
Interest expense                 $  8,518    $  8,096   $ 14,903   $ 14,777  $ 14,629   $ 12,135   $  9,148
Loss from continuing operations
  and before extraordinary item  $   (481)   $ (1,825)  $   (352)  $ (4,485) $(14,112)  $ (8,726)  $ (8,641)
Net loss                         $   (875)   $ (2,519)  $(12,831)  $(13,414) $(23,342)  $(12,403)  $(13,691)
Net loss for common stockholders $   (875)   $ (2,519)  $(12,831)  $(13,414) $(24,301)  $(17,583)  $(18,752)
Loss per share from continuing
   operations and before extra-
   ordinary item for common
   stockholders                  $  (0.17)   $  (0.44)  $  (0.29)  $  (1.13) $  (3.18)  $ (3.19)   $  (3.22)


Balance Sheet Data:
Total assets                     $356,851    $380,763   $379,000   $360,103  $338,135   $298,725   $276,353
Long-term debt excluding
   current maturities            $192,757    $205,461   $230,444   $215,939  $198,770   $119,949   $101,886
Redeemable preferred stock       $      -    $      -   $      -   $      -  $      -   $ 24,884   $ 19,705
Redeemable common stock          $  2,288    $  2,200   $  2,288   $  2,200  $      -   $      -   $     -

(a)    Restated  for  the  discontinued  operations  of the  Commercial  Aviation
       Business.

(b) 1994 includes $3,250,000 write-off of investment in unconsolidated subsidiary and a credit of $1,830,000 resulting from reversal of legal and other expense associated with an acquired business. See Note 14 to the Consolidated Financial Statements as of December 31, 1994.

(c)    1993  includes $2,070,000 of  legal and other expenses  associated with an acquired business. See Note 14 to the Consolidated Financial Statements
       as of December 31, 1994. 1993 also includes $988,000 accelerated amortization of costs in  excess of net assets  of an acquired  business, for assets that were  subsequently determined to have been overvalued  at the time of acquisition.

(d) 1992 Cost of Services includes approximately $6,000,000 for settlement of nonrecurring claims against the Company related to prior years.

                               BUSINESS

Overview

 The Company provides diversified management, technical, and professional services to government and commercial customers throughout the United States and internationally. The Company provides primarily information technology, operations and maintenance, and research and development support services under contracts with U.S. Government agencies, foreign government agencies and commercial customers. The Company's U.S. Government customers include the Department of Defense (the "DoD"), the National Aeronautics and Space Administration
("NASA"), the Department of State, the Department of Energy (the "DOE"), the Environmental Protection Agency (the "EPA"), the Centers for Disease Control the U.S. Postal Service and other U.S. Government agencies. Sales generated from services provided to the DoD and the U.S. Government in the aggregate, represented 60% and 97% of total sales, respectively, in 1994. Total sales, earnings before interest, taxes, depreciation and amortization, and net losses for the Company in 1994 were $818.7 million, $26.3 million and $12.8 million, respectively.

 During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to
discontinue   its   commercial   aviation   business   operations  (the
"Commercial  Aviation  Business"), which  comprised  about  20% of  the
Company's revenues  in fiscal year 1994.   This decision was  made as a
result of of several factors including: (i) the Company's need for cash to reduce its debt, (ii) the capital intensive nature of the Commercial Aviation Business, (iii) the continual losses of the unit of the Commercial Aviation Business responsible for aircraft maintenance and repair operations (the  "Aircraft Maintenance  Unit") and  (iv) a  high level of interest from potential buyers.  On June 30, 1995, the Company sold  the  Aircraft Maintenance  Unit in  a  $12.5 million  (subject to
adjustment) cash  transaction with  Sabreliner Corporation.   On August
31, 1995, the Company divested that portion of the Commercial Aviation Business comprising its aviation ground handling business, including
DynAir Services, Inc. and its affiliates (the "Ground Handling  Unit"), in a $122 million  (subject to adjustment) cash transaction  with ALPHA
Airports  Group  Plc.   The proceeds  from the  two aforementioned
transactions will be used to retire substantially all of the Company's 16% Pay-In-Kind debentures and satisfy existing equipment financing obligations of the Ground Handling Unit. See "Business -- Commercial Aviation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 The Company's strategy has been to grow internally, increasing business through strong marketing and business development efforts, as
well  as  through an  aggressive  strategic acquisition  program.   The
Company provides  services through five  primary business  areas.   The
composition  and market niches,  including the total  contract price of certain  significant contracts,  of  the business  areas are  described below. While the contract descriptions provided below may refer to contract terms in excess of one year, such contracts are one-year contracts which may be extended at the customer's option for additional one-year periods
up to the number of  years  indicated.    Except  as  otherwise  identified,
contract amounts set forth herein represent aggregate anticipated gross revenues over the life of such contract, assuming exercise of all option years. Amounts include both prior periods and the remaining life of the contract. See "Risk Factors -- Dependence on and Risks Inherent in
U.S. Government Contracts" and "Business -- Government Contracting."

Aerospace Technology

 This organization consists of one of the Company's oldest businesses -- Aerospace Operations -- first started by the Company in 1951. It includes military aviation maintenance and aerospace engineering operations in Texas, various military bases and locations where Government aircraft are maintained, and certain locations overseas in support of the North Atlantic Treaty Organization ("NATO") and the United Nations.

$508 million        Contract Field Teams - This is the Company's second
                    oldest  contract, first  awarded  by the  U.S.  Air
                    Force in 1951. Under  this contract, which has been
                    retained   by   the   Company  through   successive
                    recompetitions (the last of which was in 1993 for a
                    five-year renewal), the  Company furnishes  between
                    1,500  and  2,500   aviation  technicians  who  are
                    available on short notice to travel anywhere in the world to service and modify U.S. military aircraft.

$407 million        Fort Rucker Helicopter  Support - First  awarded to
                    the Company in 1988, this contract involving 1,400 employees was renewed in 1993 for an additional five-year period. The Company maintains over 600 rotary-wing aircraft which are operated 24 hours a day to support Army and Air Force pilot training activities.

$111 million        Aerotherm -  The Aerotherm subsidiary  of Aerospace
                    Technology is a test and evaluation contractor with
                    expertise in space vehicle reentry technology.   It
                    also builds  test vehicles  for the U.S.  Air Force
                    Ballistic Missile Office and operates a high energy
                    laser  testing facility  for the  Army.   Aerotherm
                    performs most of its work under five major long-term contracts and numerous subcontracts of various durations.

$98 million         International  Narcotics  Matters  Support -  Under
                    this contract first awarded in 1991, the Company operates and supports a dedicated air wing of the Department of State's drug interdiction program in Central and South America. The program is based in Florida and employs over 120 pilots, engineers, and technical support and advisory personnel.

$97 million         Johnson Space Center Support  - This NASA  aircraft
                    maintenance support contract was won by the Company
                    in January  of  1994.    A  total  of  200  Company
                    technicians and support personnel maintain NASA aircraft used in launch activities.

$84 million         III   Corps   and  Fort   Hood   Combined  Aircraft
                    Maintenance  Program   -  More  than   500  Company
                    personnel  support  the  U.S.  Army  and U.S.  Army
                    Reserve units in a  ten-state region in maintaining
                    1,200  rotary  wing  aircraft  and  related  ground
                    support  equipment.    Under  the  contract,  which
                    extends  through  1999, the  Company  provides line
                    maintenance support, limited  depot level  repairs,
                    maintenance    work    order   installations    and
                    maintenance test flight operations.

$76 million         Patuxent River Research & Development Center - This
                    is a Navy contract first awarded to the Company in 1985 and re-won in 1991 for an additional five-year term. Approximately 225 employees provide test and systems operations support in connection with test launches.

$39 million         Mission Field Teams -  Under two contracts with the
                    Department  of   State  and  the   United  Nations,
                    Aerospace Technology furnishes logistical and other
                    support services in  connection with  international
                    peace   keeping   activities   world-wide.   Recent
                    operations  have  been  in  Haiti  and  the  former
                    Yugoslavia.

Other Business      Aerospace   Technology    has   recently   acquired
                    exclusive  application  rights in  North  and South
                    America to Australian-developed technology  for the
                    application  of  composite   patches  to   aircraft
                    surfaces and structural  members.  The  utilization
                    of this process where appropriate avoids the costly
                    alternative  of  replacing  and   rebuilding  metal
                    surfaces and support members.  Aerospace Technology
                    recently  completed repairs  of C-141  aircraft for
                    the  U.S.  Air  Force  using  the  composite repair
                    technology.  A prototype  repair has also been made
                    to   a  C-5A  Starlifter  aircraft.    The  Company
                    believes  that  there is  a significant  market for
                    composite   repair   of  military   and  commercial
                    aircraft surfaces and supporting structures.

Enterprise Management

   This organization consists primarily of the former Support Services Division of the Company which was started in 1987 and the range operations and test evaluation activities and contracts of the former
Test  & Evaluation Division of the Company.   Its basic markets include
management of test ranges, military and other governmental facilities, management of commercial enterprises and facilities, and the operation and management of multi-location service contracts, such as the U.S.
Department of Justice Asset Forfeiture Program involving over 300 offices throughout the United States.

   It includes the operation, maintenance, and management of major governmental and private enterprises and installations, ranging from the turn-key responsibility for operation of all aspects of a single base (such as a military installation) to assumption of responsibility for the staffing of particular functions at various locations for a single customer. Disciplines included within operational responsibility
vary,   but  generally   include  scientific   support,   operation  of
sophisticated electronic and mechanical systems, grounds and buildings,
environmental  systems,  security   systems,  transportation   systems,
construction   and  demolition,  environmental   remediation,  and  the
handling of and accountability for inventories of equipment and materials/supplies and other property. Activities include testing and evaluation of military hardware systems at government test ranges, collection and processing of data, maintenance of targets, ranges and
laboratory  facilities,   developmental  testing  of   complex  weapons
systems, security systems work, and technology transfer into commercial applications.

$585 million        Rocky  Flats -  A subsidiary  of the  Company is  a
                    subcontractor  to Kaiser  Hill,  a  joint  venture.
                    Through the subsidiary, the Company will provide site support services to the DOE complex at Rocky
                    Flats, Colorado. These services include facilities and equipment maintenance, logistics and property management, information and records management, and environmental safety and health services.

$250 million (1)    Arnold  Engineering  Development Center  -  Under a
                    joint  venture  with Computer  Sciences Corporation
                    and  General Physics Corporation,  the Company will
                    provide information  technology, civil engineering,
                    facilities  management and  environmental expertise
                    to  the Air  Force's Advanced  Simulation  and Test
                    Facilities.   The  Company is  a 35%  owner  of the
                    joint venture, which holds the eight year contract, due to expire in 2003.

        (1) Represents the value of the Company's share of the joint venture's reimbursable costs and award fee.
             The Company will report only its share of net earnings on its financial statements.


$235 million        National  Training  Center  -  Over  1,100  Company
                    personnel  operate  the  Army's  National  Training
                    Center  near  Barstow, California,  where  U.S. and
                    foreign  military  organizations  engage   in  mock
                    military  exercises.    The  Company  maintains and
                    issues over  3,000 items of  military equipment and
                    provides personnel to operate the entire Fort Irwin
                    facility,   which   supports   more   than   12,000
                    personnel. This contract was first won in 1987 and was renewed for an additional five-year term in 1991. A portion of the contract was recompeted in 1995 and awarded to a competitor. This award has been protested. The company is providing services for the protested portion of the contract under the final option year of the contract, which protested portion has a contract revenue of approximately $20 million.

$217 million        Department  of  Justice  Asset  Forfeiture  Support
                    Program - This five-year, 1,000-person contract, requiring staffing of over 300 locations in the United States, involves the support of Department of Justice's drug-related asset seizure program.
                    Company personnel support the various U.S. Attorney offices that are responsible for enforcing and administering the federal asset forfeiture laws.
                    The contract was secured for a period of five years in 1993.

$98 million         White Sands  Missile Range  -  Under the  Company's
                    oldest contract, originally awarded in 1946, the Company provides data collection services to the U.S. Army at White Sands Missile Range, New Mexico.

$88 million         Fort Belvoir - This facility management and support
                    contract  involves  every  aspect   of  operational
                    responsibility ranging from grounds  maintenance to
                    security and air field  operations at Fort Belvoir,
                    Virginia.  Over 225 Company personnel are  involved
                    under this contract.   The Company was awarded this
                    contract for an additional five-year period in March of 1995.

$62 million         Fallon Naval Air Station Support - Awarded in 1992,
                    this contract covers the maintenance and support of
                    the   facilities  at  Fallon   Naval  Air  Station,
                    including  all grounds  and air  field maintenance.
                    The   contract   requires   302   Company   support
                    personnel.

$55 million         Department of State Security - The Company provides
                    a variety of technical services to the Department of State at various locations around the world under six contracts that extend through 2000.

$44 million         Memphis  Naval  Air Station  - This  five-year Navy
                    contract awarded in 1993 involves operational and maintenance support for the infrastructure of the Naval Air Station in Millington, Tennessee.

$35 million         Marine   Spill   Response  Corporation   Operations
                    Contract - Under  this commercial contract  awarded
                    in 1993,  the Company  operates a  fleet of  16 oil
                    spill   response   ships  that   were  specifically
                    commissioned and built for U.S. coastal protection service under the Oil Pollution Act of 1992.

Other Business      Enterprise   Management   operates  internationally
                    where  it  performs  security  services  and  other
                    support  activities  related   to  facilities   and
                    enterprise management. In addition to its military customers, this unit has contracts for similar services with non-DoD agencies such as the U.S.
                    Department of Agriculture, Department of State, and
                    Department of Justice.

Information and Engineering Technology

   This business consists of segments of businesses acquired during the period 1991 through 1994 -- Viar & Company, NMI Systems, Inc., Technology Applications, Inc., and CBIS Federal, Inc. -- plus existing
segments.   The  Company integrated  these portions  of the  previously acquired corporate entities into the Information and Engineering Technology business effective January 1, 1995.

   Its  activities   include  software   development  and   maintenance,
computer center operations, data processing and analysis, database administration, telecommunications support and operations, maintenance and operation of integrated electronic systems, and networking of electronic systems in a local and wide area environment.

$247 million        DOE  Information  Technology  Support Operations  -
                    This   recently   awarded   five-year   information
                    technology support contract marks a significant milestone in the Company's efforts, starting with the acquisitions of Viar and Meridian in 1992, to expand its activities into the growing information technology marketplace. Over 200 Company personnel provide basic computer, software, and networking support to all of DOE's operations.

$200 million        Department   of  Treasury   Information  Processing
                    Support Services - This  five-year contract awarded
                    in  June, 1995  provides  support to  the  Internal
                    Revenue  Service  and  Treasury Department for major
                    information resource management projects.   Company
                    personnel   will    provide   information   systems
                    services, telecommunication and network support, software and database development and technical evaluation analysis.

$156 million        General  Services Administration  ("GSA") Automated
                    Data Processing - Under this recently acquired 4 1/2-
                    year  contract,  the  Company provides  life  cycle
                    applications  software development  and maintenance
                    for  business  and   scientific  systems  to   U.S.
                    agencies in  the GSA's Southeast Sunbelt  and Great
                    Lakes regions.   The contract  will employ  between
                    400 and 800 persons in 14 states.

$126 million        Naval    Warfare     Systems    Contract -
                    One  of   the   Company's  oldest
                    contracts, first awarded over 30 years ago, this is
                    an engineering, technical  and computer  operations
                    contract with the U.S. Navy.  The current five-year
                    term  is scheduled  to run  through 1995,  at which
                    time  it  will  be  recompeted.   The  Company  has
                    received a six-month extension of this contract, pending recompetition.

Other Business      Information   and   Communications   Technology   -
                    Performs approximately $20 million per annum of systems networking contracts inherited from its 1993 acquisition of NMI Systems, Inc.. Commercial and governmental customers are served.


Environmental, Energy and National Security Programs

   This business consists of the former environmental operations of Viar & Company and certain of the energy research and study operations
of Meridian Corporation.   Other principal contracts involve furnishing
of  research  and other  support services  to the  EPA  and DOE.   This
business   includes   environmental  regulation   development,  quality
assurance studies and research, management of information relating to the proper handling of hazardous materials and substances, alternative energy research and evaluation, and energy security studies and
assessments.    This  business also  provides  services  in  support of
nuclear safeguards and security research and development. Specialized disciplines include the development of physical security systems, vulnerability and risk assessments, and human reliability.

$1.5 billion (1)    DOE  Strategic  Petroleum  Reserve  -  Through  its
                    60%  controlled  affiliate, DynMcDermott  Petroleum
                    Services   Company,   Inc.  ("DynMcDermott"),   the
                    Company furnishes approximately 900 technicians and
                    operational personnel to  operate DOE's  seven-site
                    emergency crude oil storage facilities in Louisiana
                    and  Texas   (the  "Reserve").    The   Reserve  is
                    maintained  for  possible  draw-down  and  domestic
                    sales  of crude  in the  event of  an international
                    crisis  or  threat to  the  U.S. oil  supply.   The
                    operation  of the  Reserve  involves all  technical
                    responsibility   for   approximately  700   million
                    barrels of crude in storage, over 1,000 miles of pipeline, as well as all related environmental, safety, and security matters. The current contract runs through 1998.


   (1) Represents value of costs incurred and fee earned by DynMcDermott. Only the Company's portion of the fee ($5.1 million in 1994) has been recorded as revenue in the Company's financial statements.

$89 million         EPA Programs - Under several contracts, the Company
                    performs   program   management,  analytical,   and
                    technical   support   for  EPA   Superfund  policy,
                    research and development, and enforcement under Superfund and effluent guidelines. These contracts extend into 1998.

$81 million         Defense Policy  Support -  As a provider  of direct
                    energy policy support to DoD, DOE and other federal
                    agencies,  the Company  holds contracts  with terms
                    continuing through 1999,  under which it  furnishes
                    analysis  and  documentation  support   on  defense
                    policy related to energy matters.

$40 million         EPA  Contract   Laboratory  Administrative  Support
                    Services - Under this five-year contract awarded in
                    1994,  the  Company  provides   program  management
                    support  in the testing of environmental samples by
                    EPA's  contracted laboratories  for  the Office  of
                    Emergency  and  Remedial  Responses.    This  is  a
                    successor contract to a contract first awarded to Viar & Company in 1980.

Advanced Technology Services

   This  business  includes  remote  bar  coding  contracts  and   other
contracts  with  the U.S.  Postal  Service and  health  and health-care
related  support   services,  including  health   surveillance,  health
education, industrial hygiene, fitness programs and clinical laboratory services. The mission of Advanced Technology Services is to identify and develop new and innovative commercial businesses for the Company through leveraging of the Company's existing know-how and to pursue commercial opportunities that arise external to the Company. It serves as an incubator for new commercial applications for the established business lines or possible future business in new market areas and focuses on emerging technologies or novel process applications where the application of known or evolving technologies may represent value-added or new market opportunities.

$220 million        U.S.  Postal  Service  Remote  Bar Coding  -  Under
                    contracts secured in 1992,  the Company operates  a
                    contractor-furnished remote bar coding  facility in
                    Pennsylvania  which provides  remote bar  coding of
                    mail  for four  U.S. Postal  Service regions.   The
                    contracts,  which  currently   run  through   1996,
                    including options, may not be renewed beyond April, 1996, due to an announced policy change in the U.S.
                    Postal Service that would bring this contracted-out work back into the Service.

$18 million         Biotechnology  and  Health Services  -  The Company
                    provides biomedical technology services  to various
                    health  organizations.   Under  contracts extending
                    into 1998, the Company operates seven laboratories and five repositories for the National Institutes of Health.

Commercial Aviation

 During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to discontinue the Commercial Aviation Business, which comprised about 20% of the Company's revenues in fiscal year 1994. This decision was made as a result of several factors including: (i) the Company's need for cash to reduce its debt, (ii) the capital intensive nature of the Commercial Aviation Business, (iii) the continual losses of the Aircraft Maintenance Unit and (iv) a high level of interest from potential buyers.

 The Aircraft Maintenance Unit included the Company's DynAir Tech subsidiaries in Arizona (acquired in 1987), Florida (acquired in 1969), and Texas. The Aircraft Maintenance Unit performed maintenance checks, component overhauls, heavy structural maintenance, airframe and systems maintenance and modification of a wide variety of passenger and cargo aircraft. The Aircraft Maintenance Unit was sold on June 30, 1995, for $12.5 million, which price is subject to adjustment based on balance sheet figures to be obtained after closing. In addition, the Company may receive additional payments based on future revenues of the Aircraft Maintenance Unit.

 The aviation ground handling business was conducted through the Company's wholly owned subsidiaries, DynCorp Aviation Services, Inc., DynAir Fueling, Inc., and DynAir Services, Inc., formerly Servair, Inc., which was acquired by the Company in 1971 (collectively, the
"Ground  Handling Unit").   The  Ground Handling  Unit provided  a wide
range of ground handling services at approximately 80 airports, ranging from line maintenance and fueling to cleaning and baggage handling. The Ground Handling Unit was sold on August 31, 1995, for $122 million, which price is subject to adjustment based on balance sheet figures to be obtained after closing.

Government Contracting

 The Company derived 97% of its revenues in 1994 from Government Contracts, and 60% of its total revenues in 1994 were derived from Government Contracts with the DoD. Typically, a Government Contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable at the discretion of the Government. The Government is not obligated to exercise its option to renew a Government Contract. At the time of completion of a Government Contract, the contract in its entirety is "recompeted" against all interested third-party providers. Approximately 80% of the Company's Government Contracts business is from contracts that have an aggregate initial term including renewal periods of five years or more. Federal law permits the Government to terminate a contract at any time if such termination is deemed to be in the Government's best interest. The
Government's failure to renew, or the early termination of, any significant portion of the Company's Government Contracts could adversely affect the Company's business and prospects. In addition, the fact that Government Contracts may be terminated without renewal prior to the stated maturity of the Contract Receivable Collateralized Notes previously issued by the Company to its wholly owned financing subsidiary, Dyn Funding Corporation, may result in demands on the Company's available cash as the Company endeavors to replace the terminated contracts underlying the Contract Receivable Collateralized Notes. See "Risk Factors -- Dependence on and Risks Inherent in Government Contracts " and "Risk Factors -- Termination of Contracts/Increased Demand on Cash Flow."

 Contracts with the U.S. Government and its prime contractors usually contain standard provisions for termination at the convenience of the Government or such prime contractors, pursuant to which the Company is generally entitled to recover costs incurred, settlement expenses, and profit on work completed prior to termination. There can be no assurance that terminations will not occur, and such terminations could adversely affect the Company's business and prospects. The Company's Government Contracts do not provide for renegotiation of profits. See "Risk Factors -- Dependence on and Risks Inherent in Government Contracts."

 Continuation and renewal of the Company's existing Government Contracts and the acquisition by the Company of additional Government Contracts is contingent upon, among other things, the availability of adequate funding for various U.S. Government agencies. The current world political situation and domestic pressure to reduce the federal budget deficit have reduced, and may continue to reduce, military and other spending by the U.S. Government. The precise effect of these political developments on the Company's business and prospects cannot be predicted. Such budget reductions and/or changes in governmental policies might increase somewhat the nature and amount of work contracted out by Government agencies to businesses such as the Company, but they might also limit future revenue opportunities for the Company with respect to U.S. Government Contracts. See "Risk Factors -
- Dependence on and Risks Inherent in Government Contracts."

 The Company's Government Contract services are provided through three types of contracts -- fixed-price, time-and-materials, and cost-reimbursement. The Company assumes financial risk on fixed-price contracts (approximately 12% of the Company's total Government Contracts revenue in 1994) and time-and-material contracts (approximately 16% of its total Government Contracts revenue in 1994), because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or smaller than anticipated profits. The balance of the Company's Government Contracts revenue in 1994 (approximately 72%) was derived from cost-reimbursement contracts. To the extent that the actual costs incurred in performing a cost-reimbursement contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit. However, if the Company's costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, any excess would be subject to adjustment and repayment upon audit by Government agencies. See "Risk Factors -- Contract Profit Exposure Based on Type of Contract."

 Government Contract payments received by the Company in excess of allowable direct and indirect costs are subject to adjustment and repayment after audit by Government auditors. Audits have been completed on the Company's incurred contract costs through 1986 and are continuing for subsequent periods. The Company has included an allowance in its financial statements for possible excess billings and contract losses which it believes is adequate based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate. See "Risk Factors -- Audits by U.S. Government Agencies."

 As a U.S. Government contractor, the Company is subject to federal regulations under which its right to receive future awards of new Government Contracts, or extensions of existing Government Contracts, may be unilaterally suspended or barred for periods of up to three years, should the Company be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. Suspensions, even if temporary, can result in the loss of valuable contract awards for which the Company would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company which is involved in the alleged improper activity which gives rise to the suspension or debarment actions, Government agencies have authority to impose debarment and suspension on affiliated entities which in no way were involved in the alleged improper activity. The initiation of suspension or debarment hearings against the Company or any of its affiliated entities could have a material adverse impact upon the Company's business and prospects. See "Risk Factors -- Potential for Suspension and Debarment."

Factoring of Receivables

 On January 23, 1992, the Company's wholly owned subsidiary, Dyn Funding Corporation ("DFC"), completed a private placement of $100,000,000 of 8.54% Contract Receivable Collateralized Notes, Series 1992-1 (the "Notes"). Upon receiving the proceeds from the sale of the Notes, DFC purchased from the Company an initial pool of receivables for $70,601,000, paid $1,524,000 for expenses and deposited $3,000,000 into a reserve fund account and $24,875,000 into a collection account with Bankers Trust Company as trustee pending additional purchases of receivables from the Company. Of the proceeds received from DFC, the Company used $38,112,000 to pay the outstanding balances of the ESOP loan and a revolving loan facility, and $33,280,000 was used for the redemption of all outstanding Class A Preferred Stock plus accrued dividends (the redemption price per share was $25.00 plus accrued dividends of $0.66 per share).

 The Notes are collateralized by the right to receive proceeds from certain Government Contracts and certain eligible accounts receivable of commercial customers of the Company. Credit support for the Notes is provided by over-collateralization in the form of additional receivables. The Company retains an interest in the excess balance of receivables through its ownership of the common stock of DFC. Additional credit and liquidity support is provided to the Notes through a cash reserve fund. Interest payments are made monthly with monthly principal payments beginning February 28, 1997. The Notes are for a term of five years and two months and are required to be fully repaid by July 30, 1997.

 On an ongoing basis, the cash receipts from collection of the receivables will be used by DFC to make interest payments on the Notes, pay a servicing fee to the Company, and purchase additional receivables from the Company. Beginning February 28, 1997, instead of purchasing additional receivables, the cash receipts will be used by DFC to repay principal on the Notes. During the non-amortization period (the period between January 23, 1992 and January 30, 1997), cash in excess of the amount required to purchase additional receivables and meet payments on the Notes is to be paid to the Company, subject to certain collateral coverage tests. The receivables pledged as security for the Notes are valued at a discount from their stated value for purposes of determining adequate credit support. DFC is required to maintain receivables, at their discounted values, plus cash on deposit at least equal to the outstanding balance of the Notes.

 Commencing March 30, 1994, the Notes became redeemable in whole, but not in part, at the option of DFC at a price equal to the principal amount of the Notes plus accrued interest plus a premium (as defined in the Notes).

 Upon  termination  of  any  of  the   Company's  contracts,  including
Government Contracts, the Company would no longer accrue a stream of accounts receivable thereunder for sale to DFC, which may result in demands on the Company's available cash as the Company endeavors to replace the terminated contracts. The ability of the Company to maintain certain ratios under the Notes depends in part on its ability to keep in force existing contracts and/or acquire new contracts such that sufficient eligible receivables are available for sale by the Company to DFC. See "Risk
Factors -- Termination of Contracts/Increased Demand on Cash Flow."

 By the terms of the Notes, in the event that the interest coverage ratio (as defined in the Notes) falls below certain prescribed levels and the Company's principal debt exceeds certain amounts, DFC may be prohibited from purchasing additional receivables from the Company, thereby reducing the Company's access to additional cash resources. Further, in the event that the collateral value ratio (as defined in the Notes) falls below certain levels required in the Notes due to a decrease in the Company's contract revenue and the Company fails to provide sufficient receivables in order to increase the collateral value ratio, the Company may be forced to redeem part or all of the Notes which would result in additional demands on the Company's cash resources.
See "Risk Factors -- Inability to Maintain Certain Ratios Under the Contract Receivable Collateralized Notes."

Environmental Matters

 The Company's business activities occasionally result in the generation of non-nuclear hazardous wastes, the hauling and disposal of which are governed by federal, state and local environmental compliance statutes and regulations. In addition, certain of the Company's businesses operate petroleum storage and other facilities that are subject to similar regulations. Violations of these laws can result in significant fines and penalties for which insurance is not reasonably available. Moreover, because many of its operations involve the management of storage and other facilities owned by others, primarily governmental entities, the Company is not always in a position to control the compliance of the facilities it operates with environmental and other laws. However, neither the Company nor any of its subsidiaries have been named a potentially responsible party relating to environmental liability at any sites. There are no enforcement actions relating to environmental liability currently in progress with respect to the Company, its subsidiaries or any of their operations. See "Risk Factors -- Environmental Matters" and "Legal Matters."

International Operations

 The Company from time to time conducts some operations outside of the United States. Such international operations entail additional business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Each of these factors could have an adverse impact on operating results. There can be no assurance that the Company can achieve or maintain success in these
markets.    See  "Risk  Factors  --  Risks  Inherent  in  International
Operations."

Competition

 The markets which the Company services are highly competitive. In each of its operating groups, the Company's competition is quite fragmented, with no single competitor holding a significant market position. The Company experiences vigorous competition from industrial firms, university laboratories, non-profit institutions and U.S. Government agencies. Some of the Company's competitors are large, diversified firms with substantially greater financial resources and larger technical staffs than the Company has available to it. Government agencies also compete with and are potential competitors of the Company because they can utilize their internal resources to perform certain types of services that might otherwise be performed by the Company. A majority of the Company's revenues are derived from contracts with the U.S. Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids where price is a significant factor. See "Risk Factors -- Competition."

Backlog

 The Company's backlog of business (including estimated value of option years on Government Contracts) was $2.0 billion at December 31, 1994, compared to a year-end 1993 backlog of $2.6 billion. At June 29, 1995, backlog (including estimated value of option years on Government Contracts) was $3.0 billion. U.S. Government agencies operate under annual fiscal appropriations by the Congress and fund various contracts on an incremental basis. Therefore, a substantial portion of the Company's backlog represents contracts which have not been funded by the responsible Government agency.

Properties

 The Company is primarily a service-oriented company, and, as such, the ownership or leasing of real property is an activity which is not material to an understanding of the Company's operations. The Company owns two office buildings. The Company leases numerous commercial facilities used in connection with the various services rendered to its customers, including its corporate headquarters, a 149,000 square foot facility under a 12-year lease. None of the properties is unique. All of the Company's owned facilities are located within the United States. In the opinion of management, the facilities employed by the Company are adequate for the present needs of the business.

                             LEGAL MATTERS

 The Company  is involved  in various  claims  and lawsuits,  including contract disputes  and claims  based on  allegations of  negligence and
other tortious conduct.   The  Company is also  potentially liable  for
certain environmental, personal injury, tax, and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company has denied, or believes it has a basis to deny, liability, and in some cases has offsetting claims against the plaintiffs or third parties. Damages currently claimed by the various plaintiffs for these items, some of which may not be covered by insurance and which have not been fully accounted for in the financial statements aggregate approximately $32,000,000 (including compensatory and possible punitive damages and penalties). Material legal proceedings are described below.

 A former subsidiary of the Company, which discontinued its business activities in 1986, has been named as one of many defendants in civil lawsuits which have been filed in various state courts against manufacturers, distributors and installers of asbestos products. The Company has also been named as a defendant in several of these actions. At the beginning of 1992, 408 claims had been filed, and during the year 1,784 additional claims were filed, with 74 claims being settled. In 1993, 711 additional claims were filed and 1,275 were settled. In 1994, 1,135 new claims were filed with 353 being settled. Through September 22, 1995, 1977 new cases have been filed and 86 settled. Defense has been tendered to and accepted by the Company's insurance carriers; however, the Company has been unable to identify solvent insurance carriers for all of the claim periods. The Company believes that the subsidiary has substantial defenses against alleged secondary and indirect liability. The Company has provided a reserve for the estimated uninsured legal costs to defend the suits and the estimated cost of reaching reasonable no-fault liability settlements. The amount of the reserve has been estimated based on the number of claims filed and settled to date, number of claims outstanding, current estimates of future filings, trends in costs and settlements, and the advice of the insurance carriers and counsel.

 On November 22, 1994, the Company and its former subsidiary instituted litigation in Los Angeles Superior Court against 24 of its general liability insurers for the purpose of obtaining a declaratory judgment regarding the aggregate amount of insurance available for the defense and satisfaction of asbestos claims, the right of carriers to unilaterally allocate losses and defense costs among themselves, the obligation of certain excess insurance carriers to "drop down" their coverage to lower levels resulting from lost policies or policies issued by currently insolvent carriers, and certain insurance coverage issues that could impact the Company's ultimate liability for asbestos and other claims.

 The Internal Revenue Service has completed an examination of the Company s income tax returns for the period 1985 through 1988 and proposed several adjustments, the most significant of which related to deductions taken by the Company for expenses incurred in the LBO. A settlement of these matters has been approved by the Internal Revenue Service and is currently under review by the Joint Committee on Taxation.
See Note 15 to the Consolidated Financial Statements as of December 31, 1994.

   The  Company has retained  certain liability  in connection  with its
1989  divestiture   of  its  major   electrical  contracting  business,
Dynalectric Company ("Dynalectric").   The Company and Dynalectric were
sued on September 22, 1988 in  the Superior Court of Bergen County, New
Jersey by Computran,  a former Dynalectric company subcontractor.   The
subcontractor  has  alleged that  its  subcontract  to furnish  certain software and services in connection with a major municipal traffic signalization project was improperly terminated by Dynalectric and that Dynalectric is liable to the former subcontractor for a variety of additional claims, the aggregate dollar amount of which has not been
formally  recited in  the subcontractor's  complaint.   Dynalectric has
filed certain counterclaims  against the  former subcontractor.     The
Company and Dynalectric believe that they have valid defenses, and/or that any liability would be offset by recoveries under the counterclaims.


   For each of the material legal proceedings described above, the Company has established reserves for the contemplated defense costs, expenses and for those amounts that can be reasonably estimated as probable may be either paid by the Company in settlement of the proceedings or which  may be assessed  against the Company  by court  order or through
arbitration.    There can  be  no assurance  that  the  amount of  such
reserves will be adequate to cover all the costs, expenses, settlements and judgments involved in the material legal proceedings.

   The Company and its various subsidiaries are occasionally the subjects of investigations by the Department of Justice and other
investigative   organizations,  resulting   from  employee   and  other
allegations  regarding  business  practices.    The  Company  does  not
anticipate any action as a result of such inquiries and investigations which would have a material adverse effect on its consolidated financial position or results of operations or its ability to conduct business.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   During the second quarter of 1995, the Company's Board of Directors concluded that it was in the best interests of the Company to divest its Commercial Aviation Business. On June 30,
1995, the Company sold the stock of all its subsidiaries engaged in the business of commercial aircraft maintenance (the
"Aircraft Maintenance Unit") for  $12.5 million (subject to adjustment)
to Sabreliner Corporation.   The subsidiaries sold were DynAir  Tech of
Florida, DynAir Tech of Texas and DynAir Avionics, Inc. On August 31, 1995 the Company sold to ALPHA Airports Group Plc. all of its subsidiaries engaged in commercial airline ground handling, passenger
services,  aircraft   fueling,  aircraft  line  maintenance  and  cargo
handling  (the "Ground  Handling Unit").   The subsidiaries  were DynAv
Services, Inc.,  Air Carrier Services, Inc., DynAir CFE Services, Inc.,
DynAir   Services, Inc.,   DynAir  Maintenance,   Inc.,  DynCorp/DynAir
Corporation, DAPSCO Inc., DynAir Technologies International, Inc., DynAir Fueling Inc., DynAir Fueling of Nevada Inc., DynAir Euroservices
(UK) Ltd., and DynAir Euroservices (Italia) S.p.A. See Note 2 to the Consolidated Financial Statements as of December 31, 1994.

   As a result of the decision to divest itself of the entire Commercial Aviation Business, the related accounts have been classified as discontinued operations for financial reporting purposes. The following discussion and amounts exclude the discontinued operations of the Commercial Aviation Business unless stated otherwise.

     Following is a summary of operations, cash flow and long-term debt (in thousands):

                                  Six Months Ended         Years Ended December 31,
                                 June 29,    June 30,     1994      1993       1992
                                   1995       1994
Operations
Revenues                         $421,576   $391,161   $818,683   $777,216   $728,244

Gross Profit                       17,631     16,833     35,588     34,761     20,339
Selling and corporate
  administrative                   (9,308)    (8,558)   (16,887)   (17,547)   (18,503)
Interest, net                      (6,605)    (6,994)   (12,505)   (12,349)   (12,227)
Other                                (997)    (2,026)    (7,654)    (7,109)    (3,553)
Provision (benefit) for
   income taxes                       545        520     (2,236)     1,289        168
Earnings (loss) from continuing
  operations before
  minority interest and extra-
  ordinary item                  $    176   $ (1,265)  $    778   $ (3,533)  $(14,112)

                                   June 29, June 30,             December 31,
                                    1995     1994         1994       1993       1992
Cash Flow
Net loss                         $   (875)  $ (2,519)  $(12,831)  $(13,414)  $(23,342)
Depreciation and amortization       5,427      6,404     16,340     13,151     12,180
Pay-in-kind interest                    -      7,370     15,329     13,142      6,590
Working capital items               2,878     (1,362)   (28,098)    (8,069)   (10,861)
Other                              (2,830)    (1,057)      (577)    (1,228)       316
Discontinued operations              (761)       (77)    19,198      4,767      5,547
Cash provided (used) by
  operating activities              3,839      8,759      9,361      8,349     (9,570)
Investing activities               29,163    (10,808)   (22,235)   (18,527)   (18,130)
Financing activities              (17,149)     4,204      8,840      7,817     23,868
Increase (decrease) in cash
  and short-term investments     $ 15,853   $  2,155   $ (4,034)  $ (2,361)  $ (3,832)

                                   June 29, June 30,             December 31,
                                    1995     1994         1994       1993       1992
Long-term Debt (including
  current maturities)
Junior Subordinated Debentures   $ 99,620   $ 94,499   $102,658   $ 86,947   $ 73,489
Contract Receivable
  Collateralized Notes            100,000    100,000    100,000    100,000    100,000
Mortgages payable                   3,983     22,885     22,285     23,416     19,436
Other notes payable and
  capitalized leases                7,028      9,912      8,505      8,785      8,129
                                 $210,631   $227,296   $233,448   $219,148   $201,054

Comparison of Six Months Ended June 29, 1995 with Six Months Ended June 30, 1994

Revenues - Revenues from continuing operations for the second quarter and first half of 1995 were $209.9 million and $421.6 million, up $11.4 million and $30.4 million over comparative periods in 1994. Increases in revenue attributable to an acquisition completed in the fourth quarter of 1994 ($16.3 million and $32.7 million for the second quarter and first half of 1995, respectively) and new contract awards (approximately $20.3 million and $36.8 million for the second quarter and first half of 1995, respectively) were partially offset by declines from contracts lost in recompetition and reduced levels of services on continuing contracts.

Cost of Services/Gross Margins - Cost of services from continuing operations for the second quarter of 1995 was 95.3% of revenue compared to 95.2% for the same period in 1994, and for the first half of 1995, cost of services was 95.8% compared to 95.7% in 1994. This resulted in gross margins of $9.8 million (4.7%) for the second quarter of 1995 compared to $9.5 million (4.8%) for the second quarter of 1994 and $17.6 million (4.2%) and $16.8 million (4.3%) for the first half of 1995 and 1994, respectively. The slight decrease in gross margin percentages from 1994 to 1995 was the result of numerous operating changes in contract profit levels and a reduction in the amortization of costs assigned to acquired contracts. Gross margins in absolute terms followed the changes in revenue.

Selling and Corporate Administrative - Selling and corporate administrative expense was up slightly to 2.4% of revenue compared to 2.2% for the second quarter of 1994. For the first half of each of 1994 and 1995, selling and corporate administrative expense was 2.2% of revenue.

Interest - Interest expense for the second quarter of 1995 was $4.0 million, the same as the second quarter of 1994. For the first half of 1995, interest expense was $8.5 million compared to $8.1 million in the first half of 1994. The increase due to the compounding of interest on the 16% Junior Subordinated Debentures was offset in the second quarter by the effect of the repurchase of $3.5 million of debentures and the elimination of interest expense on the Company's headquarters due to repayment of the mortgage.

Interest income for both the quarter and first half of 1995 was greater than during comparable periods in 1994 due to higher cash and short term investment balances which yielded greater interest income and also to the compounding of interest at 17% on the Cummings Point Industries, Inc. note receivable.

Other - Other consists of the following items (in thousands):

                                       Three Months Ended Six Months Ended
                                        June 29, June 30, June 29, June 30,
                                          1995    1994      1995    1994
Amortization of costs in excess
  of net assets acquired                 $ 456   $ 469     $ 912  $  916
Amortization of deferred ESOP costs (a)      -     192         -     384
ESOP repurchase premium (a)                  -     302         -     620
Miscellaneous                              (94)     18        85     106
                                         $ 362   $ 981     $ 997  $2,026

     (a) Deferred ESOP costs and ESOP repurchase premium were fully amortized and expensed over the period of the original ESOP agreement (1988-94).

Income Taxes - The provision for income taxes for the second quarter and first half of 1995 is based on an estimated annual effective tax rate excluding expenses not deductible for income tax purposes, and, in addition, includes the tax provision of a majority owned subsidiary required to file a separate return. The 1994 tax provision reflects only that of the majority owned subsidiary referred to above. No tax benefit was recorded for the losses in 1994 due to the uncertainty of future realization.

Comparison of the Fiscal Years Ended December 31, 1994, December 31, 1993 and December 31, 1992

Revenues - Revenues from continuing operations were $818.7 million in 1994 compared to $777.2 million in 1993, an increase of $41.5 million (5.3%). The increase in revenue was primarily attributable to businesses acquired in November and December 1993 and October 1994 ($52.5 million), new contract awards or contracts which were in the start-up phase in 1993 but became fully operational in 1994 ($73.3 million) and a retroactive adjustment on one contract for wage increases mandated by the Department of Labor under the Service Contract Act ($7.0 million). These increases were offset by declines from contracts lost in recompetition and reduced level of services on existing contracts.

 Revenues from continuing operations for 1993 were $777.2 million compared to 1992 revenues of $728.2 million, an increase of $49.0 million (6.7%). The increase in revenue included approximately $15.1 million from businesses acquired in December 1992 and November and December 1993, $16.0 million from the U.S. Postal Service contracts which were in the start-up phase in 1992 but became fully operational in 1993, and $17.9 million from new contract awards (net of contracts completed and/or not renewed).

Cost of Services/Gross Margins - Cost of services from continuing operations was 95.7% of revenues in 1994, 95.5% in 1993 and 97.2% in 1992, which resulted in gross margins of $35.6 million (4.3%), $34.8 million (4.5%) and $20.3 million (2.8%), respectively. The increase in the 1994 gross margin amount was attributable to acquisitions consummated in November and December 1993 and October 1994, and new contract awards which were partially offset by decreases related to lost contracts and reduced level of services on existing contracts.

 The increase in the gross margin levels from 1992 to 1993 was principally due to improved profit performance on new contracts started in 1992 and the early part of 1993 (in particular the Postal Service and the Department of Energy contracts which incurred start-up costs in 1992) and non-recurring claims of $6.0 million recorded in 1992.

Selling and Corporate Administrative - Selling and corporate administrative expenses as a percentage of revenues were 2.1%, 2.3% and 2.5% in 1994, 1993 and 1992, respectively. The decrease of $0.7 million in 1994 from 1993 was primarily attributable to a decrease in Restricted Stock Plan expense due to the award of fewer shares in 1994.

 There were both increases and decreases in 1993 over 1992 of the various elements and components of these expenses. However, the most significant factor contributing to the decrease of $1.0 million from 1992 to 1993 was a reduction in bid and proposal costs from the unusually high amount incurred in 1992 on a contract proposal for the Department of Energy's Strategic Petroleum Reserve in Louisiana.

Interest - Interest expense was $14.9 million in 1994, virtually unchanged from $14.8 million in 1993. Increases resulting from the compounding of the pay-in-kind interest on the Junior Subordinated
Debentures and the inclusion of a full year of interest on mortgages assumed in conjunction with an acquisition in the fourth quarter of 1993 were offset by the reversal of interest accruals resulting from a favorable settlement with the Internal Revenue Service of the Company's tax liability for the period 1985-1988.

 Interest expense in 1993 of $14.8 million was $0.2 million higher than 1992. This small increase was primarily the result of the Contract Receivable Collateralized Notes being outstanding for the full year of 1993 compared to approximately eleven months in 1992, interest on the mortgage for the Company's headquarters was for the full year of 1993 compared to five months in 1992 and an increase in the amount of capitalized leases outstanding, all of which were partially offset by a reduction in the accrual of interest on possible payments of federal income taxes.

 The net increase in interest income in 1994 over that of 1993 was due to the compounding of interest on the 17% Cummings Point Industries, Inc. note receivable, offset by decreases due to the recording in 1993 of prior years' interest income (and offsetting bank fee expense) on cash balances in various operating accounts. Interest income in 1993 was approximately the same as that in 1992 with increases from the interest on the Cummings Point Industries note receivable and the above noted prior year adjustments being offset by decreases resulting from lower balances of excess funds available for investment.

Other - Other expense in 1994 as compared to 1993 contained several variances: (i) the write-off of the Company's 50.1% investment in an unconsolidated subsidiary, (ii) accrual of legal fees and environmental costs related to divested businesses, (iii) reversal of reserves for legal and other expenses associated with events which predated the Company's acquisition of another business and (iv) absence of amortization for acquired assets.

 The  increase  in  1993  over   1992  was  caused  primarily   by  the
accelerated amortization of cost in excess of net assets of an acquired
business for assets  that were  subsequently determined to   have  been
overvalued at the time of acquisition, and the initial accrual of legal and other costs mentioned above.
                                                      Years Ended December 31,
                                                         1994   1993    1992
Other Expense consists of (in thousands):
Amortization of costs in excess of
  net assets acquired                                  $2,347  $3,408  $2,371
ESOP Repurchase Premium (a)                             1,323   1,507   2,787
Write-off of investment in unconsolidated subsidiary (b)3,250       -       -
Legal and other expense accruals
  associated with an acquired business (b)             (1,830)  2,070       -
Environmental costs of businesses divested in 1988       (347)    366   1,000
Gain on sale of warrants obtained in divestitures           -       -    (756)
Other adjustments of businesses divested in 1988 (b)    2,665     (73) (1,600)
Miscellaneous                                             246    (169)   (249)
     Total Other                                       $7,654  $7,109  $3,553

(a)Refer to Note 8 to Consolidated Financial Statements as of December 31,1994.

(b)Refer to Note 14 to Consolidated Financial Statements as of December 31,1994.

Income Taxes - During 1994, the Company reached a favorable settlement with the IRS of disputes over tax deductions related to the leveraged buyout in 1988 and, as a result, applicable tax reserves of $4.1 million were reversed in the fourth quarter of 1994. See Note 15 to the Consolidated Financial Statements as of December 31, 1994.

 The 1994 Federal tax benefit resulted from the reversal of the aforementioned tax reserves for the IRS examination, net of a partial valuation allowance, less the Federal tax provision of a majority owned subsidiary required to file a separate Federal income tax return. In 1994, 1993 and 1992, the Company did not record any additional Federal income tax benefit because of the uncertainty regarding the level of future income. The Federal tax provision recognized in 1993 and 1992  was that of a majority owned subsidiary which
was  required to  file a  separate return.   Additionally,  the Company
recognized a foreign income tax provision in 1994, 1993 and 1992 and a state tax credit in 1992.

Working Capital and Cash Flow

 Working capital  at June 29, 1995 was  $96.6 million compared to $85.1
million  at December, 1994,  an increase of  $11.5 million.   Cash from
operations, investing and financing activities and the reclassification of the  Cummings  Point Industries,  Inc.  note receivable  to  current assets (the note was paid in full on August 10, 1995) increased working
capital  by   $25.7  million.    Offsetting  these  increases  was  the
reclassification of $15  million of the 16%  Subordinated Debentures to
current  liabilities.    The   ratio  of  current  assets   to  current
liabilities at June 29, 1995 was  1.77 compared to 1.70 at December 31,
1994.   At June 29,  1995, $101.7  million of accounts  receivable were restricted  as collateral  for the  Contract Receivable  Collateralized
Notes. Additionally, $3.0 million of cash was restricted as collateral for the Contract Receivable Collateralized Notes, and $5.2 million of cash was restricted as collateral for letters of credit securing various contractual obligations. This restricted cash has been classified as other assets on the balance sheet.

 Working capital at December 31, 1994, was $85.1 million compared to $67.9 million at December 31, 1993. The increase in working capital was primarily the result of cash flow from operations and various investing and financing activities being reinvested in acquisitions and an increase of accounts receivable. The 1994 ratio of current assets to current liabilities was 1.70 compared to 1.57 in 1993. At December 31, 1994,
$5.9 million of cash and short-term investments and $124.2 million of accounts receivable were restricted as collateral for the Contract Receivable Collateralized Notes.

 Operations produced cash flow of $3.8 million for the first half of 1995 compared to $8.8 million for the comparable period in 1994. Excluding the effects of the changes in current assets and liabilities, continuing operations produced $1.0 million in the first half of 1995, down from $10.1 million in the first half of 1994. This was primarily attributable to the $8.2 million cash payment of accrued interest on the 16% Junior Subordinated Debentures made in 1995, as opposed to payment in kind in 1994. For the year 1994, operating activities produced cash flow of $9.4 million compared to $8.3 million in 1993 and a negative $9.6 million in 1992. The principal reason for the 1994 and 1993 improvements was a reduction in net losses over each previous year and increased non-cash amortization and pay-in-kind interest.

 Investing activities provided funds of $29.2 million for the first half of 1995, principally due to the sale/leaseback of the Company's headquarters building and the refinancing of equipment associated with discontinued operations. For the year 1994, investing activities used $22.2 million of cash, of which $14.3 million was used for the acquisition of businesses and another $3.7 million was used for the purchase of property and equipment. For the year 1993, investing activities used $18.5 million of cash which included $10.9 million for acquisitions of businesses and $3.6 million for the purchase of property and equipment.

 Financing activities used funds of $17.1 million for the first half of 1995, principally for the payment of debt and repurchase of $3.5 million of the Company's 16% Junior Subordinated Debentures. For the year 1994, financing activities provided cash of $8.8 million. The sale of stock to the ESOP contributed $17.1 million, and cash of $4.5 million was used for payments on indebtedness, and $3.2 million was used to purchase treasury stock. For the year 1993, financing activities provided cash of $7.8 million. Payments of $16.1 million were received on the loan to the ESOP, $5.8 million was used for payments on indebtedness and $2.0 million was used to purchase treasury stock. The treasury stock purchases were primarily to meet ERISA requirements to repurchase ESOP shares.

Liquidity and Capital Resources

 At June 29, 1995, the  Company's debt totaled $210.6  million compared to $233.4 million at December 31, 1994, $219.1  million at December 31,
1993 and  $201.1 million at  December 31, 1992.   The decrease  in debt
from December 31, 1994 to June 29, 1995 resulted from the liquidation of the $18.2 million mortgage on the Company's headquarters building and the purchase of $3.5 million of Junior Subordinated Debentures.
The funds used for the liquidation of debt were obtained from the sale/leaseback of the Company's headquarters building and equipment refinancing related to discontinuance of the Ground Handling Unit of the Commercial Aviation Business. The increase in debt for 1994 and 1993 resulted principally from the pay-in-kind interest on the Junior Subordinated Debentures.

 The Company  had an  increase in  cash and  short-term investments  of
$15.9 million from December 31, 1994 to June 29, 1995, which resulted primarily from the aforementioned refinancing of equipment. The Company had a net decrease in cash and short-term investments of $4.0 million, $2.4
million  and $3.8 million  in 1994, 1993  and 1992, respectively.   The
decrease for 1994 was caused to a large degree by net investments in acquired businesses of $14.3 million and an increase in accounts
receivable  and  contracts in  process of  $22.5  million.   The latter
increase was largely attributable to a delay in finalizing the terms on a  new  contract and  an internal  disruption  in a  government finance
office, both  of which occurred  in the  fourth quarter of  1994.   The
Company's  cash  flow was  favorably impacted  in  1994, 1993  and 1992
through  the   utilization  of  pay-in-kind  interest   on  the  Junior
Subordinated  Debentures and  the sale  of stock  to the  ESOP totaling
$32.4  million,  $29.2 million  and $22.7  million, respectively.   The
Company paid in cash the June 29, 1995 interest payment on its 16% Junior Subordinated Debentures.

 On  July  19,  1995  and August  10,  1995,  the  Board  of  Directors
authorized   the  redemption   of  $15   million  and   $12.5  million,
respectively, of Junior Subordinated Debentures.

 On August 10, 1995, the Company received full payment (including interest) on the Cummings Point Industries, Inc. note receivable. This note receivable had been classified as a deduction in the stockholders' equity section of the balance sheet at December 31, 1994, but was re-classified to current assets at June 29, 1995.

 On June 30, 1995, the Company sold  the stock of all its  subsidiaries
engaged  in   the  business  of  aircraft   maintenance  to  Sabreliner
Corporation for $12.5 million in cash, subject to final adjustments based on the closing balance sheet and to possibe additional payments based on future business revenue of the sold subsidiaries.
On August 31, 1995, the Company sold to ALPHA Airports Group Plc. ("Alpha") all of its subsidiaries engaged in ground handling for $122 million in cash, subject to final adjustments based on the closing balance sheet.
The net proceeds from these transactions are in excess of the book value of the net assets of these discontinued businesses. The proceeds will be used primarily to retire debt and satisfy existing equipment financing obligations of the Ground Handling Unit.

 On July 25, 1995, the Company entered into a revolving credit facility with Citicorp North America, Inc. under which the Company may borrow up to $20  secured by
specified eligible government contract receivables ($15 million) and other receivables ($5 million). The agreement requires the Company to maintain compliance with certain covenants and  will  expire on  the  earlier of  July  23, 1996  or  the
refinancing  of   the  existing   $100   million  Contract   Receivable
Collateralized Notes. In the event that the financing facility underlying the Contract Receivable Collateralized Notes is expanded, the Company is required to pay down the Citicorp North America, Inc. revolving credit facility.

 The Company has agreed to contribute up to $18,000,000 in cash or stock to the ESOP to satisfy ESOP funding obligations for 1995 and a portion of 1996. The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors and may be in the form of cash, Common Stock or other qualifying securities. In accordance with ERISA requirements and ESOP plan documents, in the event that an employee participating in the ESOP is terminated, retires, dies or becomes disabled while employed by the Company, the ESOP Trust or the Company is obligated to repurchase shares of Common Stock distributed to such former employee under the ESOP, until such time as the Common Stock becomes "Readily Tradable Stock," as defined in the ESOP plan documents.
See Note 8 to the Consolidated Financial Statements as of December 31, 1994. Through December 31, 1996, the Company will be obligated to pay the higher of $27.00 per share or the fair market value at the time of repurchase for any such shares. In the event the fair market value of a share is less than $27.00, the Company is committed to pay through December 31, 1996, up to an aggregate of $16,000,000, the difference ("Premium") between the fair market value and $27.00 per share. As of February 1, 1995, the Company had paid a total of $4.1 million of the $16,000,000 to such former employees. As of December 31, 1994, fair market value was determined to be $18.20 per share
(for shares with a control premium) for shares allocated in the years 1988 through 1993, and $14.60 per share (for shares without a control premium) for shares allocated in 1994. Although the Company estimates total Premium of $8,500,000 there can be no guarantee that the Company will not be required to fund the entire $16,000,000 Premium. The Company estimates an aggregate annual commitment to repurchase shares from the ESOP participants as follows:
$5,500,000 in 1995, $4,000,000 in 1996,  $5,400,000 in 1997, $5,100,000
in 1998, $4,900,000 in 1999 and $65,559,000 thereafter. To the extent that the Company repurchases shares as described above, its ability to purchase shares on the Internal Market will be adversely affected. See "Risk Factors -- Obligations to Repurchase Shares."

 The Company believes that with the sale of the Commercial Aviation Business and the collection of the Cummings Point Industries, Inc. note receivable, it will have sufficient cash to retire substantially all of the high interest rate Junior Subordinated Debentures. Assuming the retirement of the Junior Subordinated Debentures, improved cash flow from the Company's continuing operations, the continuation of the ESOP to purchase Common Stock to fund the ESOP retirement benefits, the potential expansion of the financing facility underlying the Contract Receivable Collateralized Notes and the continuation of other programs which have been initiated to improve operations and cash flows, management believes the Company will be able to meet its debt obligations and working capital requirements.

 The  Company's  primary  source  of  cash   and  cash  equivalents  is its
operations.  The Company's  principal customer is the  U.S. Government.
This limits the  Company's credit  risk and provides  for a  dependable
flow  of  cash   from  the  collection  of  its   accounts  receivable.
Additionally, many of  the contracts with  the U.S. Government  provide for progress billings based on costs incurred.  These progress billings reduce the amount of cash  that would otherwise be required  during the
performance of these  contracts.   Other than existing  cash and  short
term investments, the unused amounts which may be available under the July 25, 1995 revolving credit facility with Citicorp North America, Inc. and the potential expansion of the Contract Receivable Collateralized Notes, the Company has no unused sources of liquid assets.

 Although the Company has made some progress towards diversification into non-defense business activities, the Company is still heavily dependent on contracts from the Department of Defense. Due to the procurement cycles of its customers (generally three to five years), the Company's revenues and margins are subject to continual recompetition. In a typical annual cycle approximately 20% to 30% of the Company's Government Contracts will be recompeted and the Company will bid on several new contracts. Existing contracts can be lost or re-won at lower margins at anytime and new contracts can be won. The net outcome of this bidding process, which in any one year can have a dramatic impact on future revenues and earnings, is impossible to predict. Also, if the U.S. Government budget is reduced or spending shifts away from locations or contracts for which the Company provides services, the Company's ability to retain current contracts or obtain new contracts could be significantly reduced.

                         EMPLOYEE BENEFIT PLANS

 The Company maintains several employee benefit plans pursuant to which certain of the shares of Common Stock being offered hereby may be offered or sold. The primary purpose of these plans is to motivate the Company's employees and directors to contribute to the growth and development of the Company by encouraging them to achieve and surpass annual goals of the Company and of the operations for which they are responsible. The following is a summary description of each of these plans. All capitalized terms, unless otherwise defined, have the meanings ascribed to them in the employee benefit plan to which they relate.

Savings and Retirement Plan ("SARP")

 The most recent amendments to the SARP (originally adopted in 1983) which added a Company match for certain investments in Common Stock were adopted on March 28, 1995, to become effective July 1, 1995.

Trustee

 Merrill Lynch Trust Company, 265 Stevenson Avenue, Somerset, NJ 08873, serves as trustee of the SARP, except that the Company serves as trustee of the Company Stock Fund.

Administration

 The Company administers the SARP through an Administrative Committee consisting of T. E. Blanchard, J. L. Sullivan, and H. M. Hougen, officers of the Company, whose address is 2000 Edmund Halley Drive, Reston, VA 22091.

Eligibility and Participation

 Generally, all employees (as defined in the SARP) are eligible to participate in the SARP upon commencing employment, except for employees in groups or units designated as ineligible. As of December 31, 1994, there were approximately 4,492 participants in the SARP.

Contributions and Allocations

 The SARP permits a participant to elect to defer a portion of his or her compensation for the Plan Year and to have such deferred amount contributed directly by the Company to the participant's SARP account. Amounts deferred by participants, including rollovers from qualified plans, totaled approximately $9.0 million for the Plan Year ended December 31, 1994. Under the terms of the SARP, deferred amounts are treated as contributions made by the Company. The maximum amount of compensation that a participant may elect to defer is determined by the SARP Administrative Committee, but in no event may the deferral exceed $9,240 per year during 1995 (adjusted for cost-of-living under rules prescribed by the Secretary of the Treasury). For 1996, the limitation will be set by the Internal Revenue Service. In addition to amounts deferred by participants, the Company may, but is not obligated to, make a matching contribution to the SARP accounts of those participants who have elected to defer a portion of their compensation equal to a percentage or percentages of the amounts which such participants have elected to defer. This Company matching contribution is determined periodically by the Board of Directors and is allocated to the SARP accounts of those participants who have elected to defer a portion of their compensation. Commencing July 1, 1995, the Company intends to contribute 100% of the first 1% of a participant's compensation deferred under the SARP for investment in the Company Stock Fund and 25% of the next 4% of such deferred compensation (the "Stock Match"). The Company's Stock Match contribution to the SARP will be made in shares of Common Stock unless the Board of Directors determines to make the contribution in cash, which would then be used to purchase Company Stock on the Internal Market. 850,000 shares of Common Stock have been reserved for possible issuance in satisfaction of the Company's Stock Match obligations during 1995 through 2001.

 Certain acquired subsidiaries of the Company previously made matching cash contributions to separately maintained 401(k) qualified deferred savings plans without regard to the nature of the investment of the employee's contribution. Effective January 1, 1995, these plans were merged into the SARP. In certain instances, the prior matching contribution practices followed under the predecessor plan will be continued by the Company, either in addition or as an alternative to the Stock Match.

 Company contributions to the SARP are made by the due date (including extensions) for the Company's federal income tax return for the applicable year except contributions resulting from amounts deferred by participants, which must be made within 30 days of deferral. The Company's practice has been to make matching contributions quarterly based on current participant bi-weekly deferrals, and the Company plans to make a Stock Match in conjunction with each applicable Trade Date. Any additional Company contribution, if required, will be made after the end of the Plan Year.

 An Eligible Employee may transfer to the trust fund maintained for the SARP a rollover contribution from another qualified retirement plan pursuant to applicable regulations and SARP Administrative Committee procedures. A participant in the SARP who has made a deferral election may terminate or alter the rate of his or her deferrals at any time under the terms of the SARP.

Investment of Funds

 The SARP Administrative Committee is authorized to establish a choice of investment alternatives including securities of the Company, in which contributions to the SARP (including that portion of compensation which participants elect to defer) may be invested. The investment alternatives currently available to participants in the SARP include a Company Stock Fund, and six Merrill Lynch & Company funds ("Merrill Lynch Funds") described below. Under the terms of the SARP, (i) a participant's entire interest in his or her SARP account may be invested in the Company Stock Fund or in a mixture of the Company Stock Fund and/or any of the Merrill Lynch Funds, provided that, in order to obtain the Stock Match, the matched portion of a participant's compensation deferred under the SARP must be invested in the Company Stock Fund that is not exchangeable for other investment alternatives until after a period of 18 months. The Company's Stock Match will also be invested in the Company's Stock Fund, which contribution will not be allowed to be exchanged for another investment alternative. Participants may elect at such time, in such manner and subject to such restrictions as the SARP Administrative Committee may specify, to have contributions allocated or apportioned among the different investment alternatives. Separate SARP accounts are established for each investment alternative selected by a participant and each such account is valued separately. Except for restrictions on investments in the Company Stock Fund, participants may transfer amounts from one investment alternative to one or more other investment alternatives on a daily basis.

 Investments in the Company Stock Fund (other than the non-exchangeable Company contribution described in the preceding paragraph) may be exchanged into other investment choices (subject to the 18-month limitation mentioned above) only on a Trade Date. It is the current policy of the SARP Administrative Committee to keep all amounts related to the Company's Stock Fund invested in Common Stock, except for estimated cash-equivalent reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the SARP Administrative Committee. Residual cash remaining after accounting for estimated cash reserves generally will be used to purchase Common Stock. If cash reserves in the Company Stock Fund are insufficient at any given time to provide benefit distributions and/or investment exchanges, shares held by the Company Stock Fund may be offered for sale on the Internal Market. Exchanges out of the Company Stock Fund may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participants investments held in the Company Stock Fund may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Market."

 The following tables summarize as of the dates indicated, the investment performance of each of Merrill Lynch s six nationally traded mutual funds for the last six years (except for the Equity Index Trust, for which there is no data available during the period from 1988 to
1992). The summary is based on an initial investment of $100 in each investment alternative.

Corporate Bond Fund
                                             % Increase
                         Unit Value       From Prior Year
      12/31/88               100                 ---
      12/31/89             113.61              13.61%
      12/31/90             121.53               6.97%
      12/31/91             142.29              17.08%
      12/31/92             153.00               7.53%
      12/31/93             172.11              12.49%
      12/31/94             163.40              (5.06%)

Capital Fund
                         Unit Value          % Increase
      12/31/88              100                 ---
      12/31/89             122.98              22.98%
      12/31/90             124.31               1.08%
      12/31/91             155.00              24.69%
      12/31/92             162.80               5.03%
      12/31/93             185.12              13.71%
      12/31/94             186.80               0.91%

Basic Value Fund
                         Unit Value          % Increase
       12/88                 100                 ---
       12/89               117.54              17.54%
       12/90               102.18             (13.07%)
       12/91               130.00              27.23%
       12/92               143.47              10.36%
       12/93               175.26              22.16%
       12/94               178.71               1.97%

Retirement Preservation Trust Fund
                         Unit Value          % Increase
       12/88                 100                 ---
       12/89               108.70               8.70%
       12/90               117.89               8.46%
       12/91               126.94               7.67%
       12/92               135.56               6.79%
       12/93               143.70               6.01%
       12/94               151.99               5.77%

Equity Index Trust
                         Unit Value          % Increase
       12/92                 100                 ---
       12/93               109.66               9.66%
       12/94               110.97               1.19%

Global Allocation Fund
                         Unit Value          % Increase
       12/89                 100                 ---
       12/90               101.88               1.88%
       12/91               131.17              28.75%
       12/92               147.16              12.19%
       12/93               178.08              21.01%
       12/94               174.52              (2.00%)


Company Stock Fund

   Because  the Company's  Common  Stock  has not  been publicly  traded since 1988, there has not been any historical market-determined price. However, there have been valuations of the Common Stock made by an independent appraiser as required by the ESOP, the Board of Directors has (based upon such valuations) periodically determined the fair market value  of the Common Stock  for purposes of offers  and sales of
Common Stock  made pursuant to  the Stockholders  Agreement, and  there
have   also   been  private   share   transactions   based  upon   such
determinations. The prices of Common Stock set forth in the table below are based on these various valuations, determinations and transactions, and (with the exception of the price for July 1, 1995) not on the Formula Price that will be utilized for purchases and sales of Common Sock on the Internal Market.

    Effective with the commencement of the LBO in January
1988,  the price was  based on a  "package" consisting of  one share of
Common Stock plus Warrants  to purchase 6.6767 additional shares.   The
exercise price of the Warrants was reduced from $5.00 per share to $0.25 per share during the period 1988 to as 1993; as each third of the outstanding balance of the initial ESOP loan was repaid, the exercise price was reduced by one-third.


   The average price per share figures shown below for July 1, 1988 and 1989 ($3.47 and $3.79, respectively) represent the weighted average of the actual costs to the Company's employee stockholders based on a purchase price of $24.25 per unit, each unit being comprised of one share of Common Stock and Warrants to purchase 6.6767 shares of Common Stock at an exercise price of $0.25 per share.

   Other than an isolated block transaction in November 1991, as a result of which the Company repurchased approximately $1.2 million of Common
Stock at a per share price of $7.04, the average price per share figures shown below for July 1, 1990 through July 1, 1994 reflect fair market values established by the Board of Directors based on valuations (adjusted as described below) of the Common Stock made an independent appraiser as required by the ESOP. Prior to December 31, 1993, the appraiser's calcuation produced annually a single control share valuation, which applied to shares allocated to ESOP participants' accounts during the period from 1988 through 1993. This control share premium was not applicable to shares of Common
Stock outside the ESOP, and therefore the appraisal amount was adjusted by the Company's Chief Financial Officer in his recommendation to the Board of Directors to apply a discount for lack of liquidity and to eliminate the control share premium. Since December 31, 1993, the independent appraiser has also produced annually a valuation for the Common Stock not having such a control premium, which has thereupon been adopted by the Board of Directors without further adjustment.

   From and after May 10, 1995, the Board of Directors has determined that the price per share will equal the Formula Price described herein. There can be no assurance that the Common Stock will in the future provide returns comparable to historical returns, or that the Formula Price will provide returns similar to those for past transactions that were based on prices other than the Formula Price.

                                   Average price
       Date                           per share    % Increase
    July 1, 1988                        $3.47          ---
    July 1, 1989                        $3.79         9.22%
    July 1, 1990                        $5.20        37.20%
    July 1, 1991                        $5.72        10.00%
    July 1, 1992                        $7.68        34.27%
    July 1, 1993                        $7.97         3.78%
    July 1, 1994                       $11.86        48.81%
    July 1, 1995                       $14.90        25.63%

Vesting

 Under the SARP as currently in effect, each participant is 100% vested in those portions of his or her SARP account which are attributable to the participant's salary deferrals and earnings thereon. Entitlement to the Stock Match will vest at the rate of 50% after two years of service and 100% after three years of service, provided the underlying matched investment in the Company Stock Fund is held the requisite 18-month period.

Loans

 Loans are available from the SARP account to all participants. Loans have a maximum limit of $50,000 reduced by the participant's highest aggregate outstanding loan balance during the preceding 12-month period. Loans are further limited to 50% of a participant's vested interest in his or her eligible accounts (these loans from SARP may not exceed the vested value in the SARP less vested amounts invested in the Company Stock Fund). Loans must (i) bear a reasonable rate of interest, (ii) be adequately secured, (iii) state the date upon which the loans must be repaid, which in any event may not exceed five years from the date on which the loan is made, unless the proceeds are used for the purchase of a principal residence, in which case repayment may not exceed 30 years, and (iv) be amortized with level payments, made not less frequently than quarterly, over the term of the loan. The Company currently requires that loans be repaid through payroll deductions. The loan documents provide that 50% of the participant's vested account balances are security for the loan, and the SARP, therefore, has a lien against such balances. A loan will result in a withdrawal of the borrowed amounts from the participant's interest in the Funds against which the loan is made and, to the extent that cash assets in accounts other than the Company Stock Fund are required, a portion of the investment in the Company Stock Fund may need to be transferred. Principal and interest payments on the loan are allocated to the account(s) of the borrowing participant in accordance with the current investment choices of the participant.

Distributions and Withdrawals

 If a participant's employment with the Company terminates, the participant is entitled to receive a single distribution of his or her entire interest in his or her SARP account as soon as practicable following the date of such termination. In the event a participant dies while employed by the Company, the SARP Administrative Committee will direct the Trustee to make a single distribution of the participant's entire interest in his or her SARP account to the participant's spouse, or, if such spouse has given proper consent or if the participant has no spouse, to the Beneficiary designated by the participant. In the event the Company determines that the participant has suffered a permanent disability while employed by the Company, the Company will direct the Trustee to make a single distribution of the participant's entire interest in his or her SARP account to the disabled participant.

 Except in the case of qualifying hardship, no withdrawals may be made from the salary deferral portion of a participant's SARP account prior to his or her termination of employment unless and until he or she attains the age of 59 1/2. Any withdrawals made thereafter may be made only once in each Plan Year. In the absence of a qualified court order to the contrary, a participant's interest in the SARP may not be voluntarily or involuntarily assigned or hypothecated. The Company has established procedures for hardship withdrawals including (i) definition of qualifying hardships, (ii) requirements for having first withdrawn all voluntary after-tax contributions from any other Company retirement plans and having received the maximum loans available under such plans, and (iii) requirement for a 12-month suspension from making elective deferrals into SARP following the hardship withdrawal.

 All distributions, including withdrawals, from the SARP are paid in cash, except that the portion of SARP balances represented by Common Stock shall be distributed in kind, which shares of Common Stock will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Ownership Plan

 The ESOP was established effective January 1, 1988 as the Company's principal retirement plan. It succeeded the DynCorp defined benefit qualified Pension Plan which was terminated in November, 1988, following the LBO. Following termination of the Pension Plan, approximately $10 million of excess Pension Plan assets were rolled over into the ESOP for the benefit of ESOP participants who were also Pension Plan participants.

 At the time of the establishment of the ESOP, it entered into a Subscription Agreement with the Company under which it agreed to purchase 4,123,711 shares of Common Stock for $24.25 per share. The purchases were made by the ESOP with funds obtained under a $100 million loan from the Company. Upon acquisition of the shares effective September 9, 1988, they were held by the ESOP trustee to be allocated to employee participants during the period from 1988 through 1993, pro rata to the ESOP's projected pay-off of the Company loan.

 During  the  period  September,  1988,  through  December,  1993,  the
Company made cash contributions to the ESOP of approximately $16 million per year, which in turn was used by the ESOP to repay the loan to the Company. The loan, including interest of approximately $22.3 million, was repaid in its entirety effective December 31, 1993.

 In March, 1994, the ESOP purchased an additional 316,189 shares of Common Stock from the Company at $11.86 per share. In June, 1994, the ESOP purchased an additional 996,270 shares of Common Stock from the Company at $13.40 per share. All shares of Common Stock acquired by the ESOP in 1994 were allocated to ESOP participants during 1994. In March, 1995, the ESOP purchased 1,208,059 additional shares of Common Stock from the Company at $14.90 per share, which are expected to be allocated to participants accounts in 1995 and 1996.

Trustees and Administration

 The ESOP is administered by the ESOP Committee, consisting of J. P. Schelling, a former employee of the Company, and L. E. Emmerichs and J. Zall, employees of the Company. Their address is 2000 Edmund Halley Drive, Reston, VA 22091. The members of the ESOP Committee also serve as trustees of the ESOP.

Eligibility and Participation

 Generally, all employees, except groups or units designated as ineligible, participate in the ESOP. As of December 31, 1994, there were approximately 33,000 participants in the ESOP, including terminated, vested participants.

Contributions, Allocations, and Forfeitures

 For the Plan  Year ended December  31, 1994,  the Company  contributed
approximately $17,100,000 to  the ESOP.   The Company has agreed to contribute
up to $18,000,000 in cash or stock to the ESOP to satisfy ESOP funding obligations for 1995 and a portion of 1996. The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors, subject to certain limitations. See "General Provisions of the ESOP and SARP."
The Company's annual contribution to the ESOP may be in the form of cash, Common Stock or other qualifying securities.
Participants may not  make voluntary  contributions to the  ESOP.   The
Company s current practice has been to make pro-rata contributions quarterly.

 Company contributions to the ESOP for each Plan Year are generally allocated to the accounts of participants in the ratio which each such participant's eligible compensation bears to the total eligible compensation of all such participants. Forfeitures, if any, of the non-vested portion of terminated participants accounts are allocated to the accounts of remaining participants who are entitled to receive an allocation of the Company contribution. Forfeitures are allocated in the ratio which each such remaining participant's allocation bears to the total allocation of all such remaining participants.

Investment of Funds

 Although it is generally intended that the assets of the ESOP will be invested in Company stock, the ESOP may hold cash pending purchase of Company stock and current cash needs. The exact number of shares of Common Stock, if any, which may be purchased by the Trustee of the ESOP in the future will depend on various factors, including any modifications to the ESOP adopted either in response to changes or modifications in the laws and regulations governing the ESOP or at the discretion of the Company's management. Participants who have attained the age of 55 and have ten or more years of participation are entitled, pursuant to the terms of the ESOP and ESOP Committee procedures, to receive distributions of a percentage of their balances in the ESOP. It is the current policy of the ESOP Committee to keep all amounts invested in Common Stock, except for estimated cash reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the ESOP Committee. If residual cash reserves in the ESOP are insufficient to provide cash benefit distributions and/or investment exchanges and the "put option" described below is not applicable, the ESOP Committee may offer shares of Common Stock for sale on the Internal Market. Exchanges out of Company stock may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participant's investments held in the ESOP may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Market."

Vesting

 The ESOP vesting schedule currently provides that a participant's interest vests 50% after two years of service, 75% after 3 years of service, and 100% after 4 years of service, so that each participant's interest becomes fully vested after the participant is credited with four years of service. A participant's interest also becomes fully vested, notwithstanding the fact that the participant has not yet been credited with four years of service, at the time of such participant's attainment of the age of 65, permanent disability, or death while employed by the Company.

Distributions and Withdrawals

 In  the  event  that  an   employee  participating  in  the   ESOP  is
terminated, retires, dies or becomes disabled while employed by the Company, the Company is obligated to repurchase shares of
Common Stock distributed to such former employee under the ESOP until such time  as the Common  Stock becomes "Readily
Tradable Stock,"  as defined  in the  ESOP plan documents.   This  "put
option" gives the holder of such shares the right to require the
Company to purchase all or a portion of such shares at their fair market value during two limited time periods. The first of these periods is the 60-
day period  following the date on which  the shares are distributed out of the  ESOP and  the  second  is  the 60-day  period
following  notification by the Company  of the valuation  of the Common
Stock  as soon  as practicable  after the  beginning of  the Plan  Year
commencing after such distribution.   Such  shares will also be subject
to a right of first refusal by the Company in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."

 Through December 31, 1996, the Company is obligated to pay the higher of $27.00 per share or the fair market value at the time of repurchase for any such shares. In the event the fair market value of a share is less than $27.00, the Company is committed to pay through December 31, 1996, up to an aggregate of $16,000,000, the difference ("Premium") between the fair market value and $27.00 per share. As of February 1, 1995, the Company had paid a total of $4.1 million of the $16,000,000 to such former employees. As of December 31, 1994, fair market value was determined to be $18.20 per share (with a control premium) for shares allocated in the years 1988 through 1993 and $14.60 per share (for shares without a control premium) for shares allocated in 1994. Although the Company estimates total Premium of $8,500,000 there can be no guarantee that the Company will not be required to fund the entire $16,000,000 Premium. The Company estimates an aggregate annual commitment to repurchase shares from the ESOP participants as follows: $5,500,000 in 1995, $4,000,000 in 1996, $5,400,000 in 1997, $5,100,000
in 1998, $4,900,000 in 1999 and $65,559,000 thereafter. To the extent that the Comapany repurchases shares as described above, its ability to purchase shares on the Internal Market will be adversely affected. See "Risk Factors -- Obligations to Repuchase Shares."

 After December 31, 1996, or at any earlier time that the $16 million limitation is reached, for any purchases by the Company at times when shares distributed from the ESOP are not Readily Tradable Stock, the Company will honor its put obligation by paying for each such share the fair market value required to be paid pursuant to the ESOP plan document. Until such time as such shares of Common Stock satisfy the ERISA requirements to become Readily Tradable Stock, the shares of Common
Stock that are distributed out of the ESOP will continue to be subject to the put option, and would not trade on the Internal Market unless a distributee declines to exercise his put option with respect to such shares. See "Risk Factors -- Absence of a Public Market."

 Participants are not permitted to make withdrawals under the ESOP prior to termination of employment. In the absence of a qualified domestic relations order to the contrary, a participant's interest in the ESOP may not be voluntarily or involuntarily assigned or hypothecated. Any permitted designee will be subject to the same rules and limitations applicable to the participant.

General Provisions of the ESOP and SARP

 The ESOP and SARP (collectively, the "Plans") each contain the following provisions:

Contribution Limitations

 The maximum contribution for any Plan Year which the Company may make to all Plans for the benefit of a participant (including contributions to the SARP as a result of salary deferral elections by participants), plus forfeitures, may not exceed the lesser of (i) $30,000 or (ii) 25% of the participant's compensation.

Administration

 The Plans are administered, respectively, by the SARP Administrative Committee and the ESOP Committee, whose members are appointed by and serve at the discretion of the Company's Board of Directors. The members of the Committees receive no compensation from the Plans for services rendered in connection therewith.

 The Committees have the power to supervise administration and control of each Plan's operations including the power and authority to (i) allocate fiduciary responsibilities, other than trustee responsibilities, among the Named Fiduciaries, (ii) designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities, (iii) employ legal, actuarial, medical, accounting, programming and other assistance as the Committee may deem appropriate in carrying out the Plan, (iv) establish rules and regulations for the conduct of the Committee's business and the administration of the Plan,
(v) administer, interpret, construe and apply the Plan and determine questions relating to the eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled, (vi) determine the manner in which Plan assets are disbursed and (vii) direct the Trustee regarding investment of Plan assets, subject to the directions of participants when provided for in the Plans.

Pass Through Voting and Tendering of Common Stock

 Each participant in the Plans has the right to instruct the Trustee on a confidential basis as to how to vote his or her proportionate interest in all shares of Common Stock held in the various Plans. The Trustee will vote all allocated shares held in the Plans, together with all unallocated shares held in the ESOP, as to which no voting instructions are received in the same proportion as the allocated shares in each Plan for which voting instructions have been received are voted. The Committees are required to notify participants of their pass through voting rights prior to each meeting of stockholders.

 In the event of a tender or exchange offer for the Company's securities, each participant in the Plans has the right, under current Plan procedures, to instruct the Trustee on a confidential basis whether or not to tender or exchange his or her proportionate interest in all shares of Common Stock held in the various Plans. The Trustee will not tender or exchange any allocated shares with respect to which no instructions are received from participants. Shares held in the Plans which have not yet been allocated to the accounts of participants will be tendered or exchanged by the Trustee, on a Plan-by-Plan basis, in the same proportion as the allocated shares held in each Plan are tendered or exchanged.

 The Trustee's duties with respect to voting and tendering of Common Stock are governed by the fiduciary provisions of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"). These fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes, or decisions whether or not to tender, of participants with respect to Common Stock and to determine, in the Trustee's best judgment, how to vote the shares or whether or not to tender the shares.

Trustee

 Generally, the Trustee has all the rights afforded a trustee under applicable law, although the Trustee generally may exercise those rights at the direction of the Committee. Subject to this limitation and those set forth in the Plans and master trust agreement, the Trustee's rights include, but are not limited to, the right to (i) invest and reinvest the funds held in the Plans trust in any investment of any kind, including qualifying employer securities and qualifying employer real property as such investments are defined in
Section 407(d) of ERISA, and contracts issued by insurance companies, including contracts under which the insurance company holds Plan assets in a separate account or commingles separate accounts managed by the insurance company, (ii) retain or sell the securities and other property held in the Plans trust, (iii) consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the Plans trust (subject, in the case of the Company's securities, to the participants' pass-through voting rights and right to instruct the Trustee in the event of a tender or exchange offer) and to pay calls or assessments imposed on the holder thereof and to consent to any contract, lease, mortgage or purchase or sale of any property between such corporation and any other parties, (iv) exercise all the rights of the holder of any security held in the Plans trust, including the right to vote such securities (subject, in the case of the Company's securities, to the participants' pass-through voting rights), convert such securities into other securities, acquire additional securities and exchange such securities (subject, in the case of the Company's securities, to the participants' right to instruct the Trustee in the event of a tender or exchange offer), (v) vote proxies and exercise any other similar rights of ownership, subject to the Committee's right to instruct the Trustee as to how (or the method of determining how) the proxies should be voted or such rights should be exercised and (vi) lend to participants in the Plans such amounts as the Committee directs.

 The Trustee s compensation and all other expenses incurred in the establishment, administration and operation of the Plans are borne by the respective Plans unless the Company elects to pay such expenses.

Administrative and Custodial Services

 The Company has entered into an administrative services agreement with Merrill Lynch, pursuant to which Merrill Lynch performs specified administrative services for the SARP, principally related to accounting and recordkeeping. Merrill Lynch's fees for these administrative services are borne by the SARP. Prior to the first Trade Date, the administrative responsibility of Merrill Lynch will be assumed by Buck Consultants, Inc.

Account Statements

 Each participant is furnished with a statement of his or her accounts in the respective Plans, no less than annually.

Amendment and Termination

 The Company has reserved the right to amend each of the Plans at any time and for any reason, except that no such amendment may have the effect of (i) generally causing any assets of the Plan trusts to be used for or diverted to any purposes other than providing benefits to participants and their beneficiaries and defraying expenses of the Plans, except as permitted by applicable law, (ii) depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with the Company terminated immediately prior to the amendment or (iii) increasing the liabilities or responsibilities of a Trustee or an investment manager without its written consent.

 The Company has also retained the right to terminate any of the Plans at any time and for any reason. In addition, the Company may discontinue contributions to the Plans; provided, however, that any such discontinuation of contributions shall not automatically terminate the Plans as to funds and assets then held by the Trustee.

ERISA

 Each of the Plans is subject to ERISA, including reporting and disclosure obligations, fiduciary standards, and the prohibited transaction rules of Title I thereof. Since each of the Plans is an individual account plan under ERISA, neither of the Plans is subject to the jurisdiction of the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA and the Plans benefits are not guaranteed by the PBGC.

Federal Income Tax Consequences

 Each of the Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Qualification of the Plans under Section 401(a) of the Code has the following federal income tax consequences:

 (a) A participant will not be subject to federal income tax on Company contributions to the Plans at the time such contributions are made.

 (b) A participant will not be subject to federal income tax on any income or appreciation with respect to such participant's accounts under the Plans until distributions are made (or deemed to be made) to such participant.

 (c) A participant and the Company will not be subject to federal employment taxes on Company contributions to the Plans, except as set forth below with respect to certain Company contributions to the SARP.

 (d) The Plans will not be subject to federal income tax on the contributions to them by the Company and will not be subject to federal income tax on any of their income or realized gains, assuming that the Plans do not realize any unrelated business taxable income.

 (e) Eligibility for participation in the Plans will preclude or restrict an employee from making deductible contributions to an Individual Retirement Account ("IRA"), depending on the employee's marital status and adjusted gross income ("AGI") for the year. If an employee or his or her spouse is covered by an employer-maintained retirement plan (such as any of the Plans), an IRA deduction is available only if the participant's AGI does not exceed a certain phase-out level. To the extent that the IRA deduction is limited under these provisions, a non-deductible IRA contribution is permitted (in an amount equivalent to the reduction in the deductible IRA amount).

 (f) Subject to the contribution limitations contained in the Plans, the Company will be able to deduct the amounts that it contributes under the Plans, with the amount of such deduction generally equaling the amount of the contributions.

 (g) Distributions from the Plans will be subject to federal income tax under special, complex rules that apply generally to distributions from tax-qualified retirement plans. In general, a single distribution from any of the Plans will be taxable in the year of receipt at regular ordinary income rates (on the full amount of the distribution, exclusive of the amount of the participant's voluntary, non-deductible contributions made to those Plans which previously permitted such contributions) unless the distributee is eligible for and elects (i) to make a qualifying "rollover" of the amount distributed to an IRA or another qualified plan or (ii) to utilize 10-year averaging, 5-year averaging or partial capital gains taxation of the distribution. However, the tax on any portion of the qualifying lump sum distribution
represented   by  "net   unrealized   appreciation"  in   Common  Stock
distributed shall be deferred until a subsequent sale or taxable disposition of the shares, unless the distributee elects not to have this deferral apply.

 A "lump sum distribution," for purposes of eligibility for deferral of tax on net unrealized appreciation, is defined as a distribution of the employee's entire vested interest under the Plan within one taxable year (i) on account of the participant's death or other separation from service or (ii) after the participant has attained age 59 1/2. For a lump sum distribution to be eligible for 5-year averaging, the participant also must have been a participant in the Plan from which the distribution is made for at least five years prior to the year of distribution and must have attained age 59 1/2 when the distribution is
received.    Under a  special transition  rule,  an individual  who had attained age 50 on January 1, 1986, and who would otherwise be entitled to elect 5-year averaging (without regard to the age 59 1/2 requirement) may instead make a one-time election of 10-year averaging (at 1986 rates) and may elect to have the pre-1974 portion of the distribution
taxed  at  1986 capital  gains rates.   The  special 5-year  or 10-year
averaging treatment, as well as partial capital gains treatment, of lump sum distributions is applicable to a lump sum distribution from a Plan only if all other lump sum distributions (whether or not from the same Plan or plans of a similar type) received during the same taxable
year by  the participant are  treated in the  same manner.   Hence, for
example, if a participant receives a lump sum distribution from the SARP and ESOP in the same taxable year, he or she could not elect to use 5-year or 10-year averaging on the SARP distributions while electing a rollover to an IRA of the distribution from the ESOP.

 "Early" distributions from the Plans will result in an additional 10% tax on the taxable portion of the distribution, except to the extent the distribution (i) is rolled over into an IRA or other qualified plan or (ii) is used for deductible medical expenses. "Early" distributions are in-service distributions (i.e., prior to termination of employment) prior to the date the participant attains age 59 1/2 unless due to the permanent disability of the participant, and distributions made following termination of service unless due to the death of the participant or made to a participant who terminated employment during or after the calendar year the participant attained the age of 55.

 (h) A participant (or his or her spouse in the event of the participant's death) who (i) receives a distribution from the Plans (other than certain mandatory distributions after age 70 1/2) and (ii) wishes to defer immediate tax upon receipt of such distributions, may transfer (i.e., "rollover") all or a portion thereof, exclusive of the amount of the participant's voluntary nondeductible contributions (made to those Plans which previously permitted the participant to make voluntary nondeductible contributions) received in the distribution, to either an IRA or, in the case of a participant, another qualified
retirement plan.   To be  effective, the "rollover"  must be  completed
within  60 days  of receipt  of the  distribution.   Alternatively, the
participant or spouse may request a direct rollover from the Plans to an IRA or, in the case of a participant, to another qualified retirement plan.

 A participant (or his or her spouse) who does not arrange a direct rollover to an IRA or another qualified plan will be subject to mandatory federal income tax withholding at a rate of 20% of the taxable distribution, even if the participant or spouse later makes a rollover within the 60-day period.

 A participant (or his or her spouse) who makes a valid "rollover" to an IRA will defer payment of federal income tax until such time as such
participant  (or  his  or  her  spouse)  actually  begins   to  receive
distributions from the IRA. IRA earnings accumulate on a tax-deferred basis until actually distributed; however, IRA funds generally may not be withdrawn without penalty until a participant (or his or her spouse)
(i) attains the age of 59 1/2, (ii) becomes disabled or (iii) dies. The Code requires that distributions from an IRA or a qualified retirement plan begin no later than April 1 of the taxable year following the year in which an individual attains the age of 70 1/2, at which time periodic distributions may continue for the participant's lifetime or for a lifetime of the participant and the participant's spouse.

 (i) The Code imposes a 15% excise tax on "excess distributions" to an individual from all qualified retirement plans and IRAs (whether or not plans of the same employer). In general, an "excess distribution" is a distribution or distributions in excess of $112,500 in any calendar year (adjusted for cost-of-living increases). This limit is increased to $562,500 (also adjusted for cost-of-living) in the case of a lump sum distribution as to which a qualified recipient elects 5-year
or  10-year averaging treatment.   Also, an individual  was entitled to
elect on his or her 1988 federal income tax return to exclude benefits accrued as of August 1, 1996, but these benefits are considered in determining whether additional accrued benefits are subject to the tax. For those individuals who did not elect this special rule, the $112,500/$562,500 limit is increased to $150,000/$750,000.

 In addition to the federal income tax consequences applicable to all of the Plans, the Deferred Fund of the SARP is intended to be a qualified "cash or deferred arrangement" under Section 401(k) of the Code. A participant in the SARP who elects to defer a portion of his or her compensation and have the Company contribute it to the SARP will not be subject to federal income tax on the amounts contributed at the time the contributions are made. However, these contributions will be subject to social security taxes and certain federal unemployment taxes. Elective deferrals by a participant to his or her SARP account is limited to $7,000 annually (adjusted for cost-of-living). This annual limit applies on an employee-by-employee basis to all 401(k) plans (including plans of other employers) in which the employee participates. For calendar year 1995, the adjusted limit is $9,240.

 Generally, the Company will be able to deduct the amounts that it contributes to the SARP pursuant to employee elections to defer a portion of their compensation, as well as any matching or additional Company contributions it makes to the Deferred Fund. The deduction will be equal to the amount of contributions made.

 With respect to loans from the SARP commencing after December 31, 1986, any interest paid by the participant will not be deductible, regardless of the purpose of the loan or use of the loan proceeds. Moreover, interest paid on any loan from any of the Plans by a "key employee," as defined in Section 416(i) of the Code, will not be deductible.

 The foregoing discussion is intended only as a summary of certain relevant federal income tax consequences and does not purport to be a complete discussion of all of the tax consequences of participation in the Plans. Accordingly, participants should consult their own tax advisors with respect to all federal, state and local tax effects of participation in the Plans. Moreover, the Company does not represent that the foregoing tax consequences will apply to any particular participant's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax-qualified status of the Plans.

1995 Employee Stock Purchase Plan

General

 The 1995  Employee Stock Purchase Plan  (the "Stock  Purchase Plan" or
"ESPP") was adopted on May 10, 1995, and it became effective July 1, 1995, subject to approval at the stockholders meeting scheduled for October 23, 1995. The Stock Purchase Plan is intended to qualify under Section
423(b) of the Code.  The  Stock Purchase Plan provides for the purchase of Common Stock by participating employees through voluntary payroll deductions. At each Trade Date, the Stock Purchase Plan will purchase for the  account of  each participant  that whole number  of shares  of
Common Stock which may be acquired with the funds available in the participant's stock purchase account, together with the Company's
contribution described below.   The Stock Purchase Plan is  not subject
to ERISA.

Eligibility

 Generally, all of the Company's employees are eligible to participate in the Stock Purchase Plan. No employee, however, who owns capital stock of the Company having more than five percent of the voting power or value of such capital stock will be able to participate. An employee's eligibility to participate in the Stock Purchase Plan will terminate immediately upon termination of employment with the Company.

 Employees may participate in the Stock Purchase Plan by completing a payroll deduction authorization in accordance with Company policy. The minimum payroll deduction allowed is $7.00 per week and the maximum allowable deduction is $450 per week. Further, no employee is entitled to purchase an amount of Common Stock having a fair market value (measured as of its purchase date) in excess of $25,000 in any calendar year pursuant to the Stock Purchase Plan and any other employee stock purchase plan that may be adopted by the Company.

Purchase of Shares/Discount

 Shares of Common Stock purchased under the Stock Purchase Plan will be acquired by the ESPP on the Internal Market. See "Market Information -- The Internal Market." Contributions by participants under the Stock Purchase Plan will be used by the ESPP to purchase shares at a discount established from time to time by the Compensation Committee, but not to exceed 15% of the prevailing Formula Price. The Company will either pay the discount portion to the ESPP in cash, or will deliver to the ESPP a sufficient number of shares having a value equal on the applicable Trade Date to the aggregate amount of the discount. The Board of Directors has established the discount rate at 5%. A total of 100,000 shares has been reserved for possible issuance under the ESPP in satisfaction of this contribution obligation.

Distribution and Withdrawals

 Shares of Common Stock acquired under the Stock Purchase Plan will be allocated to each participant's account immediately following each quarterly Trade Date in which the acquisition occurred.

 Pursuant to the By-Laws, all shares of Common Stock purchased pursuant to the Stock Purchase Plan will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."

 Participants may withdraw the money held in their stock purchase accounts at any time prior to the acquisition of shares of Common Stock therewith, although upon doing so the participant will not be eligible to participate in the Stock Purchase Plan until 12 months after such withdrawal. No interest will be paid on the money held in the stock purchase accounts of the participants.

Amendment and Termination

 The Board of Directors of the Company may suspend or amend the Stock Purchase Plan in any respect, except that no amendment may (i) increase the maximum number of shares authorized to be issued by the Company under the Plan, (ii) increase the Company's contribution for each share purchased above 15% of the applicable purchase price for such share,
(iii) cause the Stock Purchase Plan to fail to qualify under Section 423(b) of the Code or (iv) deny to participating employees the right at any time to withdraw from the Stock Purchase Plan and thereupon obtain all amounts then due to their credit in their Stock Purchase Accounts. The Stock Purchase Plan will terminate on December 31, 1999, unless extended by the Board of Directors.

Administration

 The Stock Purchase Plan is administered by the Compensation Committee. Members of the Compensation Committee receive no compensation from the Stock Purchase Plan for services rendered in connection therewith. The current members of the Compensation Committee are H. S. Winokur, Jr. and R. E. Dougherty. The address of each such person is 2000 Edmund Halley Drive, Reston, Virginia 22091.

Federal Income Tax Consequences

 For federal income tax purposes, no taxable income will be recognized by a participant in the Stock Purchase Plan until the taxable year of sale or other disposition of the shares of Common Stock acquired under the ESPP. However, there is some authority to the effect that FICA and federal and state unemployment insurance withholding may be required with respect to the discount portion only. When the shares are disposed of by a participant two years or more from the date such shares were purchased for the participant's account by the ESPP, the participant must recognize ordinary income for the taxable year of disposition to the extent of the lesser of (i) excess of the fair market value of the shares on the purchase date over the amount of the purchase price paid by the participant (the "Discount") or (ii) the amount by which the fair market value of the shares at disposition or death exceeds the purchase price, with any gain in excess of such ordinary income amount being treated as a long term capital gain, assuming that the shares are a capital asset in the hands of the participant. In the event of a participant's death while owning shares acquired under the Stock Purchase Plan, ordinary income must be recognized in the year of death in the amount specified in the foregoing sentence. When the shares are disposed of prior to the expiration of the two-year holding period (a "disqualifying disposition"), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is by gift or is at a loss.

 In the case discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant and this amount becomes the tax basis for determining the amount of the capital gain or loss for the disposition of the shares.

 The Company will not be entitled to a deduction at any time for the shares issued in satisfaction of the discount obligation, if a participant holding such shares continues to hold his or her shares or disposes of his or her shares after the required two-year holding period or dies while holding such shares. If, however, a participant disposes of such shares representing the discount portion prior to the expiration of the two-year holding period, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares.

 The foregoing discussion is intended only as a summary of certain relevant federal income tax consequences and does not purport to be a complete discussion of all of the tax consequences of participation in the Stock Purchase Plan. Accordingly, participants should consult their own tax advisors with respect to all federal, state and local tax effects of participation in the Stock Purchase Plan. Moreover, the Company does not represent that the foregoing tax consequences will apply to any participant's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax-qualified status of the Stock Purchase Plan.

1995 Stock Option Plan

General

 The 1995 Stock Option Plan ("1995 Option Plan") was approved by the Company's Board of Directors on February 10, 1995, and it became effective July 1, 1995, subject to approval at the stockholders meeting scheduled for October 23, 1995. The 1995 Option Plan authorizes the granting of non-qualified stock options with respect to an aggregate of 1,250,000 shares of Common Stock, during the period July 1, 1995 through December 31, 1999. The Plan will terminate and all unexercised options will expire on December 31, 2007.

 The exercise price of options granted under the 1995 Option Plan is determined by the Compensation Committee and may not be less than 100% of the most recent Formula Price of the Common Stock on the date of grant. Upon the exercise of an option, the exercise price is fully payable, in whole or in part, in cash or in shares of Common Stock valued at the Formula Price on the date of exercise. Any withholding required as a result of the exercise of a non-qualified option may, at the discretion of the Compensation Committee, be satisfied by withholding in shares of Common Stock of the Company valued at the Formula Price on the date of exercise. All options granted pursuant to the 1995 Option Plan are non-transferable except by will or the laws of intestate succession.

 Options granted under the 1995 Option Plan may be exercised over a period specified in the stock option agreement (which period may not exceed seven years), subject to vesting provisions described below. If an optionee's employment terminates as a result of death, permanent disability, or retirement before reaching age 65, all options may be exercised, to the extent vested at the date of termination, during the six month period following termination, but in no event after their respective expiration dates. If an optionee retires at or after age 65, all options, to the extent vested at the date of retirement, may, for up to one additional year (but in no event later than their respective expiration dates), be exercised by the optionee or by his legal representative or permitted assignee. Upon termination of employment for any other reason, all options (whether or not vested) will terminate as of the date of such termination of employment, unless otherwise authorized by the Compensation Committee (but in no event shall the option be exercisable for a period extending beyond 90 days following such termination).

Eligibility and Participation

 The persons eligible to receive options under the 1995 Option Plan are key employees designated by the Compensation Committee and directors. No option may be granted to any individual who, at the time the option is granted, owns more than 10% of the total combined voting power of all classes of capital stock of the Company.

Vesting of Options

 The right to exercise options granted under the 1995 Option Plan shall vest at the rate of 20% per year during the five year period following the date of the grant. Options that are forfeited due to termination of employment or expiration shall be available for new grants under the Plan. All options shall expire seven years after the date of grant unless earlier exercised upon vesting. No grant of options will be made under the 1995 Option Plan that permits exercise after more than seven years from the date of the grant.

 In the event of a change of control involving the Company, all optionees will be guaranteed either the continuation of a comparable stock option plan with comparable rights (including identical rights with respect to options granted prior to such change of control), or the right within a reasonable period of time following such change of control, not to exceed one year, to exercise all granted options under the 1995 Option Plan, whether or not vested.

Amendment and Termination

 The 1995 Option Plan may be amended, suspended or terminated by the Board of Directors, except that no such amendment may, without the approval of the holders of outstanding shares of the Company having a majority of the general voting power, (i) increase the maximum number of shares for which options may be granted (other than by reason of changes in capitalization and similar adjustments), (ii) change the provisions of the 1995 Option Plan relating to the establishment of the exercise price (other than the provisions relating to the manner of determination of fair market value of the Company's capital stock to conform to any applicable requirements of the Code or regulations issued thereunder), or (iii) permit the granting of options to members of the Compensation Committee. No options will be granted under the 1995 Option Plan after December 31, 1999.

General Provisions

 All shares issued upon exercise of options granted under the 1995 Option Plan are subject to (i) the Company's right of first refusal in the event that the optionee desires to sell his or her shares other than on the Internal Market and (ii) the Company's right of repurchase upon termination of the optionee's employment or affiliation. See "Description of Capital Stock -- Restrictions on Common Stock."

 Grants of stock options may be contingent upon a requirement that such individuals purchase a specified number of shares of Common Stock on the Internal Market at the prevailing Formula Price. The Compensation Committee may also establish other terms relating to vesting and exercise, such as a target Formula Price.

 If the outstanding shares of the Common Stock of the Company are changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, or similar transaction, or if the number of outstanding shares is changed through a stock split, stock dividend, stock consolidation, or similar transaction, an appropriate adjustment (determined by the Board of Directors in its sole discretion) will be made in the number and kind of shares and the exercise price per share of options which are outstanding or which may be granted thereafter.

Administration

 The 1995 Option Plan is administered by the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors, which may also fill vacancies or replace members of the Compensation Committee. Subject to the express provisions of the 1995 Option Plan, the Compensation Committee has the authority to (i) interpret the 1995 Option Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 1995 Option Plan, (iii) determine the individuals to whom and the time or times at which options may be granted and the number of shares to be subject to each option granted under the 1995 Option Plan, (iv) determine the terms and conditions of the option agreements under the 1995 Option Plan (which need not be identical), and (v) make all other determinations necessary or advisable for the administration of the 1995 Option Plan. In addition, the Compensation Committee may, with the consent of the affected optionees and subject to the general limitations of the 1995 Option Plan, make any adjustment in the exercise price, the number of shares subject to, or the term of, any outstanding option by cancellation of such option and a subsequent re-granting of such option, or by amendment or substitution of such option. Options which have been so amended, re-granted or substituted may have higher or lower exercise prices, cover a greater or lesser number of shares of capital stock, or have longer or shorter terms, than the prior options. The members of the Compensation Committee receive no compensation from the 1995 Option Plan for services rendered in connection therewith.

Federal Income Tax Consequences

 All options granted under the 1995 Option Plan are non-qualified options. Generally, the optionee will not be taxed upon grant of any non-qualified option but rather, at the time of exercise of such option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value at the time of exercise of the capital stock purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee realizes ordinary income.

 If capital stock acquired upon the exercise of a non-qualified option is later sold or exchanged, then the difference between the sale price and the fair market value of such capital stock on the date which governs the determination of ordinary income is generally taxable (provided the stock is a capital asset in the holder's hands) as long-term or short-term capital gain or loss depending upon whether the holding period for such capital stock at the time of disposition is more or less than one year.

 If payment of the exercise price of a non-qualified option is made by surrendering previously owned shares of capital stock, the following rules apply:

 (a) No gain or loss will be recognized as a result of the surrender of shares in exchange for an equal number of shares subject to the non-qualified option;

 (b) The number of shares received equal to the shares surrendered will have a basis equal to the shares surrendered and a holding period that includes the holding period of the shares surrendered;

 (c) Any additional shares received (i) will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise, (ii) will have a basis equal to the amount included in taxable income by the optionee, and (iii) will have a holding period that begins on the date of the exercise.

 The foregoing discussion is intended only as a summary of certain federal income tax consequences and does not purport to be a complete discussion of all of the tax consequences of participation in the 1995 Option Plan. Accordingly, holders of options granted under the Option Plan should consult their own tax advisors for specific advice with respect to all federal, state or local tax effects before exercising any options and before disposing of any shares of capital stock acquired upon the exercise of an option. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular option holder's specific circumstances or will continue to apply in the future.

Executive Incentive Plan

General

 The Company's current Executive Incentive Plan (the "EIP") became effective in 1993. The EIP provides for the annual award of discretionary bonuses based on the achievement of specific financial and individual performance goals. The EIP will be amended effective January 1, 1996, to provide for the payment of up to 20% of each award in the form of shares of Common Stock, based on the most recent Formula Price. 300,000 shares have been reserved for possible issuance under the EIP for calendar years 1996 through 2000. The EIP is not subject to ERISA and is not intended to be qualified under Section 401(a) of the Code.

Eligibility and Participation

 The officers and key managerial employees of the Company designated by the Compensation Committee are eligible to participate in and receive bonuses under the EIP.

Awards

 Each year the Company establishes bonus pools representing the aggregate targeted bonuses negotiated in advance with EIP participants. Awards under the EIP are generally made based upon the achievement of certain individual and financial performance criteria. Awards under the EIP are made based on recommendations of the CEO to the Compensation Committee. Awards of bonuses under the EIP are generally distributed after the end of the fiscal year to which the bonus relates. Pursuant to the By-Laws, all shares of Common Stock awarded under the EIP will be subject to the Company s right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock." Awards of bonuses, including potential shares of Common Stock may also be subject to forfeiture, in whole or in part, in the event of the termination of the recipient s employment or affiliation with the Company prior to the date for payment of awards.

 Pursuant to the EIP, bonuses to the Chief Executive Officer must be approved by the Compensation Committee. Members of the Compensation Committee are ineligible to receive awards under the EIP. For services rendered during the fiscal year ended December 31, 1994, a total of 56 individuals received an aggregate of approximately $2.1 million in cash bonuses under the EIP. No shares of Common Stock were issued under the EIP in 1994.

Federal Income Tax Consequences

 Awards under the EIP of cash bonuses and shares of Common Stock that are not subject to forfeiture are taxable as ordinary income to the recipient in the year received.

 The foregoing discussion is intended only as a summary of certain federal income tax consequences and does not purport to be a complete discussion of all of the tax consequences of participation in the EIP. Accordingly, recipients of awards under the EIP should consult their own tax advisors with respect to all federal, state, and local tax effects of participation in the EIP. Moreover, the Company does not represent that the foregoing tax consequences will apply to any particular participant s specific circumstances.

Amendment and Termination

 The EIP may at any time be amended or terminated by the Board of Directors, except that no amendment or termination may, without a recipient s consent, affect any bonus award previously made to such recipient.

Administration

 The  EIP is administered by the Compensation Committee.

Multiemployer Pension Plans

 Union employees who are not participants in the ESOP are covered by multiemployer pension plans under which the Company pays fixed amounts, generally per hours worked, according to the provisions of the various labor contracts covering such employees. In 1994, 1993 and 1992, the Company expensed $2,367,000, $2,321,000 and $2,604,000 respectively, for these plans. In the event of the termination of, or withdrawl of the Company's participation in, any such plans, the Company may be liable for its proportinate share of the plan's unfunded vested benefits liability, if any.


                                       MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are:

Herbert S. Winokur, Jr., 51     Director and Chairman  of the Board since
                                1988,  term  expires  1996.    President,
                                Winokur   Holdings,   Inc.    (investment
                                company).  Formerly Senior Executive Vice
                                President,   Member,    Office   of   the
                                President,  and  Director,  Penn  Central
                                Corporation.       Director    of   ENRON
                                Corporation; NacRe Corp.; NHP,  Inc.; and
                                Marine Drilling Companies, Inc.

Dan R. Bannister, 64*           Director since 1985,  term expires  1995.
                                Chief   Executive  Officer   since  1985;
                                President  since  1984.     Director   of
                                Industrial Training Corporation.

T. Eugene Blanchard, 64*        Director  since  1988,   term  expires   1997.
                                Senior  Vice  President  and  Chief  Financial
                                Officer since 1979.

Russell E. Dougherty, 74        Director  since  1989,   term  expires   1996.
                                Attorney, McGuire, Woods, Battle & Boothe (law
                                firm).   Retired  General,  United States  Air
                                Force; served as Commander-in-Chief, Strategic
                                Air  Command  and   Chief  of  Staff,   Allied
                                Command, Europe.  From  1980 to 1986 served as
                                Executive   Director   of   the    Air   Force
                                Association   and   Publisher  of   Air  Force
                                Magazine.     Former  member  of  the  Defense
                                Science  Board; Trustee  of the  Institute for
                                Defense  Analysis;  and   Vice  Chairman   and
                                Director of The Aerospace Corp.

James H. Duggan, 59*            Director since 1988,  term expires  1996.
                                Executive  Vice   President  since  1987;
                                President of Advanced Technology Services
                                Sector  since  July,  1994; President  of
                                Applied Sciences Group from 1991 to 1994.

Paul V. Lombardi, 53*           Director since July,  1994, term  expires
                                1997.    Executive  Vice President  since
                                1994;   President,  Government   Services
                                Sector  since  July 1994;  Vice President
                                1992  to  1994;  President of  Government
                                Services Group from 1992 to 1994.  Senior
                                Vice President and Group General Manager,
                                Planning Research Corporation from 1990 to 1992. Senior Vice President and Group
                                General Manager, Advanced Technology Inc.
                                from 1988 to 1990.

Dudley C. Mecum II, 60          Director  since  1988,   term  expires   1997.
                                Partner,  G. L.  Ohrstrom  &  Co.  (investment
                                company).      Formerly   Chairman  of   Mecum
                                Associates,   Inc.    Served   as  Group  Vice
                                President     and     Director,     Combustion
                                Engineering, Inc.   Director of  The Travelers
                                Inc.,  Lyondell Petrochemical  Company, Vicorp
                                Restaurants Inc., Fingerhut Companies, Inc., and Roper Industries Inc.

David L. Reichardt, 52*         Director  since  1988,   term  expires   1995.
                                Senior Vice President and General Counsel since 1986. President of Dynalectric Company, a subsidiary of DynCorp, from 1984 to 1986.
                                Vice President and General Counsel of DynCorp from 1977 to 1984.

Gerald A. Dunn, 61*             Vice  President  since 1973;  Controller since
                                1967.

Mark C. Filteau, 44*            President of  Federal Sector, Information
                                and    Engineering    Technology    since
                                December,  1994.  President of PRC Public
                                Sector,  March  1992  to  November  1994.
                                Vice President and Senior Vice President of BDM International from 1986 to 1992.

H. Montgomery Hougen, 60        Vice  President  since  July, 1994;  Corporate
                                Secretary  and  Deputy  General Counsel  since
                                1984.

Richard A. Hutchinson, 50       Treasurer since 1978.

Marshal J. Hyman, 49            Vice President since  1993;  Director  of
                                Taxes since 1986.

Marshall S. Mandell, 52         Vice  President,    Business    Development,
                                Government  Sector  since  July,   1994;  Vice
                                President,   Business   Development,   Applied
                                Science Group from February 1992 to 1994.

Carl H. McNair, Jr., 61*       Vice President  since July,  1994; President,
                               Federal  Sector,  Enterprise Management  since
                               July,  1994;  President,  Government  Services
                               Group, Support Services Division from  1990 to
                               1994.

Ruth Morrel, 40                Vice  President, Law &  Compliance since July,
                               1994; Group General Counsel from 1984 to 1994.

Henry H. Philcox, 54           Vice   President   &  Chief   Information
                               Officer  since  August,   1995.     Chief
                               Information  Officer,   Internal  Revenue
                               Service from 1990 to June, 1995.

Richard E. Stephenson, 59      Vice  President, Technology  & Government
                               Relations   since    July,   1994;   Vice
                               President Strategic Planning,  Government
                               Services Group from 1991 to 1994.

John L. Sullivan, 59           Vice   President   of  Human   Resources,
                               Quality  & Administration  since January,
                               1995; Vice President of  Human Resources,
                               Unisys  Corporation  Government   Systems
                               Group from 1985 to 1995.

Harold J. M. Williams, 59*     Vice   President    since   July,   1994;
                               President,   Federal  Sector,   Aerospace
                               Technology  since July,  1994; President,
                               Aerospace  Operations Division  from 1993
                               to   1994;   Vice   President,   Business
                               Development, Government Services Group from 1990 to 1993.

Robert G. Wilson, 54           Vice President and General  Auditor since
                               1985.

  *Officers designated by an asterisk are deemed to be officers for purposes of Rule 16a-1(f), as promulgated in SEC Release No. 34-28869.


                                EXECUTIVE COMPENSATION

          The following table sets forth information regarding annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers of the Company. The table does not include information for any fiscal year during which a named executive officer did not hold such a position with the Company.


                              Summary Compensation Table

                            Annual              Long-Term Compensation
                         Compensation            Awards           Payouts
 (a)                 (b)    (c)      (d)     (f)          (g)       (h)        (i)
                                          Restricted  Securities
 Name and                                   Stock     Underlying   LTPI     All Other
 Principal                 Salary   Bonus  Award(s)    Options/  Payouts   Compensation
 Position           Year   ($)(1)  ($)(2)   ($)(3)       SARs      ($)       ($)(4)
 Dan R. Bannister   1994  350,000  165,000                                    27,159
 President & Chief  1993  339,896  155,000                                    17,465
 Executive Officer  1992  317,800  140,000                                    16,634

 James H. Duggan    1994  243,147   95,000                                    19,875
 Executive Vice     1993  248,736   90,000                                    12,813
 President &        1992  234,688   80,000                                    13,767
 Sector President

 Paul V. Lombardi   1994  240,405   95,000                                    19,394
 Executive Vice     1993  219,663  100,000  105,000                           11,960
 President &        1992   47,859   60,000  105,000                            2,338
 Sector President


 T. Eugene Blanchard 1994  196,915  95,000                                    19,876
 Senior Vice         1993  200,591  90,000                                    17,018
 President & Chief   1992  189,131  75,000                                    16,634
 Financial Officer

 David L. Reichardt  1994  190,547  95,000                                    17,906
 Senior Vice         1993  193,371  90,000                                    11,793
 President & General 1992  181,934  75,000                                    10,360
 Counsel


(1) 1993 salary included special year-end adjustment.

(2) Column (d) reflects bonuses earned and expensed during year, whether paid during or after such year.

(3) Value of restricted stock units determined in accordance with Restricted Stock Plan. There is no provision to pay dividends on restricted stock units. The following table reflects the number of restricted stock units in the respective accounts of the named individuals, whether vested or unvested, and the aggregate valuation as of December 31, 1994.

           Name                         No. of Units    Value ($)
           Dan R. Bannister                54,661        994,830
           James H. Duggan                 58,212      1,059,458
           Paul V. Lombardi                12,000        218,400
           T. Eugene Blanchard             47,467        863,899
           David L. Reichardt              32,030        582,946

(4) Column  (i)  includes   individual's  pro  rata  share  of   the
Company's contribution to the ESOP trust, estimated for 1994, and the Company-paid portion of group term-life insurance and split-premium life insurance premiums covering the individual, as reflected in the following table.
                               ESOP
                         Contributions ($)  Insurance Premiums ($)
   Name                 1994   1993    1992    1994   1993    1992
   Dan R. Bannister    6,832  8,912   8,912  20,327  8,553   7,722
   James H. Duggan     6,832  8,912   8,912  13,043  3,901   4,855
   Paul V. Lombardi    6,832  8,912   1,810  12,562  3,048     528
   T. Eugene Blanchard 6,832  8,912   8,912  13,044  8,106   7,722
   David L. Reichardt  6,832  8,912   8,912  11,074  2,881   1,448


Compensation of Directors

 Non-employee directors of the Company receive an annual retainer fee of $16,500 as directors and $2,750 for each committee on which they serve. The Company also pays non-employee directors a meeting fee of $1,000 for attendance at each Board meeting and $500 for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other Company functions.

Directors and Officers Liability Insurance

 The Company has purchased and paid the premium for insurance in respect of claims against its directors and officers and in respect of losses for which the Company may be required or permitted by law to indemnify such directors and officers. The directors insured are the directors of the Company named herein and all directors of the
Company's subsidiaries. The officers insured are all officers and assistant officers of the Company and its subsidiaries. There is no allocation or segregation of the premium as regards specific subsidiaries or individual directors and officers.

Employment-Type Contracts

 While the Company has not entered into employment agreements with any of its management personnel, in September, 1987, the Company entered into change-in-control severance agreements with Messrs. Bannister, Blanchard, Duggan, Dunn and Reichardt. In 1995, the Company entered into a change-in-control severance agreement with Mr. Lombardi. The change-in-control agreements of these individuals are collectively referred to herein as the "Severance Agreements". Each Severance Agreement provides that certain benefits, including a lump-sum payment, will be triggered if such executive is terminated following a change-in-control during the term of that executive's Severance Agreement, unless such termination occurs under certain circumstances set forth in the Severance Agreements. The Severance Agreements expire on December 31, 1995, but they are automatically extended unless the Board of Directors determines otherwise. The amount of such lump sum payment would be equal to 2.99 times the sum of the executive's annual salary and the average annual amount paid to the executive pursuant to certain applicable compensation-type plans in the three years preceding the year in which the termination occurs. Other benefits include payment of any incentive compensation which has been allocated or awarded but not yet paid to the executive for a fiscal year or other measuring period preceding termination and a pro rata portion to the date of termination of the aggregate value of incentive compensation awards for uncompleted periods under such plans. Each Severance Agreement also provides that, if the aggregate of the lump sum payment to the executive and any other payment or benefit included in the calculation of "parachute payments" within the meaning of Section 280G of the Code exceeds the amount the Company is entitled to deduct on its federal income tax return, the severance payments shall be reduced until no portion of the aggregate termination payments to the executive is not so deductible or the severance payment is reduced to zero. The
Severance Agreements also provide that the Company will reimburse the executive for legal fees and expenses incurred by the executive as a result of termination except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the aggregate termination payments not to be, deductible by reason of
Section 280G of the Code.

Compensation Committee Interlocks and Insider Participation

 The members of the Compensation Committee of the Board of Directors during 1994 were: Herbert S. Winokur, Jr., Chairman of the Board and Director and Russell E. Dougherty, Director.

 Mr. Winokur is the President of Winokur Holdings, Inc., which is the managing partner of Capricorn Holdings, G. P., which in turn is the general partner of Capricorn, the holder of the Class C Preferred Stock. See "Risk Factors -- Class C Preferred Stock Veto Rights" and "Risk Factors -- Corporate Control Implications of Stockholders Agreement."

 On February 12, 1992, the Company loaned $5,500,000 to Cummings Point Industries, Inc. ("CPI"), a Delaware corporation of which Capricorn owns more than 10%. The indebtedness, which was represented by a promissory note bearing interest at the annual rate of 17% (the "Note"), was repaid in full on August 10, 1995. The Note was due six months after issuance, but it was extended for three-month periods until it was repaid.

 No executive officer of the Company serves on the board of directors or compensation committee of any entity (other than subsidiaries of the Company) whose directors or executive officers served on the Board of Directors or Compensation Committee of the Company.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Voting Securities

 As of  August 21,  1995, the  Company had  8,719,268 shares  of Common
Stock  and  123,711  shares of  Class  C  Preferred outstanding,  which
constituted all the outstanding  voting securities of the Company.   If
all the shares issuable upon exercise of outstanding options and warrants, all the shares issuable upon conversion of outstanding Class
C Preferred and exercise of related warrants, and shares  issuable as a result of immediate vesting and expiration of deferrals or otherwise under the former Restricted Stock Plan were to be issued, the outstanding voting securities following such dilution would consist of 13,721,000 shares
of Common  Stock (and no shares  of Class C Preferred).   The following
tables  show  beneficial  ownership  of  issued   voting  shares  as  a
percentage of currently outstanding stock and beneficial ownership of issued and issuable shares as a percentage of Common Stock on a fully diluted basis assuming all such conversions, exercises, and issuances.

Security Ownership of Certain Beneficial Owners

 The following table presents information as of August 21, 1995, concerning the only known beneficial owners of five percent or more of the Company's Common Stock and Class C Preferred.

                                           Amount  &                 Amount  &
                                           Nature of                 Nature of
                                          Ownership of              Ownership of   Percent of
 Name and Address of            Title of  Outstanding    Percent      Diluted       Diluted
 Beneficial Owner                Class      Shares      of  Class    Shares (3)     Shares
 Trustees of the                 Common   6,235,687       71.5%     6,235,687         45.5%
 DynCorp Employee                         Direct(1)                  Direct(1)
 Stock Ownership Trust
 c/o DynCorp
 2000 Edmund Halley Dr.
 Reston, VA  22091-3436

 Capricorn Investors, LP(2)      Common     292,369        3.4%     4,117,127         30.0%
 72 Cummings Point Road                      Direct                  Direct
 Stamford, CT  06902


 Capricorn Investors, LP(2)      Class C    123,711      100.0%        N/A             N/A
 72 Cummings Point Road          Preferred   Direct
 Stamford, CT  06902


(1) Shares are held for the accounts of participants in the ESOP. When allocated to individual participant accounts, shares are voted
upon instruction  of the  individual participants.   Unallocated shares
and shares for which no instructions have been received are voted proportionately with instructed shares.

(2) Herbert S. Winokur, Jr., Chairman of the Board and a Director of the Company, is the President of Winokur Holdings, Inc., which is the managing partner of Capricorn Holdings, G. P., which in turn is the
general partner  of Capricorn Investors, LP.   No other  natural person
who is also an affiliate of the Company may be deemed the beneficial owner of the shares held by Capricorn Investors, LP.

(3) Assumes exercise of all outstanding options and warrants, conversion of Class C Preferred, exercise of warrants issuable upon such conversion, full vesting of all remaining Restricted Stock Plan units, and distribution of all deferred units or otherwise issuable shares under Restricted Stock Plan.


Security Ownership of Management(1)

   Beneficial   ownership  of   the  Company's   equity  securities   by
directors, and all current officers and directors as a group, are set forth below:

                                            Amount  &                 Amount  &
                                            Nature of                 Nature of
                                           Ownership of    Percent   Ownership of     Percent of
  Name and Title of              Title of  Outstanding    of  Class   Diluted          Diluted
  Beneficial Owner                Class     Shares (2)       (3)     Shares (4)      Shares (3)(4)
  D. R. Bannister               Common  308,820   Direct}   3.5%    371,784   Direct}    2.8%
  President & Chief                       7,342 Indirect}             7,342 Indirect}
  Executive Officer

  T. E. Blanchard               Common  160,325   Direct}   1.8%    205,191   Direct}    1.6%
  Senior Vice President                  14,306 Indirect}            14,306 Indirect}
  & Director

  R. E. Dougherty               Common    1,870   Direct      *       2,331   Direct      *
  Director

  J. H. Duggan                  Common  135,015   Direct}   1.6%    193,564   Direct}    1.5%
  Executive Vice                         12,709 Indirect}            12,709 Indirect}
  President & Director

  P. V. Lombardi                Common    5,683   Direct}    *       19,514   Direct}     *
  Executive Vice                            408 Indirect}               817 Indirect}
  President & Director

  D. C. Mecum II                Common       --      --     --        2,331   Direct      *
  Director

  D. L. Reichardt               Common   78,345   Direct}    *       88,739   Direct}     *
  Senior Vice President                  11,009 Indirect}            11,009 Indirect}
  & Director

  H. S. Winokur, Jr. (5)        Common  292,369 Indirect    3.4%  4,117,127 Indirect    30.0%
  Chairman of the Board
  Director                      Class C 123,711 Indirect  100.0%      N/A                N/A
                                Preferred

  All officers and              Common  808,498   Direct}  13.66% 1,122,236   Direct}   38.8%
  directors as a group                  382,558 Indirect}         4,208,333 Indirect}

                                Class C 123,711 Indirect  100.0%      N/A         --      --
                                Preferred



(1) Includes information as of August 21, 1995. Shares held by the ESOP trustee but within individual voting control are included in the table, whether or not vested.

(2) Restricted stock units which have not been vested and converted into shares of Common Stock and distributed pursuant to the Company's Restricted Stock Plan as of August 21, 1995 are not transferable by or within the voting control of the participants. Such units are not included in outstanding shares.

(3) An asterisk indicates that beneficial ownership is less than one percent of the class.

(4) Assumes exercise of all outstanding options and warrants, conversion of Class C Preferred, exercise of warrants issuable upon such conversion, full vesting of all remaining Restricted Stock Plan units, and distribution of all deferred units or otherwise issuable shares under Restricted Stock Plan.

(5) Includes  securities owned  by Capricorn.   See  preceding table
for relationship of Mr. Winokur thereto.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships

   Mr. Dougherty is of counsel to the law firm of McGuire, Woods, Battle & Boothe, which firm has provided legal services to the Company from time to time. See also "Compensation Committee Interlocks and Insider Participation."

Indebtedness of Related Entities

      See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Business -- Factoring of Receivables."

                      DESCRIPTION OF CAPITAL STOCK

General

 The authorized capital stock of the Company consists of 15 million shares of Common Stock, par value $0.10 per share, and 123,711 shares of Class C Preferred, par value $0.10 per share. As of August 21, 1995, there were approximately 439 holders of record of Common Stock and one holder of record of Class C Preferred. The authorized capital stock of the Company also includes 3,500,000 shares of 17% Redeemable Pay-in-Kind Class A Preferred Stock, Par value $0.10 per share, all of the outstanding shares of which were redeemed in February, 1992, and 620,000 shares of 18% Redeemable Pay-in-Kind Class B Preferred Stock, par value $24.25 per share, all of the outstanding shares of which were redeemed in July, 1989; no shares of either class are outstanding.

 As of August 21, 1995, there were also outstanding 3,393,798 million Warrants to acquire an identical number of shares of Common Stock at an exercise price of $0.25 per warrant. Warrants were issued at the rate of 6.6767 Warrants for each share of Common Stock acquired by certain management and other stockholders on March 11, 1988 prior to the LBO, and 942,563 Warrants were issued to an affiliate of the lead bank financing the LBO. A total of 5,066,009 Warrants were issued in 1988, of which 1,672,211 or 33% have been exercised or surrendered through August 21, 1995. Upon conversion of the Class C Preferred, 825,981 additional Warrants will be issued.

 The following is a summary of certain of the detailed provisions of the Certificate of Incorporation and by-laws of the Company regarding the Company's capital stock. The summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and to the by-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Amendment of Certificate of Incorporation

 The Board of Directors has recommended to the stockholders a resolution amending the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 15 million to 20 million. Approval of such amendment is expected to take place at the stockholders meeting scheduled for October 23, 1995, and the amendment will be necessary in order to permit the Company to issue or sell a substantial portion of the shares being offered hereby. The amendment will also eliminate the Class A and Class B Preferred Stock currently authorized.

Common Stock

 The holders of Common Stock are entitled to one vote per share of each share held of record in elections for directors and on all other matters required or permitted to be approved by a vote of stockholders of the Company. Each share of Common Stock is equal in respect of rights and liquidation and rights to dividends and to distributions. Stockholders of the Company do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of the Company, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, for any securities convertible into or exchangeable for such shares, which may be issued, sold or offered for sale by the Company.

Restrictions on Common Stock

 The Board of Directors of the Company amended the By-Laws on May 10, 1995, to provide that, as to any share of Common Stock issued on or after May 11, 1995, such share may not be sold or transferred by the holder thereof to any third party, other than (1) by descent or distribution, (2) by bona fide gift, or (3) by bona fide sale after the holder thereof has first offered in writing to sell the share to the Company at the same price and under substantially the same terms as apply to the intended sale and the Company has failed or declined in writing to accept such terms within 14 days of receipt of such written offer or has refused to proceed to a closing on the transaction within a reasonable time after such acceptance; provided, however, that the sale to the third party following such failure, declination, or refusal must be made on the same terms which were not previously accepted by the Company and within 60 days following such event, or the Company must again be offered such refusal rights prior to a sale of such share; provided further, however, that this right does not apply to (A) any transactions made at the current Formula Price through the Internal Market; (B) any transactions made at any time while the Common Stock is listed for trading on a national securities exchange or on the over-the-counter market; (C) sales to the ESOP; or (D) shares which have been reissued to the holder in exchange for shares issued prior to May 11, 1995 to the extent such previously issued shares were not subject to any right of first refusal by the Company or its shareholders. See "Risk Factors -- Company's Right of First Refusal."

Class C Preferred Stock

 The Class C Preferred ranks senior and prior to the Common Stock in the case of a liquidation, dissolution or winding-up of the affairs of the Company, and bears annual dividends in the amount of $4.365 per share, which while unpaid compound quarterly at 18% per annum, but are only paid in the event of a liquidation of the Company or the payment by the Company of dividends on its Common Stock. The aforementioned dividends are forfeited upon conversion of the Class C Preferred into Common Stock. The holder of the Class C Preferred is entitled to convert each share of Class C Preferred into a share of Common Stock upon the giving of appropriate notice. The holder of Class C Preferred is entitled to vote, one vote for each share of Class C Preferred, with the holders of the outstanding shares of Common Stock of the Company. The holder of Class C Preferred shares have the right to vote as a separate class on certain major corporate actions, such as corporate borrowings, issuance of stock, payment of dividends and the repurchase of more than $250,000 per annum fair market value of shares of Common Stock held by employees of the Company (other than shares of Common Stock distributed to retiring or terminated employees by the ESOP). These voting rights give the holder of Class C Preferred the ability to effectively control the Company with respect to certain major corporate decisions. Consequently, actions that might otherwise be approved by a majority of the holders of Common Stock could be vetoed by the holder of Class C Preferred. See "Risk Factors -- Class C Preferred Stock Rights and Preferences."

Stockholders Agreement

 Certain of  the management group of  the Company,  Capricorn and other outside investors who hold shares of Common Stock are parties to a Stockholders Agreement originally dated March 11, 1988 and restated
March 11, 1994 (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, stockholders who own approximately 54% of the fully diluted  outstanding shares  of Common  Stock have agreed,  among other things, to vote for the election of a Board of Directors consisting of four management group nominees, four Capricorn nominees and a joint nominee who would be elected if needed to break a tie vote.
Since the management group stockholders, directly and through ESOP shareholdings, and Capricorn represent a majority of the shares of
Common Stock necessary  to elect the Company's Board of  Directors on a fully diluted basis, it is unlikely that other stockholders acting in concert or otherwise will be able to change the composition of the Board of Directors. Unless extended, the Stockholders Agreement expires on March 10, 1999.
See  "Description  of   Capital  Stock  --  Stockholders Agreement."  See "Risk
Factors -- Corporarte Control Implications of Stockholders Agreement."

                        VALIDITY OF COMMON STOCK

 The validity of the Common Stock offered hereby will be passed upon for the Company by H. Montgomery Hougen, Vice President and Corporate Secretary and Deputy General Counsel of the Company. As of August 21, 1995, Mr. Hougen owned directly and indirectly 19,798 shares of Common Stock. Mr. Hougen is the beneficial owner of an additional 7,526 shares through the Company's benefit plans.

                                EXPERTS

 The financial statements and schedules included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         AVAILABLE INFORMATION

 The Company has filed with the SEC a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration
Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

 The Registration Statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof, as well as such reports and other information filed with the SEC, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or part thereof may be obtained from those offices upon payment of certain fees prescribed by the Commission.

 The Company undertakes to provide, without charge, to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference into this Prospectus, without exhibits (unless such exhibits are incorporated by reference into such documents). Requests for such copies should be directed to: DynCorp, 2000 Edmund Halley Drive, Reston, Virginia 22091-3436; Attention:
Corporate Secretary (telephone (703) 264-9108).

                 COMMISSION POSITION ON INDEMNIFICATION

 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 below, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  No  dealer,  salesperson or  any
  other person has been authorized
  to give  any information  or  to
  make  any representations  other
  than  those  contained  in  this
  Prospectus  in  connection  with                        PROSPECTUS
  the offer contained herein, and,
  if given or made, information or
  representations   must   not  be
  relied   upon  as   having  been
  authorized by the Company.  This
  Prospectus  does  not constitute
  an offer of any securities other                    11,969,313 Shares
  than those to  which it  relates
  or   an  offer  to  sell,  or  a
  solicitation of an offer to buy,
  to    any    person    in    any
  jurisdiction in which such offer
  or    solicitation     is    not
  authorized, or to any  person to
  whom  it is  not lawful  to make
  such  an offer  or solicitation.
  Neither    delivery   of    this
  Prospectus  nor  any  sale  made
  hereunder  at  any time  implies
  that    information    contained
  herein is correct as of any time
  subsequent to the date hereof.

         TABLE OF CONTENTS

        The Company                                         DynCorp
        Risk Factors
        Use of Proceeds
        Selected Financial Data                          Common Stock
        Business                                   par value $0.10 per share
        Legal Matters
        Management's  Discussion and
          Analysis of Financial
          Condition and Results  of                     October 6, 1995
        Management
        Security Ownership of Certain
          Beneficial Owners and Management
        Description of Capital Stock
        Experts
        Available Information
        Index to Consolidated Financial
          Statements

                                PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

 Estimated expenses payable by the Company in connection with the sale of the Common Stock offered hereby are as follows:

 Registration fee-Securities and Exchange Commission          $61,498
 Printing and engraving expenses                               25,000
 Blue sky registration and filing fees                         50,000
 Accounting fees and expenses                                  75,000
 Legal fees and expenses                                      250,000
 Miscellaneous                                                 50,000
       Total                                                 $511,498

Item 14.  Indemnification of Directors and Officers.

 Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, a copy of which is filed as an exhibit to this
Registration Statement, contains a provision which eliminates directors' personal liability as set forth above.

 The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

 Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

 Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

 Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under
Section 145.

Item 15.  Recent Sales of Unregistered Securities.

 On November 12, 1993, the Company sold 125,714 shares of Common Stock to James I. Chatman, as partial purchase price for the acquisition of stock of Technology Applications, Inc. The price per share was $17.50, and the total price for the Common Stock sold to Mr. Chatman was $2,199,995. The sale was exempt from registration by reason of Rule 505 of Regulation D, as promulgated under the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules.

(a)     Exhibits.    The  following  is  a  list  of  exhibits  to  this
Registration Statement:

Exhibit No.  Description

 3.1    Certificate of Incorporation of the Registrant, as amended.**
 3.2    By-laws of the Registrant, as amended.**
 4.1    Employee Stock Ownership Plan, as amended.**
 4.2    Savings and Retirement Plan, as amended.**
 4.3    1995 Employee Stock Purchase Plan.**
 4.4    1995 Stock Option Plan.**
 4.5    Executive Incentive Plan, as amended.**
 4.6    Equity Target Ownership Policy.**
 5      Opinion of H. M. Hougen.+
 9      New Stockholders Agreement.**
 10.1   Form of Severance Agreement with Management Personnel.++
 10.2   Dyn Funding Corporation Note Purchase Agreement.++
 10.3   Indenture for 16% Junior Subordinated Debentures.++
 10.4   Credit Agreement with Citicorp North America, Inc.++
 11     Computations of Earnings per Common Share.++
 12     Computation of Ratios.***
 13     Annual Report on Form 10-K.++
 21     Subsidiaries of the Registrant.+
 23     Consent of Arthur Andersen LLP.++
 24     Powers of Attorney (included on signature page).**

   **  Previously filed with the Securities and Exchange Commission.
   *** Previously  filed with  the Securities  and Exchange  Commission.
       However, a revised version of the Exhibit is filed herewith.
   ++  Filed herewith.
    +  To be filed by pre-effective amendment.

(b)    Financial Statement Schedules.

Item 17.  Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;


   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
statement  or  any   material  change  to   such  information  in   the
registration statement;


   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the
undersigned,  thereunto   duly  authorized,  in   the  Commonwealth  of
Virginia, County of Fairfax, on October 6, 1995.

                                        DynCorp

                                        David L. Reichardt

                                        By:  David L. Reichardt
                                        Its: Director, Senior  Vice  President
                                             and General Counsel


                           POWER OF ATTORNEY

   Pursuant to the requirements of the Securities act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title

Herbert S. Winokur, Jr.       Director and Chairman of the Board
Herbert S. Winokur, Jr.

Dan R. Bannister              Director, President and Chief Executive Officer
Dan R. Bannister              (Principal Executive Officer)

T. Eugene Blanchard           Director, Senior Vice President and Chief
T. Eugene Blanchard           Financial Officer (Principal Financial
                              Officer)

Russell E. Dougherty          Director
Russell E. Dougherty

Gerald A. Dunn                Vice President and Controller
Gerald A. Dunn                (Principal Accounting Officer)

James H. Duggan               Director and Executive Vice President
James H. Duggan

Paul V. Lombardi              Director and Executive Vice President
Paul V. Lombardi

Dudley C. Mecum II            Director
Dudley C. Mecum II


By: David L. Reichardt        Director, Senior Vice President and
    David L. Reichardt        General Counsel
    (Attorney-in-Fact)


                       DYNCORP AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                  JUNE 29, 1995 AND DECEMBER 31, 1994
                        (Dollars in Thousands)

                               UNAUDITED

                                                          June 29,  December 31,
                                                            1995        1994 (a)
Current Assets:
  Cash and short-term investments (b)                     $ 23,591     $  7,738
  Notes and current portion of long-term receivables
    (Note 3)                                                 9,924           87
  Accounts receivable and contracts in process
    (net of allowance for doubtful accounts
    of $9 in 1995 and 1994) (Note 5)                       158,929      172,731
  Inventories of purchased products and supplies,
     at lower of cost (first-in, first-out) or market          612          793
  Other current assets                                       7,955        6,733
  Net current assets of discontinued operations (Note 2)    21,788       18,316
     Total current assets                                  222,799      206,398

Long-Term Receivables                                          305          433

Property and Equipment (net of accumulated depreciation
  and amortization of $30,740 in 1995 and $26,937
  in 1994) (Note 6)                                         18,688       37,849

Intangible Assets (net of accumulated amortization
  of $38,415 in 1995 and $37,290 in 1994)                    50,712      51,837

Other Assets (Note 5) (b)                                    16,752      15,355

Net Noncurrent Assets of Discontinued Operations (Note 2)    47,595      67,128
     Total                                                 $356,851    $379,000

(a)  Restated for discontinued operations.  See Note 2.

(b) Restricted cash has been reclassified at December 31, 1994 to conform with current period presentation. See Note 5.

     See accompanying notes to consolidated condensed financial statements.


                       DYNCORP AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                  JUNE 29, 1995 AND DECEMBER 31, 1994
                        (Dollars in Thousands)
                               UNAUDITED

                                                         June 29,   December 31,
                                                            1995       1994 (a)
Current Liabilities:
  Notes payable and current portion of
     long-term debt (Note 7)                              $ 17,874     $  3,004
  Accounts payable                                          19,275       18,878
  Advances on contracts in process                           2,775        3,863
  Accrued liabilities                                       86,304       95,512
     Total current liabilities                             126,228      121,257

Long-Term Debt (Notes 6 and 7)                             192,757      230,444

Other Liabilities and Deferred Credits                      13,278       17,761
     Total liabilities                                     332,263      369,462

Contingencies and Litigation (Note 10)                           -            -

Redeemable Common Stock at Redemption Value;
  $18.20 per share, 125,714 shares outstanding               2,288        2,288

Common Stock Held by ESOP, at Fair Value;
  3,674,207 shares at $18.20 and 2,520,518 shares
  at $14.90 issued and outstanding in 1995 and
  3,691,003 shares at $18.20 and 1,312,459 shares
  at $14.60 issued and outstanding in 1994                 104,426       86,338

Preferred Stock Class C, 18% cumulative, convertible,
  $24.25 liquidation value, 123,711 shares authorized,
  issued and outstanding (Note 4)                            3,000        3,000

Common Stock, par value ten cents per share, authorized
  15,000,000 shares; issued 2,913,401 shares in 1995
  and 2,765,393 shares in 1994                                 291          277

Common Stock Warrants                                       11,486       11,486

Unissued Common Stock under restricted stock plan            7,565        9,923

Paid-in Surplus                                             34,479       32,242

Deficit                                                   (119,131)    (118,256)

Common Stock Held in Treasury, at cost; 543,634 shares
  and 173,988 warrants in 1995 and 459,309 shares
  and 173,988 warrants in 1994                             (10,316)      (8,817)

Cummings Point Industries Note Receivable (Note 3)               -       (8,943)

Unearned ESOP shares (Note 8)                               (9,500)           -
     Total                                                $356,851     $379,000

(a) Restated for discontinued operations.  See Note 2.

    See accompanying notes to consolidated condensed financial statements.


                       DYNCORP AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
            (Dollars in Thousands Except Per Share Amounts)

                               UNAUDITED

                                        Three Months Ended    Six Months Ended
                                        June 29,  June 30,    June 29, June 30,
                                           1995   1994 (a)       1995  1994 (a)
Revenues                               $209,940   $198,573   $421,576  $391,161

Costs and expenses:
  Cost of services                      200,124    189,091    403,945   374,328
  Selling and corporate administrative    4,968      4,401      9,308     8,558
  Interest income                        (1,077)      (567)    (1,913)   (1,102)
  Interest expense                        4,041      4,041      8,518     8,096
  Other                                     362        981        997     2,026
                                        208,418    197,947    420,855   391,906
Earnings (loss) from continuing
 operations before income taxes, minority
 interest and extraordinary item          1,522        626        721      (745)
   Provision for income taxes (Note 9)      573        535        545       520

Earnings (loss) from continuing operations
 before minority interest and extraordinary
 item                                       949         91        176    (1,265)
   Minority Interest                        355        311        657       560

Earnings (loss) from continuing operations
 before extraordinary item                  594       (220)      (481)   (1,825)
   Earnings (loss) from discontinued
    operations net of income taxes (Note 2)  80       (710)      (267)     (694)

Earnings (loss) before extraordinary item   674       (930)      (748)   (2,519)
   Extraordinary loss from early
    extinguishment of debt, net of tax
    benefit of $89 (Note 7)                   -          -       (127)        -

Net Earnings (Loss)                    $    674   $   (930)  $   (875) $ (2,519)

Weighted average number of common shares
  outstanding and dilutive common stock
  equivalents:
     Primary and fully diluted       12,704,956  6,251,341  8,246,421 5,862,005

Earnings (loss) per common share - primary
  and fully diluted:
  Continuing operations for common
    stockholders                     $     0.01  $   (0.10)   $ (0.17)  $ (0.44)
  Discontinued operations                  0.01      (0.11)     (0.03)    (0.12)
  Extraordinary item                          -          -      (0.02)        -
  Net earnings (loss) for common
    stockholders                     $     0.02  $   (0.21)   $ (0.22)  $ (0.56)

(a) Restated for discontinued operations.  See Note 2.

    See accompanying notes to consolidated condensed financial statements.


                           DYNCORP AND SUBSIDIARIES
               CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (Dollars in Thousands)

                                  UNAUDITED
                                                               Six Months Ended
                                                             June 29,   June 30,
                                                               1995      1994(a)
Cash Flows from Operating Activities:
 Net loss                                                    $   (875) $ (2,519)
  Adjustments to reconcile net loss from operations
   to net cash provided (used) by operating activities:
   Depreciation and amortization                                5,427     6,404
   Pay-in-kind interest on Junior Subordinated Debentures           -     7,370
   Restricted Stock Plan                                            -       862
   Loss on repurchase of Junior Subordinated Debentures (Note 7)  216         -
   Noncash interest income                                       (767)     (657)
   Other                                                       (2,279)   (1,262)
   Changes in current assets and liabilities,
    net of acquisitions:
    Decrease in current assets except cash,
     short-term investments and notes receivable               12,761     7,146
    Decrease in current liabilities except notes payable
     and current portion of long-term debt                     (9,883)   (8,508)
   Cash provided by continuing operations                       4,600     8,836
   Cash used by discontinued operations                          (761)      (77)
    Cash provided by operating activities                       3,839     8,759

Cash Flows from Investing Activities:
 Sale of property and equipment (Note 6)                       16,003        90
 Purchase of property and equipment                            (1,889)   (1,415)
 Assets and liabilities of acquired businesses
  excluding cash acquired                                           -    (6,812)
 Investment activities of discontinued operations (Note 2)     17,726    (1,775)
 Deposits for letters of credit (Note 5)                       (2,353)     (191)
 Other                                                           (324)     (705)
    Net cash provided (used) by investing activities           29,163   (10,808)


Cash Flows from Financing Activities:
 Treasury stock purchased                                      (1,499)   (1,541)
 Payment on indebtedness (Note 6)                             (19,780)   (2,371)
 Repurchase of Junior Subordinated Debentures (Note 7)         (3,422)        -
 Sale of stock to Employee Stock Ownership Plan (Note 8)        8,500     8,200
 Treasury stock sold                                                -       159
 Financing activities of discontinued operations                 (919)     (287)
 Other                                                            (29)       44
    Net cash provided (used) from financing activities        (17,149)    4,204

Net Increase in Cash and Short-term Investments                15,853     2,155
Cash and Short-term Investments at Beginning of the Period      7,738    11,772
Cash and Short-term Investments at End of the Period         $ 23,591  $ 13,927

Supplemental Cash Flow Information:
  Cash paid for income taxes                                 $  1,497  $     35
  Cash paid for interest                                     $ 12,911  $  5,542

(a) Restated for discontinued operations.  See Note 2.

    See accompanying notes to consolidated condensed financial statements.


                      DYNCORP AND SUBSIDIARIES
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                             UNAUDITED

1. The unaudited consolidated condensed financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements as of December 31, 1994 and 1993 and the notes thereto that follow. In the opinion of the Company, the unaudited consolidated condensed financial statements included herein reflect all adjustments necessary to present fairly the financial position, the results of operations and the cash flows for such interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

    In order to more clearly present the relationship between the ESOP shareholders and the Management and Outside Investor shareholders, the individual stockholder accounts have been presented separately. In previously issued financial statements, the stockholders' accounts were aggregated. The Common Stock Held by ESOP is presented at fair value to reflect the obligation of the Company to purchase ESOP shares as long as the Company's common stock is not publicly traded.

2.  The components of discontinued operations of the Commercial
    Aviation Business on the consolidated condensed balance sheets and statements of operations are as follows (in thousands):

                                                  June 29,    December 31,
                                                   1995            1994
      Notes and current portion of
        long term receivables                   $    276       $    306
      Accounts receivable                         42,360         35,788
      Inventories of purchased products            5,161          5,561
      Other current assets                         1,662          1,059
      Accounts payable                           (10,235)        (7,921)
      Other current liabilities                  (17,436)       (16,477)
          Net current assets of discontinued
           operations                           $ 21,788       $ 18,316

      Property and equipment (net) (a)          $ 18,362       $ 22,513
      Goodwill                                    42,212         42,955
      Other assets                                 2,486          1,863
      Deferred gain on equipment refinancing (a) (15,294)             -
      Other liabilities                             (171)          (203)
           Net noncurrent assets
             of discontinued operations         $ 47,595       $ 67,128

      (a) In separate transactions on January 20, and February 7, 1995, the Company secured $24,000,000 from the refinancing of some of Commercial Aviation's equipment. The book value of the equipment totalling $8,063,000 was removed from the balance sheet and a $15,937,000 gain was deferred.

                                        Three Months Ended    Six Months Ended
                                         June 29,  June 30,  June 29,  June 30,
                                            1995      1994      1995      1994
      Revenues                           $55,317   $49,978  $103,883  $116,928
      Costs of services                   52,466    47,702    98,209   111,187
      Interest expense and other           2,560     3,161     5,611     6,411
      Income tax provision (benefit)         211      (175)      330        24
      Earnings (loss) from
         discontinued operations         $    80   $  (710) $   (267) $   (694)


3. In February 1992, the Company loaned $5,500,000 to Cummings Point Industries, Inc. ("CPI"), of which Capricorn Investors, L.P. ("Capricorn") owns more than 10%. The indebtedness was represented by a promissory note (the "Note"), bearing interest at the annual rate of 17%, which provides that interest was payable quarterly but that interest payments may not be payable in cash but may be added to the principal of the Note. The Note was due three months after issuance; however, the Company, at its option, extended the maturity date in three month increments to no later than August 12, 1995. By separate agreement and as security to the Company, Capricorn agreed to purchase the Note from the Company upon three months notice, for the amount of outstanding principal plus accrued interest. As additional security, Capricorn's purchase obligation was collateralized by certain common stock and warrants issued by the Company and owned by Capricorn. The note had been reflected as a reduction in stockholders' equity. On August 10, 1995, the note was paid in full; therefore, the note has been reclassified to current notes receivable as of June 29, 1995.

4. At June 29, 1995, $7,864,000 of Class C Preferred Stock cumulative dividends have not been accrued or paid. These dividends are payable only to the extent that dividends are paid on the Company's common stock and they will not be paid in the event the Class C Preferred stock is converted into common stock.

5. At June 29, 1995, $101,665,000 of accounts receivable are restricted as collateral for the Contract Receivable Collateralized Notes, Series 1992-1 ("Notes"). Additionally, $3,000,000 of cash is restricted as collateral for the Notes and $5,290,000 of cash is restricted as collateral for letters of credit required for certain contracts, most with terms of from three to five years. This restricted cash has been included in Other Assets on the balance sheet at June 29, 1995.

    To conform with the current period presentation, restricted cash of $3,000,000 and $2,937,000 representing collateral for the notes and letters of credit, respectively, has been reclassified to Other Assets at December 31, 1994.

6. On February 7, 1995, the Company sold its corporate headquarters to RREEF America Reit Corp. C and entered into a 12-year lease with RREEF as the landlord. The facility was sold for $13,780,000 and the proceeds were applied to the mortgage on the building which was due to mature on March 27, 1995. A net gain of $2,573,000 was realized on the transaction and is being amortized over the life of the lease.

7.  During the first half of 1995, the Company repurchased
    $3,500,000 face value of its 16% Junior Subordinated
    Debentures. The gain on the repurchase, net of the write-off of the related unamortized discount and deferred debt expense and associated transaction fees, has been reported as an extraordinary loss, net of income tax.

    On July 19, 1995, the Board of Directors authorized the redemption of $15,000,000 of the Company's 16% Junior Subordinated Debentures in accordance with the terms of the indenture. As a result, the amount subject to the call has been reclassified to the current portion of long term debt.

8. In March, 1995, the Employee Stock Ownership Plan issued a promissory note to the Company in the amount of $18,000,000 and the Company issued 1,208,059 shares of common stock to the ESOP. The unpaid balance of the note has been reflected as a reduction in stockholders' equity. As payments are made on the note, the shares will be allocated to the participants' accounts. ESOP expense for continuing operations was $3,544,000 and $7,470,000 for the quarter and first half of 1995, respectively.

9. The provision for income taxes for the quarter and first half of 1995 is based on an estimated annual effective tax rate excluding expenses not deductible for income tax purposes and, in addition, includes the tax provision of a majority owned subsidiary required to file a separate return. The 1994 tax provision reflects only that of the majority owned subsidiary referred to previously.

    The income tax provision or benefit for the items shown net of tax (i.e. discontinued operations and extraordinary item), is calculated in the same manner as that of continuing operations.

10. The Company is involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain environmental, personal injury, tax and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company has denied, or believes it has a basis to deny, liability, and in some cases has offsetting claims against the plaintiffs or third parties. Damages currently claimed by the various plaintiffs for these items, some of which may not be covered by insurance and which have not been fully reserved for in the financial statements, aggregate approximately $32,000,000 (including compensatory and possible punitive damages and penalties).

    A former subsidiary, which discontinued its business activities in 1986, has been named as one of many defendants in civil lawsuits which have been filed in various state courts against manufacturers, distributors and installers of asbestos products. (The subsidiary had discontinued the use of asbestos products prior to being acquired by the Company.) The Company has also been named as a defendant in several of these actions. At the beginning of 1993, 2,115 claims had been filed and during the year 711 additional claims were filed with 1,275 claims being settled. In 1994, 1,135 additional claims were filed and 353 were settled. In the first half of 1995, 1,774 new claims were filed with 86 claims being settled. Defense has been tendered to and accepted by the Company's insurance carriers. The former subsidiary was a nonmanufacturer that installed or distributed industrial insulation products. Accordingly, the Company strongly believes that the subsidiary has substantial defenses against alleged secondary and indirect liability. The Company has provided a reserve for the estimated uninsured legal costs to defend the suits and the estimated cost of reaching reasonable no-fault liability settlements. The amount of the reserve has been estimated based on the number of claims filed and settled to date, number of claims outstanding, current estimates of future filings, trends in costs and settlements, and the advice of the insurance carriers and counsel.

    The Company has retained certain liability in connection with its 1989 divestiture of its major electrical contracting business, Dynalectric Company ("Dynalectric"). The Company and Dynalectric were sued in 1988 by a former Dynalectric subcontractor. The subcontractor has alleged that its subcontract to furnish certain software and services in connection with a major municipal traffic signalization project was improperly terminated by Dynalectric and that Dynalectric is liable to the former subcontractor, for a variety of additional claims, the aggregate dollar amount of which have not been formally recited in the subcontractor's complaint. Dynalectric has also filed certain counterclaims against the former subcontractor. The Company and Dynalectric believe that they have valid defenses, and/or that any liability would be offset by recoveries under the counterclaims. The
    Company has established reserves for the contemplated defense costs and for the cost of obtaining enforcement of arbitration provisions contained in the contract.

    The Company is a party to other civil lawsuits which have arisen in the normal course of business for which potential liability, including costs of defense, are covered by insurance policies.

    The Company has recorded its best estimate of the liability that will result from these matters. While it is not possible to predict with certainty the outcome of the litigation and other matters discussed above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force and the facts presently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, the consolidated financial position or the liquidity of the Company.

    A majority of the Company's business involves contracting with departments and agencies of, and prime contractors to, the U.S. government and such contracts are subject to possible termination for the convenience of the government and to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts. In management's opinion, there are no outstanding issues of this nature at June 29, 1995 that will have a material adverse effect on the Company's consolidated financial position or results of operations.



                            DYNCORP AND SUBSIDIARIES
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                (Dollars in Thousands Except Per Share Amounts)


                                                  Three Months Ended    Six Months Ended
                                                   June 29,  June 30,   June 29, June 30,
                                                      1995      1994      1995     1994
     PRIMARY AND FULLY DILUTED
Earnings:
  Net earnings (loss) from continuing operations  $   594   $  (220)  $  (481)  $(1,825)
  Preferred stock Class C dividends not accrued
      or paid                                        (468)     (392)     (915)     (768)
  Net earnings (loss) from continuing operations
    for common stockholder                            126      (612)   (1,396)   (2,593)
  Earnings (loss) from discontinued operations         80      (710)     (267)     (694)
  Extraordinary item                                    -         -      (127)        -
  Net earnings (loss) for common stockholder      $   206   $(1,322)  $(1,790)  $(3,287)

Earnings (loss) per common share:
  Continuing operations for common stockholder    $  0.01   $ (0.10)  $ (0.17)  $ (0.44)
  Discontinued operations                            0.01     (0.11)    (0.03)    (0.12)
  Extraordinary item                                    -         -     (0.02)        -
                                                  $  0.02   $ (0.21)  $ (0.22)  $ (0.56)
Shares:
  Weighted average common shares outstanding   12,704,956 6,251,341 8,246,421 5,862,005







                 Report of Independent Public Accountants

    To DynCorp:

    We have audited the accompanying consolidated balance sheets of DynCorp (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' accounts and cash flows for each of the three years in the period ended December 31, 1994. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DynCorp and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 16(b) of the Form S-1 are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

    Washington, D.C.,
    September 25, 1995.
                                               ARTHUR ANDERSEN LLP



DynCorp and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)

                                                                 December 31,
                                                              1994(a)    1993(a)
Current Assets:
   Cash and short-term investments (Notes 1 and 5)          $  7,738   $ 11,772
   Notes and current portion of long-term receivables (Note 3)    87        147
   Accounts receivable and contracts in process
     (Notes 3, 4 and 5)                                      172,731    135,675
   Inventories of purchased products and supplies,
     at lower of cost (first-in, first-out) or market            793        326
   Deferred income taxes (Note 15)                             2,698          -
   Other current assets                                        4,035     12,690
   Net current assets of discontinued operations (Note 2)     18,316     25,480
      Total Current Assets                                   206,398    186,090

Long-term Receivables, due through 2001 (Note 3)                 433         41

Property and Equipment, at cost (Notes 1 and 19):
   Land                                                        5,372      5,517
   Buildings and leasehold improvements                       24,348     23,692
   Machinery and equipment                                    25,868     26,552
                                                              55,588     55,761
   Accumulated depreciation and amortization                 (17,739)   (16,186)
      Net property and equipment                              37,849     39,575


Intangible Assets, net of accumulated amortization
   (Notes 1, 14 and 20)                                       51,837     44,602

Other Assets (Notes 3 and 5)                                  15,355     19,078

Net Noncurrent Assets of Discontinued Operations (Note 2)     67,128     70,717

      Total                                                 $379,000   $360,103

(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.

DynCorp and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)

                                                                 December 31,
                                                              1994(a)    1993(a)
Current Liabilities:
   Notes payable and current portion of long-term debt
    (Notes 3 and 5)                                         $  3,004  $   3,209
   Accounts payable (Note 3)                                  18,878     18,327
   Deferred revenue and customer advances (Note 1)             3,863      1,177
   Accrued income taxes (Notes 1 and 15)                          30      3,074
   Accrued expenses (Note 6)                                  95,482     92,433
      Total Current Liabilities                              121,257    118,220

Long-term Debt (Notes 3, 5 and 20)                           230,444    215,939

Deferred Income Taxes (Notes 1 and 15)                         1,210      1,269

Other Liabilities and Deferred Credits (Note 3)               16,551     16,309
      Total Liabilities                                      369,462    351,737

Contingencies and Litigation (Note 21)                             -          -

Redeemable Common Stock, at Redemption Value;
  $18.20 per share in 1994 and $17.50 per share
  in 1993, 125,714 shares outstanding (Note 7)                 2,288      2,200

Common Stock Held by ESOP, at Fair Value;
  3,691,003 shares at $18.20 and 1,312,459 shares at $14.60
  issued and outstanding in 1994 and 3,821,295 shares
  issued and outstanding at $17.99 in 1993 (Note 8)           86,338     68,745

Preferred Stock, Class C 18% cumulative, convertible,
  $24.25 liquidation value, 123,711 shares authorized,
  issued and outstanding (Note 9)                              3,000      3,000

Common Stock, par value ten cents per share, authorized
  15,000,000 shares; issued 2,765,393 shares in 1994
  and 1,068,117 shares in 1993 (Note 10)                         277        107

Common Stock Warrants (Note 11)                               11,486     15,119

Unissued Common Stock under restricted stock plan (Note 11)    9,923     10,395

Paid-in Surplus                                               32,242     27,633

Deficit                                                     (118,256)  (105,425)

Common Stock Held in Treasury, at cost; 459,309 shares
  and 173,988 warrants in 1994 and 285,987 shares and
  178,100 warrants in 1993                                    (8,817)    (5,840)

Cummings Point Industries Note Receivable (Note 12)           (8,943)    (7,568)
     Total                                                  $379,000   $360,103

(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.


DynCorp and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31
(Dollars in thousands except per share data)

                                                     1994(a)   1993(a)  1992(a)
Revenues (Note 1)                                $  818,683  $777,216  $728,244

Costs and expenses:
     Cost of services                               783,095   742,455   707,905
     Selling and corporate administrative            16,887    17,547    18,503
     Interest expense                                14,903    14,777    14,629
     Interest income                                 (2,398)   (2,428)   (2,402)
     Other (Note 14)                                  7,654     7,109     3,553
        Total costs and expenses                    820,141   779,460   742,188

Loss from continuing operations before income taxes,
 minority interest and extraordinary item            (1,458)   (2,244)  (13,944)
   Provision (benefit) for income taxes (Note 15)    (2,236)    1,289       168

Earnings (loss) from continuing operations before
 minority interest and extraordinary item               778    (3,533)  (14,112)
   Minority interest (Note 1)                         1,130       952         -

Loss from continuing operations before
 extraordinary item                                    (352)   (4,485)  (14,112)
   Loss from discontinued operations,
    net of income taxes (Note 2)                    (12,479)   (8,929)   (6,704)

Loss before extraordinary item                      (12,831)  (13,414)  (20,816)
   Extraordinary loss from early extinguishment
    of debt (Note 5)                                      -         -    (2,526)

Net loss                                            (12,831)  (13,414)  (23,342)
     Preferred Class A dividends declared and
      paid and accretion of discount                      -         -       959

Net loss for common stockholders                $   (12,831) $(13,414)$ (24,301)

Loss Per Common Share (Note 17)
     Primary and fully diluted:
       Continuing operations before
        extraordinary item                      $   (0.29)   $ (1.13) $   (3.18)
       Discontinued operations                      (1.83)     (1.74)     (1.31)
       Extraordinary item                               -          -      (0.49)
       Net loss for common stockholders         $   (2.12)   $ (2.87) $   (4.98)

(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.


DynCorp and Subsidiaries
Consolidated Statements of Stockholders' Accounts
For the Years Ended December 31
(Dollars in thousands)
                                                                                                    Unissued
                                                                                                      Common
                                                                                                       Stock
                                                                                                       Under
                                             Redeemable Stock Held  Preferred    Common     Stock Restricted   Paid-in
                                                  Stock  By ESOP(a)     Stock   Stock(a) Warrants Stock Plan Surplus(a)    Deficit
Balance, December 31, 1991                       $    -    $    -      $3,000     $ 474   $15,119    $ 9,688  $101,483  $ (67,710)
  Adjustment to restate December 31,1991
    balance (Note 1)                                        70,240                 (401)                       (69,839)
Restated Balance, December 31, 1991                   -     70,240      3,000        73    15,119      9,688    31,644    (67,710)
  Pay-in-kind Preferred Stock
       Class A dividends                                                                                                     (934)
  Accretion of Preferred Stock Class A
    discount and issuance costs                                                                                               (25)
  Stock issued under Restricted Stock
    Plan (Note 11)                                                                   17               (3,011)    2,994
  Purchase of Preferred Stock Class A                                                                           (8,047)
  Treasury stock purchased (Notes 8 and 10)                 (2,340)                  13                          2,327
  Stock issued under the Management
    Employees Stock Purchase Plan (Note 10)                                                                        (22)
  Accrued compensation (Note 11)                                                                       3,264
  Payments received on Employee Stock
    Ownership Plan (ESOP) (Note 13)
  Cummings Point Industries note
    receivable (Note 12)
  Accrued interest on note receivable (Note 12)
  Net loss                                                                                                                (23,342)
Balance December 31, 1992                             -     67,900      3,000       103    15,119      9,941    28,896    (92,011)
  Stock issued under Restricted Stock
    Plan (Note 11)                                                                   11               (1,781)    1,770
  Treasury stock purchased (Notes 8 and 10)                 (1,465)                   8                          1,457
  Stock issued under the Management
   Employees Stock Purchase Plan (Note 10)                                                                           5
  Accrued compensation (Note 11)                                                                       2,235
  Payments received on Employee Stock
   Ownership Plan (Note 13)
  Contribution of stock to ESOP (Note 13)                      437                   (3)
  Stock issued in conjunction with                                                  (12)                          (434)
    acquisition (Note 20)                         2,200                                                         (2,188)
  Accrued interest on note receivable (Note 12)
  Net loss                                                                                                                (13,414)
  Adjustment of ESOP shares to fair value                    1,873                                              (1,873)
Balance, December 31, 1993                        2,200     68,745      3,000       107    15,119     10,395    27,633   (105,425)
  Stock issued under Restricted Stock
    Plan (Note 11)                                                                    9               (1,694)    1,685
  Treasury stock purchased (Notes 8 and 10 )                (2,344)                  14       (57)               2,054
  Stock issued under the Management Employees
    Stock Purchase Plan (Note 10)                                                                                   (2)
  Warrants exercised (Note 11)                                                      147    (3,576)               3,797
  Accrued compensation (Note 11)                                                                       1,222
  Contribution of stock to ESOP (Note 13)                   17,100
  Accrued interest on note receivable (Note 12)
  Adjust redeemable common stock
    to fair market value (Note 7)                    88                                                            (88)
  Net loss                                                                                                                (12,831)
  Adjustment of ESOP shares to fair value                    2,837                                              (2,837)
Balance, December 31, 1994                       $2,288    $86,338     $3,000     $ 277   $11,486    $ 9,923  $ 32,242  $(118,256)

(a) Restated to conform to the balance sheet presentation (see Note 1).

    See accompanying notes.

                                                                       Cummings
                                                            Employee      Point
                                                               Stock Industries
                                                  Treasury Ownership       Note
                                                     Stock Plan Loan Receivable

Balance, December 31, 1991                        $(3,241) $(32,215)  $      -
  Adjustment to restate December 31,1991
    balance (Note 1)
Restated Balance, December 31, 1991                (3,241)  (32,215)         -
  Pay-in-kind Preferred Stock
       Class A dividends
  Accretion of Preferred Stock Class A
    discount and issuance costs
  Stock issued under Restricted Stock
    Plan (Note 11)
  Purchase of Preferred Stock Class A
  Treasury stock purchased (Notes 8 and 10)        (3,448)
  Stock issued under the Management
    Employees Stock Purchase Plan (Note 10)           151
  Accrued compensation (Note 11)
  Payments received on Employee Stock
    Ownership Plan (ESOP) (Note 13)                          16,099
  Cummings Point Industries note
    receivable (Note 12)                                                (5,500)
  Accrued interest on note receivable (Note 12)                           (910)
  Net loss
Balance December 31, 1992                          (6,538)  (16,116)    (6,410)
  Stock issued under Restricted Stock
    Plan (Note 11)
  Treasury stock purchased (Notes 8 and 10)        (1,980)
  Stock issued under the Management
   Employees Stock Purchase Plan (Note 10)             41
  Accrued compensation (Note 11)
  Payments received on Employee Stock
   Ownership Plan (Note 13)                                  16,116
  Contribution of stock to ESOP (Note 13)             437
  Stock issued in conjunction with
    acquisition (Note 20)                           2,200
  Accrued interest on note receivable (Note 12)                         (1,158)
  Net loss
  Adjustment of ESOP shares to fair value
Balance, December 31, 1993                         (5,840)        -     (7,568)
  Stock issued under Restricted Stock
    Plan (Note 11)
  Treasury stock purchased (Notes 8 and 10 )       (2,690)
  Stock issued under the Management Employees
    Stock Purchase Plan (Note 10)                      32
  Warrants exercised (Note 11)                       (319)
  Accrued compensation (Note 11)
  Contribution of stock to ESOP (Note 13)
  Accrued interest on note receivable (Note 12)                         (1,375)
  Adjust redeemable common stock
    to fair market value (Note 7)
  Net loss
  Adjustment of ESOP shares to fair value
Balance, December 31, 1994                        $(8,817) $      -   $ (8,943)

(a) Restated to conform to the balance sheet presentation (see Note 1).

    See accompanying notes.


DynCorp and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31
(Dollars in thousands)
                                                     1994(a)   1993(a)   1992(a)
Cash Flows from Operating Activities:
 Net loss                                          $(12,831) $(13,414) $(23,342)
 Adjustments to reconcile net loss
  to net cash provided (used) by operating activities:
   Depreciation and amortization                     16,340    13,151    12,180
   Pay-in-kind interest on Junior Subordinated
    Debentures (Note 5)                              15,329    13,142     6,590
   Loss on purchase of Junior Subordinated
    Debentures (Note 5)                                   -         -     2,526
   Deferred income taxes                             (2,258)      521    (2,114)
   Accrued compensation under Restricted Stock Plan   1,222     2,235     3,264
   Noncash interest income                           (1,375)   (1,158)     (910)
   Other                                              1,834    (2,826)   (2,450)
   Change in assets and liabilities, net of
    acquisitions and dispositions:
     Increase in accounts receivable and contracts
      in process                                    (22,502)   (2,030)  (14,182)
     (Increase) decrease in inventories                (466)       96       (62)
     (Increase) decrease in other current assets      5,648    (1,223)   (1,535)
     Increase (decrease) in current liabilities
      except notes payable and current portion
      of long-term debt                             (10,778)   (4,912)    4,918
Cash provided (used) by continuing operations        (9,837)    3,582   (15,117)
Cash provided by operating activities of
 discontinued operations                             19,198     4,767     5,547
    Cash provided (used) by operating activities      9,361     8,349    (9,570)

Cash Flows from Investing Activities:
 Sale of property and equipment                       1,944       927       911
 Proceeds received from notes receivable                  6       446       919
 Purchase of property and equipment                  (3,742)   (3,576)   (5,683)
 Increase in notes receivable (Note 12)                   -         -    (5,934)
 Increase in investments in affiliates                    -         -    (1,888)
 Deferred income taxes from "safe harbor"
  leases (Note 15)                                     (499)     (441)     (314)
 Assets and liabilities of acquired businesses
   (excluding cash acquired) (Notes 1 and 20)       (14,312)  (10,890)     (905)
 Cash on deposit for letters of credit (Note 5)         (21)   (2,916)         -
 Investing activities of discontinued operations     (4,781)   (1,424)   (4,934)
 Other                                                 (830)     (653)     (302)
    Cash used by investing activities               (22,235)  (18,527)  (18,130)

Cash Flows from Financing Activities:
 Purchase of Class A Preferred Stock and
  Junior Subordinated Debentures (Note 5)                 -         -   (42,466)
 Treasury stock purchased (Notes 8 and 10)           (3,182)   (1,980)   (3,448)
 Payment on indebtedness                             (4,499)   (5,844)  (40,564)
 Refinancing proceeds (Note 5)                            -         -   100,000
 Deferred financing expenses (Note 5)                     -         -    (1,524)
 Dividends paid on Class A Preferred Stock                -         -      (861)
 Treasury stock sold                                    159        46       108
 Reduction in loan to Employee Stock Ownership
  Plan (Note 13)                                          -    16,116    16,099
 Sale of stock to Employee Stock Ownership
  Plan (Note 13)                                     17,100         -         -
 Financing activities of discontinued operations       (697)     (521)     (476)
 Other                                                  (41)        -    (3,000)
    Cash provided by financing activities             8,840     7,817    23,868
Net Decrease in Cash and Short-term Investments (4,034) (2,361) (3,832) Cash and Short-term Investments at Beginning
 of the Year                                         11,772    14,133    17,965
Cash and Short-term Investments at End of the Year $  7,738  $ 11,772  $ 14,133

(a) Restated for the discontinuance of the Commercial Aviation business (see Note 2).

    See accompanying notes.

DynCorp and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1994

(1) Summary of Significant Accounting Policies

Principles of Consolidation -- All majority-owned subsidiaries have been included in the financial statements and all significant intercompany accounts and transactions have been eliminated (see Note 2). Outside investors' interest in the majority owned subsidiaries is reflected as minority interest. Investments less than 50% owned are accounted for using the equity method of accounting.

Contract Accounting -- Contracts in process are stated at the lower of actual cost incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings. The Company records income from major fixed-price contracts, extending over more than one accounting period, using the percentage-of-completion method. During performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effects of these revisions are included in the periods in which the revisions are made. On cost-plus-fee contracts, revenue is recognized to the extent of costs incurred plus a proportionate amount of fee earned, and on time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. Losses on contracts are recognized when they become known. Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved changes in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and reasonably determinable in amount.

    It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of reserve requirement can be reasonably estimated.

Property and Equipment -- The Company computes depreciation and amortization using both straight-line and accelerated methods. The estimated useful lives used in computing depreciation and amortization on a straight-line basis are: building, 15-33 years;
machinery and equipment, 3-20 years; and leasehold improvements, the lesser of the useful life or the term of the lease. Accelerated depreciation is based on a 150% declining balance method with light-duty vehicles assigned a three-year life and machinery and equipment assigned a five-year life. Depreciation and amortization expense was $4,978,000 for 1994, $4,468,000 for 1993, and $3,597,000 for 1992.

    Cost of property and equipment sold or retired and the related accumulated depreciation or amortization is removed from the accounts in the year of disposal, and any gains or losses are reflected in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

Intangible Assets -- At December 31, 1994, intangible assets consist of $48,869,000 of unamortized goodwill and $2,968,000 of value assigned to contracts. Goodwill is being amortized on a straight-line basis over periods up to forty years ($48,445,000 forty years, $164,000 thirty years and $260,000 ten years). Amortization expense was $4,343,000, $2,568,000 and $1,531,000 in 1994, 1993 and 1992,
respectively. Amounts allocated to contracts are being amortized over the lives of the contracts for periods up to ten years. Amortization of amounts allocated to contracts was $2,051,000, $3,555,000 and $4,566,000 in 1994, 1993 and 1992, respectively.
Cumulative amortization of $12,920,000 and $29,271,000 has been recorded through December 31, 1994, of goodwill and value assigned to contracts, respectively.

    The Company assesses impairment of intangible assets including goodwill on a continuing basis. The Company uses an estimate of its future undiscounted net income to evaluate whether the intangible assets including goodwill are recoverable. The amount of impairment, if any, is measured based on projected discounted cash flows using a discount rate reflecting the Company's average cost of funds.
Income Taxes -- As prescribed by Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes" the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

Contingent Liabilities -- The Company's accounting policy is to accrue an estimated loss from a loss contingency when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. The accrual for a loss contingency may include such costs as legal costs, settlement and compensating amounts, estimated punitive damages and penalties.

Treasury Stock -- The Company records the purchase of treasury stock at the lower of acquired cost or fair value. The amount in excess of fair value, as in the case of shares acquired from ESOP participants (see Note 8), is recorded as expense.

Postretirement Health Care Benefits -- The Company provides no significant postretirement health care or life insurance benefits to its retired employees other than allowing them to continue as a participant in the Company's plans with the retiree paying the full cost of the premium. The Company has determined, based on an actuarial study, that it has no liability under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

Postemployment Benefits -- The Company has no liability under
Statement of Financial Accounting Standards No. 112, "Employers'
Accounting for Postemployment Benefits," as it provides no benefits as defined.

New Accounting Pronouncements -- The Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in May 1993 and Statement No. 119, "Disclosure About Derivative Financial Instruments," in
October 1994.   The Company holds no significant financial
instruments of the nature described in these pronouncements and therefore believes the statements do not have a material effect on its results of operations or financial condition.

    The Company has adopted Statement of Position (SOP) 93-6,
"Employers Accounting for Employee Stock Ownership Plans," issued in November 1993 and effective for financial statements issued after December 15, 1993.

Consolidated Statements of Cash Flows -- For purposes of these
Statements, short-term investments which consist of certificates of deposit and government repurchase agreements with a maturity of ninety days or less are considered cash equivalents. Cash and short-term investments at December 31, 1994 exclude $5,937,000 of restricted cash which is classified as Other Assets.

    Cash paid for income taxes was $1,145,000 for 1994, $1,059,000 for 1993 and $3,726,000 for 1992.

    Cash paid for interest, excluding the interest paid under the Employee Stock Ownership Plan term loan, was $10,984,000 for 1994, $11,545,000 for 1993 and $16,965,000 for 1992.

    Noncash investing and financing activities consist of the following (in thousands):

                                                     1994     1993     1992
Acquisitions of businesses:
   Assets acquired                                $30,302  $31,675  $ 3,524
   Liabilities assumed                            (15,990) (17,198)  (1,248)
   Stock issued                                         -   (2,200)       -
   Notes issued and other liabilities                   -   (1,382)    (592)
   Cash acquired                                        -       (5)    (779)
   Net cash                                        14,312   10,890      905
Pay-in-kind interest on Junior
 Subordinated Debentures (Note 5)                  15,329   13,142    6,590
Unissued common stock under restricted
 stock plan (Note 11)                               1,222    2,235    3,264
Capitalized equipment leases
 and notes secured by property and equipment          121        -      789
Mortgage note assumed (Note 5)                          -        -   19,456

    Change in Presentation of Stockholders' Accounts -- In order to more clearly present the relationship between the ESOP shareholders and the Management and Outside Investor shareholders, the individual stockholder accounts have been presented separately. In previously issued financial statements, the stockholders' accounts were aggregated. The Common Stock Held by ESOP is presented at fair value to reflect the obligation of the Company to purchase ESOP shares as long as the Company's common stock is not publicly traded (see Note 8).

(2)   Discontinued Operations

     During the second quarter of 1995, the Company's Board of Directors determined that it would be in the Company's best interest to discontinue its Commercial Aviation Business operations. On June 30,1995, the Company sold all of its subsidiaries engaged in the business of commercial aircraft maintenance and modification to Sabreliner Corporation for $12,500,000 in cash, subject to adjustment to the final closing date balance sheet and subject to additional payments based on future business revenues of the sold companies. On August 31, 1995 the Company sold all of its subsidiaries engaged in the business of commercial aviation ground handling services, cargo handling, and refueling to ALPHA Airports Group Plc for $122,000,000 in cash, subject to adjustment to the final closing date balance sheet. The net proceeds received were in excess of the book value of the net assets of the businesses and will be used primarily to retire debt and satisfy existing equipment funding obligations of the Ground Handling Unit. As a result of these divestitures, these businesses have been classified as discontinued operations for financial reporting purposes.

    The components of discontinued operations on the consolidated condensed balance sheets and statements of operations are as follows (in thousands):

                                                              December 31,
                                                             1994      1993
    Notes and current portion of long term receivables   $    306  $     89
    Accounts receivable and contracts in process           35,788    41,795
    Inventories of purchased products and supplies          5,561     6,140
    Other current assets                                    1,059       987
    Accounts payable                                       (7,921)   (8,757)
    Other current liabilities                             (16,477)  (14,774)
      Net current assets of discontinued operations      $ 18,316  $ 25,480

    Property and equipment (net)                         $ 22,513  $  21,372
    Goodwill                                               42,955     49,288
    Other assets                                            1,863        588
    Other liabilities                                        (203)      (531)
       Net noncurrent assets of discontinued operations  $ 67,128  $  70,717


                                                     Years Ended December 31,
                                                     1994      1993     1992
    Revenues                                     $203,389  $175,928 $183,178
    Cost of services (a)                          195,109   171,132  175,371
    Interest expense and other (c)                 14,237    13,685   14,511
    Asset impairment (b)                            9,492         -        -
    Income tax provision (benefit)                 (2,970)       40        -
    Loss from discontinued operations            $(12,479) $ (8,929)$ (6,704)

    (a) During 1994 the Company revised its estimate of the useful lives of certain machinery and equipment to conform to its actual experience with fixed asset lives. It was determined the useful lives of these assets ranged from three to ten years as compared to the two to seven year lives previously utilized. The effect of this change was to reduce depreciation expense and net loss from discontinued operations for the year ended December 31, 1994 by approximately $2,115,000 or $0.31 per share.

    (b) The Company continually evaluated its alternatives in respect to the unsatisfactory performance by the aircraft maintenance unit which posted its fourth consecutive year of operating losses in 1994. The Company engaged an investment advisor to market the maintenance unit and at December 31, 1994, the status of the unit was unresolved pending the outcome of discussions with potential investors and a major customer. These discussions could have resulted in one of a number of alternatives, including the consummation of a joint venture, the procurement of long-term contracts, sale of the entire unit or the failure to negotiate any transaction at all. Management projections indicated that the maintenance unit should be profitable in 1995 with the exception of one site. The Company believed that if it was unable to consummate a satisfactory resolution through any of these alternatives, the most likely course of action would be to consolidate its operations by closing one of the maintenance facilities. In management's opinion, no single alternative (i.e., entering into a joint venture, the curtailment of operations or shut down of one or more facilities, or the divestiture of the unit as a whole) was more or less likely to occur; however, the Company believed that it had suffered at least a partial impairment of its investment in this unit. Accordingly, it recorded an estimate of the applicable goodwill ($5,242,000) and other assets ($4,250,000) that would be written down in the event the consolidation or shut-down of one of the facilities became necessary. On June 30, 1995, the Company sold this unit to Sabreliner (see the first paragraph of this Note 2).

    (c) The Company has allocated interest expense to discontinued operations of $10,715,000, $10,761,000 and $10,847,000 in
         1994, 1993 and 1992, respectively. The interest expense allocated is the sum of the interest on the debt of the discontinued operations assumed by the buyer plus an allocation of other consolidated interest that was not directly attributable to the continuing operations of the Company. The amount allocated was based on the ratio of net assets of the discontinued operations to the sum of total net assets of the Company plus consolidated debt other than debt of the discontinued operation that was assumed by the buyer and debt that was directly attributed to the continuing operations of the Company.

(3)   Fair Value of Financial Instruments

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

    Accounts Receivable and Accounts Payable - The carrying amount of accounts receivable and accounts payable approximates their fair value due to the short maturity of these instruments.

    Notes and long-term receivables - The carrying value is net of valuation allowances and approximates the fair value of those instruments.

    Investments (included in "Other Assets") - The Company had an investment in convertible debentures and preferred stock of an untraded company. Based on the financial statements of this business, the carrying value of these instruments approximated their fair value.

    Long-term debt and other liabilities - The fair value of the Company's long-term debt is based on the quoted market price for its Junior Subordinated Debentures and the current rate as if the issue date was December 31, 1994 for its Collateralized Notes. For the remaining long-term debt (see Note 5) and other liabilities the carrying amount approximates the fair value.

    Cummings Point Industries Note Receivable - The carrying value approximates the fair value (see Note 12).

The estimated fair values of the Company's financial instruments at December 31, are as follows (in thousands):

                                                  1994               1993
                                          Carrying     Fair  Carrying     Fair
                                            Amount    Value    Amount    Value
  Cash and short-term investments         $  7,738 $  7,738  $ 11,772 $ 11,772
  Accounts receivable                      172,731  172,731   135,675  135,675
  Notes and long-term receivables              520      520       188      188
  Investments                                    -        -     2,000    2,000
  Accounts Payable                          18,878   18,878    18,327   18,327
  Long-term debt and other liabilities 232,830 228,951 218,758 229,012 Cummings Point Industries
    note receivable                          8,943    8,943     7,568    7,568

(4)  Accounts Receivable and Contracts in Process

  The components of accounts receivable and contracts in process were as follows at December 31 (in thousands):

                                                     1994       1993
   U.S. Government:
     Billed and billable                         $111,950   $ 83,822
     Recoverable costs and accrued profit
      on progress completed but not billed         28,546     25,523
     Retainage due upon completion of contracts     4,046      1,287
                                                  144,542    110,632
   Other Customers (primarily sub-contracts from
     U.S. Government prime contractors and other state,
     local and quasi-government agencies):
      Billed and billable (less allowance for
       doubtful accounts of $9 in 1994 and 1993) 22,781 18,047 Recoverable costs and accrued profit on
       progress completed but not billed            5,408      6,996
                                                   28,189     25,043
                                                 $172,731   $135,675

  Billed and billable include amounts earned and contractually billable at year-end but which were not billed because customer invoices had not yet been prepared at year-end. Recoverable costs and accrued profit not billed is composed primarily of amounts recognized as revenues, but which are not contractually billable at the balance sheet dates. It is expected that all amounts at December 31, 1994 will be collected within one year except for approximately $11,500,000.


(5)  Long-term Debt

  At December 31, 1994 and 1993, long-term debt consisted of (in thousands):

                                                                  1994      1993
  Contract Receivable Collateralized Notes, Series 1992-1 $100,000 $100,000 Junior Subordinated Debentures, net of
    unamortized discount of $4,793 and $5,175                  102,658    86,947
  Mortgages payable (see Note 23)                               22,285    23,416
  Notes payable, due in installments through
    2002, 9.98% weighted average interest rate                   6,993     6,689
  Capitalized equipment leases (see Note 19)                     1,512     2,096
                                                               233,448   219,148
  Less current portion                                           3,004     3,209
                                                              $230,444  $215,939

Debt maturities as of December 31, 1994, were as follows (in thousands):


     1995 ($18,206 extinguished with non-current assets
             subsequent to December 31, 1994, Note 23)              $ 21,211
     1996                                                              2,948
     1997                                                            102,269
     1998                                                              1,271
     1999                                                                339
     Thereafter                                                      105,410
                                                                    $233,448

  On January 23, 1992, the Company's wholly owned subsidiary, Dyn Funding Corporation (DFC), completed a private placement of $100,000,000 of 8.54% Contract Receivable Collateralized Notes, Series 1992-1 (the "Notes"). The Notes are collateralized by the right to receive proceeds from certain U.S. Government contracts and certain eligible accounts receivable of commercial customers of the
Company and its subsidiaries.   Credit support for the Notes is
provided by overcollateralization in the form of additional receivables. The Company retains an interest in the excess balance of receivables through its ownership of the common stock of DFC. Additional credit and liquidity support is provided to the Notes through a cash reserve fund. Interest payments are made monthly with monthly principal payments beginning February 28, 1997. (The period between January 23, 1992 and January 30, 1997 is referred to as the Non-Amortization Period.) The notes are projected to have an average life of five years and two months and to be fully repaid by July 30, 1997.

  Upon receiving the proceeds from the sale of the Notes, DFC purchased from the Company an initial pool of receivables for $70,601,000, paid $1,524,000 for expenses and deposited $3,000,000 into a reserve fund account and $24,875,000 into a collection account with Bankers Trust Company as Trustee pending additional purchases of receivables from the Company. Of the proceeds received from DFC, the Company used $38,112,000 to pay the outstanding balances of the Employee Stock Ownership Plan term loan and revolving loan facility under the Restated Credit Agreement and $33,280,000 was used for the redemption of all of the outstanding Class A Preferred Stock plus accrued dividends (the redemption price per share was $25.00 plus accrued dividends of $.66). The Company expensed $1,432,000 (reported as an extraordinary loss) of unamortized deferred debt expense pertaining to the term loan and revolving loan facility which was paid in full. The Company also charged $8,047,000 of unamortized discount and deferred issuance costs associated with the redemption of the Class A Preferred Stock to paid-in surplus.

  On an ongoing basis, cash receipts from the collection of the receivables are used to make interest payments on the Notes, pay a servicing fee to the Company, and purchase additional receivables from the Company. Beginning February 28, 1997, instead of purchasing additional receivables, the cash receipts will be used to repay principal on the Notes. During the Non-Amortization Period, cash in excess of the amount required to purchase additional receivables and meet payments on the Notes is to be paid to the Company subject to certain collateral coverage tests. The receivables pledged as security for the Notes are valued at a discount from their stated value for purposes of determining adequate credit support. DFC is required to maintain receivables, at their discounted values, plus cash on deposit at least equal to the outstanding balance of the Notes.

  Commencing March 30, 1994, the Notes may be redeemed in whole, but not in part, at the option of DFC at a price equal to the principal amount of the Notes plus accrued interest plus a premium (as defined).

  Mandatory redemption (payment of the Notes in full plus a premium) is required in the event that (i) the collateral value ratio test is equal to or less than .95 as of three consecutive monthly determination dates and the Company has not substituted receivables or deposited cash into the collection account to bring the collateral value ratio above .95; or (ii) three special redemptions are required within any consecutive 12-month period; or (iii) the aggregate stated value of all ineligible receivables which have been ineligible receivables for more than 30 days exceeds 7% of the aggregate collateral balance and the collateral value ratio is less than 1.00.

  Special redemption (payment of a portion of the Notes plus a premium) is required in the event that the collateral value ratio test is less than 1.00 as of two consecutive monthly determination dates and the Company has not substituted receivables or deposited cash into the collection account to bring the collateral value ratio to 1.00.

  Also, DFC may not purchase additional eligible receivables if the Company has an interest coverage ratio (as defined) of less than 1.10; or if the Company has more than $40 million of scheduled principal debt (as defined) due within 24 months prior to the amortization date or $20 million of scheduled principal debt due within 12 months prior to the amortization date.

  At December 31, 1994, $3,000,000 of cash and $108,806,000 of accounts receivable are restricted as collateral for the Notes. The restricted cash has been included with Other Assets on the balance sheet at December 31, 1994.

  In September 1994, the Company negotiated an agreement which provides for a $5,000,000 revolving letter of credit facility. For each letter of credit issued, the Company must assign a cash collateral deposit in favor of the bank for 100% of the face value of the letter of credit. The Company will pay a fee of 1.5% per annum computed on the face amount of the letter of credit for the period the letter of credit is scheduled to be outstanding. As of December 31, 1994, $2,937,000 was on deposit in conjunction with this letter of credit facility and classified as Other Assets on the balance sheet.

  The Junior Subordinated Debentures (Debentures) mature on June 30, 2003, and bear interest of 16% per annum, payable semi-annually. The effective interest rate, considering the original issue discount, is 19.4%. The Company may, at its option, prior to September 9, 1995, pay the interest either in cash or issue additional Debentures. The Debentures are subject to annual mandatory redemption beginning June 30, 1999. The Company may, at its option, redeem in whole or in part, at any time, the Debentures at their face value plus accrued interest. During 1994, 1993 and 1992, $15,329,000, $13,142,000 and
$6,590,000, respectively, of additional Debentures were issued in lieu of cash interest payments.

  Using a lottery selection method, the Company called for partial redemption of $10,000,000 face value plus accrued interest for cash redemption on August 10, 1992. The lottery resulted in redeeming $9,698,000 face value of the Debentures. Open market purchases during 1992 retired $219,000 of the Debentures. The related unamortized discount, deferred debt expense and other expenses, net of applicable income taxes, were reported as an extraordinary loss in 1992.

  The Company obtained title to its corporate office building on July 31, 1992 by assuming a mortgage of $19,456,000. At the Company's option, the interest on the mortgage was to be computed from time to time under one of three methods based on the Certificate of Deposit Rate, LIBOR Rate or the Prime Rate, all as defined. Also, the Company was required to pay additional interest through May 27, 1993. The additional interest was the difference between a fixed rate of 9.36% and a floating rate based upon an imputed amount of $31,900,000. The original mortgage maturity date was May 27, 1993; however, as provided, the Company extended the mortgage to March 27, 1995 with an increase in the interest rate of 1/2% per annum plus an extension fee (based on the principal amount of the mortgage outstanding) of .42% on May 27, 1993 and .50% on March 27, 1994, all as defined (see Note 23 Subsequent Events).

  The Company acquired the Alexandria, VA headquarters of Technology Applications, Inc. on November 12, 1993, in conjunction with the acquisition of TAI. A mortgage of $3,344,000 bearing interest at 8% per annum was assumed. Payments are made monthly and the mortgage matures in April 2003. Additionally, a $1,150,000 promissory note was issued. The note bears interest at 7% per annum. Payments under the note shall be made quarterly through October 1998.

  Deferred debt issuance costs are being amortized using the effective interest rate method over the terms of the related debt. At December 31, 1994, unamortized deferred debt issuance costs were $1,015,000 and amortization for 1994, 1993 and 1992 was $324,000,
$328,000 and $420,000, respectively.

(6)  Accrued Expenses

  At December 31, 1994 and 1993, accrued expenses consisted of the following (in thousands):

                                                          1994     1993
  Salaries and wages                                   $ 45,181 $ 37,914
  Insurance                                               9,564   16,950
  Interest                                                4,716    6,233
  Payroll and miscellaneous taxes                         8,881    9,095
  Accrued contingent liabilities and operating reserves  19,875   17,815
  Other                                                   7,265    4,426
                                                       $ 95,482 $ 92,433
(7)  Redeemable Common Stock

  In conjunction with the acquisition of Technology Applications, Inc. in November 1993, the Company issued put options on 125,714 shares of common stock. The holder may, at any time commencing on December 31, 1998 and ending on December 31, 2000, sell these shares to the Company at a price per share equal to the greater of $17.50; or, if the stock is publicly traded, the market value at a specified date; or, if the Company's stock is not publicly traded, the fair market value at the time of exercise ($18.20 at December 31, 1994).

(8)   Common Stock Held by ESOP

  In accordance with ERISA regulations and the Employee Stock Ownership Plan (the Plan) documents, the ESOP Trust or the Company is obligated to purchase vested common stock shares from ESOP participants (see Note 13) at the fair value (as determined by an independent appraiser) as long as the Company's common stock is not publicly traded. The shares initially bought by the ESOP in 1988 were bought at a "control price," reflecting the higher price that buyers typically pay when they buy an entire company (as the ESOP and other investors did in 1988). A special provision in the ESOP's 1988 agreement permits participants to receive a "control price" when they sell these shares back to the Company under the ESOP's "put option" provisions. This "control price," determined by the appraiser as of December 31, 1994, was $18.20 per share. The additional shares received by the ESOP in 1993 and 1994 were at a "minority interest price," reflecting the lower price that buyers typically pay when they are buying only a small piece of a company (as the ESOP did in these years). Participants do not have the right to sell these shares at the "control price." The minority interest price determined by the independent appraiser as of December 31, 1994 was $14.60 per share. Participants receive their vested shares upon retirement, becoming disabled, or death, over a period of one to five years and for other reasons of termination over a period of one to ten years, all as set forth in the Plan documents. In the event the fair value of a share is less than $27.00, the Company is committed to pay through December 31, 1996, up to an aggregate of $16,000,000, the difference (Premium) between the fair value and $27.00 per share. As of December 31, 1994, the Company has purchased 427,307 shares from participants and has expended $3,969,000 of the $16,000,000 commitment. Based on the fair values of $18.20 and $14.60 per share at December 31, 1994, the Company estimates a total Premium of $8,500,000 and an aggregate annual commitment to repurchase shares from the ESOP participants upon death, disability, retirement and termination as follows; $5,500,000 in 1995, $4,000,000 in 1996, $5,400,000 in 1997, $5,100,000 in 1998, $4,900,000 in 1999
and $65,559,000 thereafter. The fair value is charged to treasury stock at the time of repurchase. The estimated Premium of $8,500,000 has been recorded as Other Expense in the Consolidated Statements of Operations in 1989 through 1994 (see Note 14). At December 31, 1994 and 1993, $4,121,000 and $3,796,000, respectively, of the estimated Premium is included in Accrued Expenses and $86,338,000 and $68,745,000 (shares outstanding at fair values of $18.20 and $14.60 per share at December 31, 1994 and $17.99 per share at December 31,
1993) is included in Common Stock Held by ESOP.

(9)   Preferred Stock Class C

  Class C Preferred Stock is convertible, at the option of the holder, into one share of common stock, adjusted for any stock splits, stock dividends or redemption. At conversion, the holders of Class C Preferred Stock are also entitled to receive such warrants as have been distributed to the holders of the common stock. Dividends accrue at an annual rate of 18%, compounded quarterly. At December 31, 1994, cumulative dividends of $6,948,000 have not been recorded or paid. Dividends will be payable only when cash dividends are declared with respect to common stock and only in an aggregate amount equal to the aggregate amount of dividends that such holders would have been entitled to receive if such Class C Preferred Stock had been converted into common stock. Each holder of Class C Preferred Stock is entitled to one vote per share on any matter submitted to the holders of common stock for stockholder approval. In addition, so long as any Class C Preferred Stock is outstanding, the Company is prohibited from engaging in certain significant transactions without the affirmative vote of the holders of a majority of the outstanding Class C Preferred Stock.

(10)  Common Stock

  Common stock includes those shares issued to outside and management investors pursuant to the merger in 1988 (Investor Shares), shares issued through the Restricted Stock Plan (see Note 11) and shares issued through the Management Employees Stock Purchase Plan (the Stock Purchase Plan). The Stock Purchase Plan allowed employees in management, supervisory or senior administrative positions to purchase shares of the Company's common stock along with warrants at current fair value. The Board of Directors was responsible for establishing the fair value for purposes of the Stockholders Agreement and the Stock Purchase Plan. The Stock Purchase Plan was discontinued in 1994. Treasury stock, which the Company acquired from terminated employees who had previously purchased Investor Shares from the Company, was issued to employees purchasing stock under the Stock Purchase Plan.

  Under the DynCorp Stockholders Agreement which expired on March 11, 1994, the Company was committed, upon an employee's termination of employment, to purchase common stock shares held by employees pursuant to the merger (Management Investor Shares), through the Stock Purchase Plan or through the Restricted Stock Plan. If the Company's common stock becomes publicly traded, the commitment by the Company to purchase these shares is terminated. The share price at December 31, 1994 for Management Investor Shares and Stock Purchase shares was $14.60 per common share and $14.35 ($14.60 per common share less warrant exercise price of $0.25) for each unexercised warrant. The share price for Restricted Stock Plan shares ($18.20 at December 31, 1994) is the fair value as set forth in the appraisal of shares held by the ESOP. However, the Company may not purchase more than $250,000 of Management Investor Shares or Restricted Stock shares in any fiscal year without the approval of the Class C Preferred stockholders. A new stockholders agreement, adopted March 11, 1994, contains similar repurchase obligations and expires March 10, 1999. On May 10, 1995, the Board of Directors, with the consent of the Class C Preferred stockholder, approved the establishment of an Internal Market as a replacement for the resale procedures included in the DynCorp Stockholders Agreement.

(11)  Common Stock Warrants and Restricted Stock

  The Company initially issued warrants on September 9, 1988 to the Class C Preferred stockholders and to certain common stockholders to purchase a maximum of 5,891,987 shares of common stock of the Company. The warrants issued to Class C Preferred stockholders and to certain common stockholders were recorded at their fair value of $2.43 per warrant and warrants issued to a lender were recorded at $3.28 per warrant. Each warrant is exercisable to obtain one share of common stock. The stockholder may exercise the warrant and pay in cash the exercise price of $0.25 for one share of common stock or may sell back to the Company a sufficient number of the exercised shares to equal the value of the warrants to be exercised. (The shares sold back to the Company during 1994 were valued by the Board of Directors at $11.86 per share.) During 1994, 1,471,470 warrants were exercised and 4,246,529 warrants were outstanding at December 31, 1994. Rights under the warrants lapse no later than September 9, 1998.

  The Company has a Restricted Stock Plan (the Plan) under which management and key employees may be awarded shares of common stock based on the Company's performance. The Company initially reserved 1,023,037 shares of common stock for issuance under the Plan. Under the Plan, Restricted Stock Units (Units) are granted to participants who are selected by the Compensation Committee of the Board of Directors. Each Unit will entitle the participant upon achievement of the performance goals (all as defined) to receive one share of the Company's common stock. Units cannot be converted into shares of common stock until the participant's interest in the Units has vested. Vesting occurs upon completion of the specified periods as set forth in the Plan. In 1994, 1993 and 1992, the Company accrued as compensation expense $1,222,000, $2,235,000 and $3,264,000, respectively, under the Plan which was charged to cost of services and selling and corporate administrative expenses.

(12)  Cummings Point Industries Note Receivable

     The Company loaned $5,500,000 to Cummings Point Industries, Inc. ("CPI"), of which Capricorn Investors, L.P. ("Capricorn") owns more than 10%. The indebtedness is represented by a promissory note (the "Note"), bearing interest at the annual rate of 17%, which provides that interest is payable quarterly but that interest payments may not be payable in cash but may be added to the principal of the Note.
The Note is subordinated to all senior debt of CPI. The Note, which was issued February 12, 1992, was due three months thereafter; however, the Company, at its option, has extended and may further extend the maturity date in three month increments to no later than February 12, 1996. By separate agreement and as security to the Company, Capricorn has agreed to purchase the Note from the Company upon three months' notice, for the amount of outstanding principal plus accrued interest. As additional security, Capricorn's purchase obligation is collateralized by certain common stock and warrants issued by the Company and owned by Capricorn.
(The Note was repaid in full, including interest, on August 10, 1995. See Note 23.)

(13)  Employee Stock Ownership Plan

  In September 1988, the Company established an Employee Stock Ownership Plan (the Plan). The Company borrowed $100 million and loaned the proceeds, on the same terms as the Company's borrowings, to the Plan to purchase 4,123,711 shares of common stock of the Company (the "ESOP loan"). The common stock purchased by the Plan was held in a collateral account as security for the ESOP loan from the Company. The Company was obligated to make contributions to the Plan in at least the same amount as required to pay the principal and interest installments under the Plan's borrowings. The Plan used the Company contributions to repay the principal and interest on the ESOP loan. As the ESOP loan was liquidated, shares of the Company's common stock were released from the collateral account and allocated to participants of the Plan. As of December 31, 1993, the loan was fully repaid.

  In accordance with subsequent amendments to the Employee Stock Ownership Plan, the Company contributed an additional 25,000 shares of common stock in December 1993 and in 1994 contributed cash of $17,435,000 which the ESOP used to acquire 1,312,459 shares and to pay interest and administrative expenses. In March, 1995, the Company sold 1,208,059 additional shares of common stock to the ESOP for a cash purchase price of approximately $18,000,000; the cash paid was generated by a contribution from the Company of $4,250,000 and a loan by the Company to the ESOP in the amount of $13,750,000 payable in quarterly installments through 1996. To enable it to satisfy its loan commitments, the Company is obligated to contribute cash to the ESOP.

  The Plan covers a majority of the employees of the Company. Participants in the Plan become fully vested after four years of service. All of the 5,461,170 shares acquired by the ESOP have been either issued or allocated to participants as of December 31, 1994.
The Company recognizes ESOP expense each year based on the fair value of the shares committed to be released. The Company's cash contributions were determined based on the ESOP's debt service and other expenses. Stock contributions are determined in accordance with the amended agreement. In 1994, cash contributions to the ESOP were $17,435,000; 1993 cash and stock contributions were $16,608,000 and $437,000 respectively, and 1992 cash contributions were $17,275,000. These amounts were charged to cost of services and selling and corporate administrative expenses (including interest on the ESOP term loan of $491,000 and $1,450,000 in 1993 and 1992, respectively).

(14)  Other Expenses
                                                      Years Ended December 31,
                                                           (In thousands)
                                                        1994    1993     1992
     Amortization of costs in excess
       of net assets acquired                        $ 2,347 $ 3,408  $ 2,371
     ESOP Repurchase Premium (See Note 8)              1,323   1,507    2,787
     Write-off of investment in
       unconsolidated subsidiary (a)                   3,250       -        -
     Legal and other expense accruals
       associated with an acquired business (b)       (1,830)  2,070        -
     Environmental costs of businesses
       divested in 1988                                 (347)    366    1,000
     Gain on sale of warrants obtained in
       divestitures                                        -       -     (756)
     Other adjustments of businesses
       divested in 1988 (c)                            2,665     (73)  (1,600)
     Miscellaneous                                       246    (169)    (249)
          Total Other                                $ 7,654 $ 7,109  $ 3,553


  (a) In June 1994, the Company paid an additional $1,250,000 to increase its holdings in an unconsolidated subsidiary from 40% to 50.1% and the subsidiary concurrently borrowed $6.0 million from another investor. The total acquisition cost exceeded the underlying equity in net assets by $2,582,000. The subsidiary's stockholders' agreement defined certain trigger events which, upon their occurrence, transferred control of the subsidiary from DynCorp to the other shareholders. These trigger events occurred in the fourth quarter of 1994 and the subsidiary's lenders called the loans in 1995. These actions, coupled with financial and cash flow projections provided by the subsidiary's management, have caused the Company to determine that its investment has been permanently impaired. As such, $3,250,000 representing the investment and excess purchase price has been charged to Other Expenses.

  (b) In 1993, an accrual was established for estimated legal costs and possible fines and penalties associated with a federal investigation of a pricing proposal submitted by an acquired business prior to its acquisition in 1991. The investigation was concluded in 1994 with the Company incurring only net legal costs of $240,000; consequently, the unused portion of the accrual was reversed in 1994.

  (c) The increase in 1994 over 1993 is the result of unexpected escalation in the estimated legal costs to defend a lawsuit filed by a subcontractor of a former subsidiary (see Note 21). The credits in 1993 and 1992 are a combination of reductions of reserves established for potential liabilities and receipts of additional unrecorded proceeds related to the 1988 discontinued operations of the Company.

(15)  Income Taxes

  Earnings (loss) from continuing operations before income taxes and minority interest (but including extraordinary item - see Note 5) were derived from the following (in thousands):

                                    1994        1993         1992
  Domestic operations           $   (642)   $ (2,317)    $(16,467)
  Foreign operations                (816)         73           (3)
                                $ (1,458)   $ (2,244)    $(16,470)

  The provision (benefit) for income taxes consisted of the following (in thousands):

                                        1994      1993      1992
   Current:
    Federal                          $   (91) $    683  $    416
    Foreign                               54       170       168
    State                                 59       (85)      193
                                          22       768       777

  Deferred:
    Federal                           (2,199)      500      (416)
    State                                (59)       21      (193)
                                      (2,258)      521      (609)
  Total                              $(2,236) $  1,289  $    168

    The components of and changes in deferred taxes are as follows (in thousands):

                                           Deferred            Deferred        Deferred
                                           Dec. 31,   Expense  Dec. 31,  Expense  Dec. 31,  Expense
                                               1994  (Benefit)     1993 (Benefit)    1992  (Benefit)
Increase due to federal rate change         $   335  $      - $    335  $   (335) $     -   $     -
Benefit of state tax on temporary differences
 and state net operating loss carryforwards   5,574      (716)   4,858    (1,135)   3,723    (2,211)
Benefit of foreign, targeted jobs and AMT
 tax credit carryforwards                     2,812      (282)   2,530    (1,073)   1,457         -
Difference between book and tax method of
 accounting for depreciation and amortization   459      (632)    (173)      204       31       201
Difference between book and tax method of
 accounting for income on U.S. Government
 contracts                                   (8,901)       38   (8,863)    1,216   (7,647)    2,986
Deferred compensation expense                 4,052     1,346    5,398      (380)   5,018    (2,059)
Operating reserves and other accruals        20,275    (5,358)  14,917    (2,604)  12,313    (3,584)
Difference between book and tax method of
 accounting for certain employee benefits       375       223      598    (1,194)    (596)      145
Amortization of intangibles                  (1,073)      925     (148)     (204)    (352)     (945)
Other, net                                      (53)       37      (16)      178      162        18
Deferred taxes of discontinued operations,
  retained by the Company                     4,018    (1,517)   2,501       901    3,402    (3,402)
 Net deferred tax asset before
  valuation allowance                        27,873    (5,936)  21,937    (4,426)  17,511    (8,851)
    Federal valuation allowance             (14,262)    2,962  (11,300)    3,812   (7,488)    6,031
    State valuation allowance                (5,574)      716   (4,858)    1,135   (3,723)    2,211
      Total temporary differences affecting
        tax provision                         8,037    (2,258)   5,779       521    6,300      (609)
    Deferred taxes from "safe harbor"
      lease transactions                     (6,549)     (499)  (7,048)     (441)  (7,489)     (314)
      Net deferred tax asset (liability)    $ 1,488  $ (2,757)$ (1,269) $     80  $(1,189)  $  (923)


      The tax provision (benefit) differs from the amounts obtained by applying the statutory U.S. Federal income tax rate to the pre-tax loss from continuing operations amounts. The differences can be reconciled as follows (in thousands):

                                                  1994      1993      1992
  Expected Federal income tax benefit          $  (510)  $  (763) $ (5,600)
  Valuation allowance                            2,962     3,812     6,031
  State and local income taxes, net of
   Federal income tax benefit                        -       (42)        -
  Tax benefit of discontinued operations          (191)   (2,721)   (1,984)
  Reversal of tax reserves for IRS examination  (4,069)        -         -
  Nondeductible amortization of intangibles
   and other costs                                 635     1,069     1,817
  Foreign income tax                                54        96       167
  Foreign, targeted job and fuel tax credits      (537)     (189)      (75)
  Other, net                                      (580)       27      (188)
    Tax provision (benefit)                    $(2,236)  $ 1,289  $    168

      The Company's U.S. Federal income tax returns have been cleared through 1984. The Internal Revenue Service completed an examination of the Company's tax returns for the period 1985-88 and proposed several adjustments, the most significant of which related to deductions taken by the Company for expenses incurred
  in the 1988 leveraged buyout.    Taxes and accrued interest
  associated with these adjustments are approximately $15,000,000. During 1994, the Company reached a settlement with the IRS of disputes over the tax deductions related to the leveraged buyout in 1988. This settlement was approved by the IRS and a billing was received and paid in 1995. Accordingly, excess tax reserves of $4,069,000 were reversed in the fourth quarter of 1994. The Company has since been advised that the settlement is presently under review by the Joint Congressional Committee on Taxation. In the opinion of management, based upon advice from its tax advisors, the effect of the review will not have a material impact on the Company's financial statements.

      In 1994, the federal tax benefit resulted from reversal of tax reserves for the IRS examination and the tax benefit for operating losses, net of a valuation allowance, less the federal tax provision of a majority owned subsidiary required to file a separate Federal return. In 1993 and 1992, the Company did not record any Federal income tax benefit because of the uncertainty regarding the level of future income. The Federal tax provision recognized in those years was that of a majority owned subsidiary which is required to file a separate return. Additionally, the Company recognized a foreign income tax provision in 1994, 1993 and 1992 and a state tax credit in 1992.

      The Company has state net operating losses and various tax credit carryforwards available to offset future taxable income and income taxes. Following are the net operating losses and foreign, targeted jobs and AMT tax credits by year of expiration (in thousands):

        Year of    AMT Tax Targeted Jobs  Foreign      State Net
      Expiration   Credits  Tax Credits Tax Credits Operating Losses
         1996       $          $          $   81         $
         1998                                              6,254
         1999                                272
         2000                                                338
         2003                                                 55
         2006                     249
         2007                     314
         2008                     119                     16,302
         2009                     118
    No Expiration    1,659
                    $1,659     $  800     $  353         $22,949

(16)  Pension Plans

  Union employees who are not participants in the ESOP are covered by multiemployer pension plans under which the Company pays fixed amounts, generally per hours worked, according to the provisions of the various labor contracts. In 1994, 1993 and 1992, the Company expensed $2,367,000, $2,321,000 and $2,604,000, respectively, for these plans. Under the Employee Retirement Income Security Act of 1974 as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multiemployer plan for its proportionate share of the plan's unfunded vested benefits liability. Based on information provided by the administrators of the majority of these multiemployer plans, the Company does not believe there is any significant amount of unfunded vested liability under these plans.

  The Company makes contributions to a defined benefit pension plan for employees working on one U.S. government contract. The plan is accounted for in accordance with the requirements of Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions. The pension plan had assets of $6,761,000 and projected benefit obligations of $7,607,000 at September 30, 1994 (the plan's fiscal year end). This pension plan remains in effect regardless of changes in contractors which may occur as a result of the recompetition process.

(17)  Loss Per Common Share

  Primary loss per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the period. In addition, 1994 and 1993 include as outstanding common stock, shares earned and vested but unissued under the Restricted Stock Plan. For years 1994, 1993 and 1992 the outstanding warrants and shares which would be issued under the assumed conversion of Class C Preferred Stock have been excluded from the calculation of loss per share as their effect is antidilutive because of the losses incurred during the periods (see also Note 11). The loss per common share for 1994, 1993 and 1992 includes the effect of the unpaid dividends on the Class C Preferred Stock ($1,606,000 in 1994, $1,347,000 in 1993 and $1,129,000 in 1992) and, in addition, for
1992 the dividends paid on Class A Preferred Stock. The average number of shares used in determining primary loss per share was 6,802,012 in 1994, 5,141,319 for 1993 and 5,102,621 for 1992.

(18)  Incentive Compensation Plans

  The Company has several formal incentive compensation plans which provide for incentive payments to officers and key employees. Incentive payments under these plans are based upon operational performance, individual performance, or a combination thereof, as defined in the plans. Incentive compensation expense was $7,067,000 for 1994, $6,180,000 for 1993 and $5,159,000 for 1992.

(19)  Leases

  The Company has capitalized all significant leases which meet the criteria for classification as capital leases, principally leases for vehicles and equipment. Capitalized leases are amortized over the shorter of the useful lives of the assets or the lease term.

  Future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year at December 31, 1994 and capitalized leases are summarized below (in thousands):

                                           Operating Capitalized
                                             Leases     Leases
  Years Ending December 31,
      1995                                  $ 9,327    $   664
      1996                                    6,822        596
      1997                                    5,767        444
      1998                                    4,877         46
      1999                                    4,049          -
      Thereafter                              3,660          -
  Total minimum lease payments              $34,502      1,750
    Less interest on capitalized leases                    238
  Present value of capitalized leases
      as of December 31, 1994 (Note 5)                 $ 1,512

  Net rent expense for leases, excluding amounts for capitalized leases, was $14,286,000 for 1994, $10,425,000 for 1993 and
$9,055,000 for 1992.

(20)  Acquisitions

  On October 31, 1994, the Company acquired all of the issued and outstanding shares of stock of CBIS Federal Inc. (CBIS) for a cash payment of $8,159,000 including out of pocket costs. CBIS, headquartered in Fairfax, Virginia, provides a full range of services across the life cycle of information solutions and services primarily to federal government civilian agencies and also to the Department of Defense and state and local governments. The acquisition was accounted for as a purchase and $5,868,000 of goodwill was recorded which will be amortized over 40 years.

  On November 12, 1993 the Company acquired Technology Applications, Inc. Aggregate cash paid, notes issued and mortgages assumed totaled $11,419,000 and 125,714 shares of common stock valued at $2,200,000 were issued. The Company also acquired certain assets of Science Management Corporation ("SMC") and NMI Systems Inc. ("NMI") on February 18, 1993 and December 10, 1993, respectively, for an aggregate of $5,352,000 in cash, notes and other liabilities. The 1993 acquisitions were accounted for as purchases. Goodwill of $6,083,000 was recorded and is being amortized over periods up to 40 years. The allocation period for the NMI acquisition still remains open at December 31, 1994 pending resolution of certain billing rates used on U.S. Government contracts.

   Consolidated revenues, loss before extraordinary item, net loss and loss per share for the years ended December 31, 1994 and 1993, adjusted on an unaudited pro forma basis as if the above acquisitions had been consummated at the beginning of the respective periods, are as follows (in thousands except per share amounts):

                                            1994             1993
     Revenues                            $ 870,671       $ 890,115
     Loss before extraordinary item      $ (12,050)      $ (12,282)
     Net loss for common stockholders    $ (13,656)      $ (13,629)
     Net loss per common share           $   (2.01)      $   (2.71)

  Additionally, in June 1994, the Company paid $3.0 million for a 25% interest in Composite Technology, Inc. (CTI). Goodwill of
$1,375,000 was recorded and will be amortized over 40 years.

(21)  Contingencies and Litigation

The Company is involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain environmental, personal injury, tax and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company has denied, or believes it has a basis to deny liability, and in some cases has offsetting claims against the plaintiffs or third parties.

  Damages currently claimed by the various plaintiffs for these items which may not be covered by insurance and which have not been fully reserved for in the financial statements, aggregate approximately $22,000,000 (including compensatory and possible punitive damages and penalties).

  A former subsidiary, which discontinued its business activities in 1986, has been named as one of many defendants in civil lawsuits which have been filed in various state courts against manufacturers, distributors and installers of asbestos products. (The subsidiary had discontinued the use of asbestos products prior to being acquired by the Company.) The Company has also been named as a defendant in several of these actions. At the beginning of 1992, 408 claims had been filed and during the year 1,784 additional claims were filed with 74 claims being settled. In 1993, 711 additional claims were filed and 1,275 were settled. In 1994, 1,135 new claims were filed with 353 claims being settled. Defense has been tendered to and accepted by the Company's insurance carriers. The former subsidiary was a nonmanufacturer that installed or distributed industrial insulation products. Accordingly, the Company strongly believes that the subsidiary has substantial defenses against alleged secondary and indirect liability. The Company has provided a reserve for the estimated uninsured legal costs to defend the suits and the estimated cost of reaching reasonable no-fault liability settlements. The amount of the reserve has been estimated based on the number of claims filed and settled to date, number of claims outstanding, current estimates of future filings, trends in costs and settlements, and the advice of the insurance carriers and counsel.

  The Company has retained certain liability in connection with its 1989 divestiture of its major electrical contracting business, Dynalectric Company ("Dynalectric"). The Company and Dynalectric were sued in 1988 by a former Dynalectric subcontractor. The subcontractor has alleged that its subcontract to furnish certain software and services in connection with a major municipal traffic signalization project was improperly terminated by Dynalectric and that Dynalectric is liable to the former subcontractor for a variety of additional claims, the aggregate dollar amount of which has not been formally recited in the subcontractor's complaint. Dynalectric has also filed certain counterclaims against the former subcontractor. The Company and Dynalectric believe that they have valid defenses, and/or that any liability would offset by recoveries under the counterclaims. The Company has established reserves for the contemplated defense costs and for the cost of obtaining enforcement of arbitration provisions contained in the contract.

  The Company is a party to other civil lawsuits which have arisen in the normal course of business for which potential liability, including costs of defense, are covered by insurance policies.

  The major portion of the Company's business involves contracting with departments and agencies of, and prime contractors to, the U.S. government and such contracts are subject to possible termination for the convenience of the government and to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts. In addition, the Company is occasionally the subject of investigations by the Department of Justice and other investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at December 31, 1994 that will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

  The Company has recorded its best estimate of the liability that will result from these matters. While it is not possible to predict with certainty the outcome of the litigation and other matters discussed above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force and the facts presently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial position or liquidity of the Company.

  The Company is highly leveraged. However, it believes that with the sale of the Commercial Aviation business and the collection of the Cummings Point Industries note receivable, it will have sufficient cash to retire a substantial portion of the high interest rate Junior Subordinated Debentures. Assuming the retirement of the Junior Subordinated Debentures, improved cash flow from the continuing operations, the continuation of the ESOP to purchase Company common stock to fund the ESOP retirement benefit, the new $20,000,000 bank financing facility (see Note 23), the potential expansion of the Contract Receivable Collateralized Notes, and the continuation of other programs which have been initiated to improve operations and cash flows, the Company expects that it will be able to meet its debt obligations and working capital requirements.

(22)  Business Segment

  The Company operates in one line of business: that of providing management, technical and professional services to industry and government organizations primarily to support the customers' facilities and/or operations on a turn-key (full) service basis.

  The Company does not have significant foreign operations or assets outside the United States. The largest single customer of the Company is the U.S. Government. The Company had prime contract revenues from the U.S. Government of $723 million in 1994, $663 million in 1993 and $673 million in 1992. Included in revenues from the U.S. Government are revenues from the Department of Defense of $487 million in 1994, $539 million in 1993 and $530 million in 1992. No other customer accounted for more than 10% of revenues in any year.

(23)  Subsequent Events

  On February 7, 1995, the Company sold its corporate headquarters to RREEF America Reit Corp. C and entered into a 12-year lease with RREEF as the landlord. The proceeds from the sale-leaseback were used to satisfy the mortgage on the building which was due to mature on March 27, 1995. Since the Company had the intent to discharge its obligation under the mortgage with noncurrent assets, the amount was included in long-term debt at December 31, 1994.

  In February and March 1995, the Company purchased $3,500,000 of
Junior Subordinated Debentures.  On July 19, 1995 and August 10,
1995, the Board of Directors authorized the redemption of $15,000,000 and $12,500,000, respectively, of Junior Subordinated
Debentures.

  On August 10, 1995, the Company received full payment (including interest) on the Cummings Point Industries note receivable.

  On June 30, 1995, the Company sold the stock of all its subsidiaries engaged in the business of commercial aircraft maintenance and modification to Sabreliner Corporation for $12,500,000 in cash subject to final adjustments of the closing date balance sheet and to additional payments based on future business revenue of the sold subsidiaries. On August 31, 1995, the Company sold to ALPHA Airports Group Plc all of its subsidiaries engaged in ground handling, cargo handling and refueling for $122,000,000 n cash, subject to final adjustments of the closing balance sheet. The net proceeds from these transactions are in excess of the book value of the net assets of the discontinued business. The net gain will be recorded during the third quarter of 1995. The proceeds will be used primarily to retire debt and satisfy existing equipment financing obligations of the Ground Handling Unit.

  On July 25, 1995, the Company entered into a senior credit agreement with Citicorp North America, Inc. under which the Company may borrow up to $20,000,000 advanced under a borrowing base determination of specified eligible government contract and commercial receivables. The agreement requires the Company to maintain compliance with certain covenants and will expire the earlier of July 23, 1996 or the refinancing of the existing $100,000,000 Contract Receivable
Collateralized Notes.


(24)  Quarterly Financial Data (Unaudited)

  A summary of quarterly financial data for 1994 and 1993 is as follows
   (in thousands, except per share data):

                                             1994 Quarters                    1993 Quarters
                                  First   Second    Third Fourth(a)   First   Second    Third Fourth(b)
Revenues                       $192,589 $198,573 $205,764 $221,757 $188,035 $195,519 $199,137 $194,525
Gross profit                      7,352    9,481    9,665    9,090    5,061    9,476    9,944   10,280
Earnings (loss) from continuing
 operations before income taxes
 and minority interest           (1,370)     626      322   (1,036)  (3,157)   1,516      139     (742)
Minority interest                   249      311      226      344      118      386      113      335
Discontinued operations              16     (710)  (2,772)  (9,013)  (2,893)  (4,064)  (3,104)   1,132
Net loss for common stockholders (1,589)    (930)  (4,245)  (6,067)  (6,186)  (2,979)  (3,854)    (395)

Earnings (loss) per common share:
 Primary and fully diluted:
  Continuing operations        $  (0.36)$  (0.10)$  (0.24)$   0.21 $  (0.70)$   0.07 $  (0.21)$  (0.37)
  Discontinued operations             -    (0.11)   (0.35)   (0.74)   (0.56)   (0.38)   (0.61)    0.22
  Net loss for common
   stockholders                $  (0.36)$  (0.21)$  (0.59)$  (0.53)$  (1.26)$  (0.31)$  (0.82)$  (0.15)


(a)   1994 Fourth Quarter includes:

   -  $3,250,000 write-off of investment in unconsolidated subsidiary, $2,700,000 accrual for escalated legal fees and credit of $1,830,000 for reversal of legal costs accrued in the fourth quarter of 1993 (see Note 14).
   -  Reversal of income tax reserves of $4,069,000 (see Note 15).

(b)   1993 Fourth Quarter includes:

   -  Legal costs accrual of $2,070,000 (see Note 14).
   -  Accelerated amortization of $988,000 of cost in excess of net assets of acquired business for assets that were subsequently determined to be over valued at time of acquisition.

Quarterly financial data may not equal annual totals due to rounding.

Quarterly earnings per share data will not equal annual total.


                             DynCorp (Parent Company)
            SCHEDULE I - Condensed Financial Information of Registrant
                                  Balance Sheets
                              (Dollars in Thousands)

                                                                December 31,
                                                            1994(a)      1993(a)
Current Assets:
  Cash and short-term investments                        $   6,000    $   3,978
  Accounts receivable and contracts in process,
    net of allowance for doubtful accounts (Note 3)         35,689       20,723
  Inventories of purchased products and supplies               977          513
  Other current assets                                       5,027        3,718
    Total current assets                                    47,693       28,932

Investment in and advances to subsidiaries and affiliates   76,265       70,427

Property and Equipment, net of accumulated depreciation
   and amortization                                          7,956        9,666

Intangible Assets, net of accumulated amortization          35,753       37,523

Other Assets                                                 7,409        8,956

Net Noncurrent Assets of Discontinued Operations            42,874       49,165
       Total                                             $ 217,950    $ 204,669


(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements"



                             DynCorp (Parent Company)
            SCHEDULE I - Condensed Financial Information of Registrant
                                  Balance Sheets
                              (Dollars in Thousands)

                                                                 December 31,
                                                           1994(a)       1993(a)
Current Liabilities:
  Notes payable and current portion of long-term
    debt (Note 2)                                        $   2,636    $   2,830
  Accounts payable                                          13,068       11,594
  Advances on contracts in process                           2,711          864
  Accrued liabilities                                       65,117       71,083
  Net current liabilities of discontinued operations           283          562
    Total current liabilities                               83,815       86,933

Long-Term Debt (Note 2)                                    108,502       92,857

Other Liabilities and Deferred Credits                      16,095       16,513
    Total Liabilities                                      208,412      196,303

Contingencies and Litigation                                     -            -

Redeemable Common Stock, at Redemption Value                 2,288        2,200

Common Stock Held by ESOP, at Fair Value                    86,338       68,745

Preferred Stock, Class C                                     3,000        3,000

Common Stock                                                   277          107

Common Stock Warrants                                       11,486       15,119

Unissued Common Stock under restricted stock plan            9,923       10,395

Paid-in Surplus                                             32,242       27,633

Deficit                                                   (118,256)    (105,425)

Common Stock Held in Treasury                               (8,817)      (5,840)

Cummings Point Industries Note Receivable                   (8,943)      (7,568)
  Total                                                  $ 217,950    $ 204,669

(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements."


                             DynCorp (Parent Company)
            SCHEDULE I - Condensed Financial Information of Registrant
                             Statements of Operations
                              (Dollars in Thousands)

                                               For the Years Ended December 31,
                                                1994(a)     1993(a)     1992(a)
Revenues                                      $ 545,581   $ 552,662   $ 557,675
Costs and Expenses:
  Cost of services                              523,029     528,776     542,783
  Selling and corporate administrative           12,286      13,133      14,769
  Interest expense                                4,643       4,350       4,608
  Interest income                                (1,946)     (1,969)     (1,693)
  Other (Note 3)                                 30,178      22,479      22,068
                                                568,190     566,769     582,535
Loss from continuing operations before
  income taxes, equity in net income of
  subsidiaries and extraordinary item           (22,609)    (14,107)    (24,860)
   Benefit for income taxes                      (8,793)     (1,561)     (3,900)
Loss from continuing operations before equity
  in net income of subsidiaries and
  extraordinary item                            (13,816)    (12,546)    (20,960)
   Equity in net income of subsidiaries          13,464       8,061       6,848
Loss from continuing operations before
  extraordinary item                               (352)     (4,485)    (14,112)
   Loss from discontinued operations, net of
     income taxes                               (12,479)     (8,929)     (6,704)
Loss before extraordinary item                  (12,831)    (13,414)    (20,816)
  Extraordinary loss from early
    extinguishment of debt                            -           -      (2,526)
Net Loss                                        (12,831)    (13,414)    (23,342)
  Preferred Stock Class A dividends declared
    and paid and accretion of discount                -           -         959
Net Loss for Common Stockholders              $ (12,831)  $ (13,414)  $ (24,301)

(a) Restated for the discontinuance of the Commercial Aviation business.

    The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

    See accompanying "Notes to Condensed Financial Statements."


                               DynCorp (Parent Company)
              SCHEDULE I - Condensed Financial Information of Registrant
                               Statements of Cash Flows(Dollars in Thousands)

                                                For the Years Ended December 31,
                                                      1994(a)  1993(a)   1992(a)
Cash Flows from Operating Activities:
 Net loss                                          $(12,831) $(13,414) $(23,342)
  Adjustments to reconcile net loss from operations
  to net cash (used) provided by operating activities:
   Depreciation and amortization                      5,911     6,413     7,971
    Pay-in-kind interest on Junior Subordinated
     Debentures                                      15,329    13,142     6,590
    Loss on purchase of Junior Subordinated Debentures    -         -     2,526
    Deferred income taxes                               (59)      521      (666)
    Accrued compensation under Restricted Stock Plan   (329)    2,047     2,354
    Noncash interest income                          (1,375)   (1,158)     (910)
    Other                                              (414)   (3,071)   (3,821)
    Change in assets and liabilities, net of acquisitions
     and dispositions and sale of accounts receivable in 1992:
      Increase in accounts receivable and contracts
       in process                                   (14,966)   (2,570)  (10,173)
      Increase in inventories                          (465)      (93)      (72)
      (Increase) decrease in other current assets    (1,309)     1,992      986
      Increase (decrease) in current liabilities except notes
       payable and current portion of long-term debt (2,511)   (4,492)    5,416
 Cash used by continuing operations                 (13,019)     (683)  (13,141)
 Cash provided by discontinued operations             6,664     1,434     1,550
    Cash (used) provided by operating activities     (6,355)      751   (11,591)

Cash Flows from Investing Activities:
 Sale of property and equipment                         660       829       130
 Proceeds received from notes receivable                  -         -     1,346
 Purchase of property and equipment, net of
  capitalized leases                                  1,734      (928)   (2,381)
 Increase in notes receivable                             -         -    (5,500)
 Increase in investments in affiliates                1,500         -    (1,888)
 Cash on deposit for letters of credit                  (21)   (2,916)        -
 Other                                               (1,334)      345      (221)
    Cash provided (used) from investing activities    2,539    (2,670)   (8,514)

Cash Flows from Financing Activities:
 Purchase of Preferred Stock Class A
  and Junior Subordinated Debentures                      -         -   (42,466)
 Treasury stock purchased                            (3,182)   (1,979)   (3,448)
 Payment on indebtedness                             (3,349)   (4,219)  (40,534)
 Accounts receivable sold (Note 3)                        -         -    63,682
 Dividends paid on Class A Preferred Stock                -         -      (861)
 Treasury stock sold                                    159        46       108
 Reduction in loan to Employee Stock Ownership Plan       -    16,116    16,099
 Sale of stock to Employee Stock Ownership Plan      17,100         -         -
 Financing activities of discontinued operations       (652)     (506)     (476)
 Other financing transactions                            49         -         -
 Change in intercompany balances, net                (4,287)   (9,383)   14,771
    Cash provided from financing activities           5,838        75     6,875
Net Increase (Decrease) in Cash and Short-term
 Investments                                          2,022    (1,844)  (13,230)
Cash and Short-term Investments at Beginning
 of the Year                                          3,978     5,822    19,052
Cash and Short-term Investments at End of the Year $  6,000  $  3,978  $  5,822

(a) Restated for the discontinuance of the Commercial Aviation business.

     The "Notes to Consolidated Financial Statements" of DynCorp and Subsidiaries are an integral part of these statements.

     See accompanying "Notes to Condensed Financial Statements."


                          DynCorp (Parent Company)
            SCHEDULE I - Notes to Condensed Financial Statements
                             December 31, 1994

1.  Basis of Presentation

    Pursuant to the rules and regulations of the Securities and Exchange Commission, the Condensed Financial Statements of the Registrant do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles. It is, therefore, suggested that these Condensed Financial Statements be read in conjunction with the Consolidated Financial Statements and Notes included elsewhere in this Prospectus.

2.  Long-term Debt

    At December 31, 1994 and 1993, long-term debt consisted of (in thousands):

                                                                 1994     1993
  Junior Subordinated Debentures, net of unamortized
    discount of $4,793 and $5,175                            $102,659  $86,947
  Notes payable, due in installments through 1999,
    9.98% weighted average interest rate                        6,966    6,643
  Capitalized equipment leases                                  1,513    2,097
                                                              111,138   95,687
  Less current portion                                          2,636    2,830
                                                             $108,502  $92,857

  Maturities of long-term debt as of December 31, 1994, were as follows (in thousands):

                   1995                            $ 2,636
                   1996                              2,597
                   1997                              1,907
                   1998                                956
                   1999                                185
                   Thereafter                      102,857
                                                  $111,138

3.  Accounts Receivable

  At December 31, 1992, the Company had sold $63,682,000 of its accounts receivable to Dyn Funding Corporation (DFC), a wholly owned subsidiary of the Company. DFC was established in January, 1992 to issue $100,000,000 of Contract Receivable Collateralized Notes (Notes) and to purchase eligible accounts receivable from the Company and its subsidiaries. On an ongoing basis, the cash received by DFC from collection of the receivables is used to make interest payments on the Notes, pay a servicing fee to the Company and purchase additional receivables from the Company (see Note 5 to Consolidated Financial Statements included elsewhere in this Prospectus).

  The Company receives 97% of the face value of the accounts receivable sold to DFC. The 3% discount from the face value of the accounts receivable is recorded as an expense by the Company at the time of sale. In 1994 and 1993, the Company recorded as expense $16,032,000 and $16,298,000 which is reflected in "Other" in the accompanying "Statements of Operations" (in the "Consolidated Statements of Operations" of DynCorp and Subsidiaries this expense is offset by the gain recognized by DFC).


                                    DynCorp and Subsidiaries
                       SCHEDULE II - Valuation and Qualifying Accounts
                    For the Years Ended December 31, 1994, 1993, and 1992
                                      (Dollars in Thousands)

                                       Balance at Charged to  Charged            Balance
                                        Beginning  Costs and to Other Deduct-  at End of
Description                             of Period   Expenses Accounts   ions      Period
Year Ended December 31, 1994
 Allowance for doubtful accounts (1)       $    9     $    -   $    -  $   -      $   9

Year Ended December 31, 1993
 Allowance for doubtful accounts (1)       $    9     $    -   $    -  $   -      $   9

Year Ended December 31, 1992
 Allowance for doubtful accounts (1)       $    9     $    -   $    -  $   -      $   9


(1) Restated for discontinuance of the Commercial Aviation business (see Note 2).

